Exhibit 10.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

Plutus Financial Group Limited

and

Choco Up Group Holdings Limited

dated as of July 9, 2025

TABLE OF CONTENTS

Article I DEFINITIONS		2
1.1	Defined Terms	2
Article II THE MERGER		21
2.1	Pre-Closing Actions	21
2.2	The Merger.	21
2.3	Closing	22
2.4	Effective Time.	22
2.5	Effect of Merger	22
2.6	Governing Documents	22
2.7	Directors and Officers	22
Article III TREATMENT OF SECURITIES		23
3.1	Treatment of Shares	23
3.2	Dissenting Shares	24
3.3	Exchange Procedures	24
3.4	Issuance of the Closing Number of Securities.	24
3.5	Plutus Closing Certificate	25
3.6	Closing Calculations	25
3.7	Withholding Taxes	26
3.8	Taking of Necessary Action; Further Action	26
Article IV REPRESENTATIONS AND WARRANTIES OF Target		26
4.1	Organization and Qualification	26
4.2	Target Subsidiaries.	27
4.3	Capitalization of the Target.	28
4.4	Authority Relative to this Agreement	29
4.5	No Conflict; Required Filings and Consents.	29
4.6	Compliance; Approvals	30
4.7	Financial Statements	31
4.8	No Undisclosed Liabilities	31
4.9	Absence of Certain Changes or Events	32
4.10	Litigation	32
4.11	Employee Benefit Plans.	32

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4.12	Labor Matters.	34
4.13	Real Property; Tangible Property.	35
4.14	Taxes.	37
4.15	Brokers; Third Party Expenses	38
4.16	Intellectual Property	38
4.17	Data Privacy and Cybersecurity	40
4.18	Agreements, Contracts and Commitments.	40
4.19	Insurance	43
4.20	Interested Party Transactions	43
4.21	Information Supplied	43
4.22	Anti-Bribery; Anti-Corruption	44
4.23	International Trade; Sanctions.	45
4.24	Disclaimer of Other Warranties	46
Article V REPRESENTATIONS AND WARRANTIES OF Plutus AND MERGER SUB		47
5.1	Organization and Qualification.	47
5.2	Plutus Subsidiaries.	47
5.3	Capitalization.	48
5.4	Authority Relative to this Agreement	50
5.5	No Conflict; Required Filings and Consents.	50
5.6	Compliance; Approvals	51
5.7	Plutus SEC Reports and Financial Statements.	51
5.8	Absence of Certain Changes or Events	53
5.9	Litigation	53
5.10	Employee Benefit Plans.	54
5.11	Labor Matters.	55
5.12	Real Properties; Tangible Property.	57
5.13	Taxes.	58
5.14	Brokers	59
5.15	Intellectual Property	59
5.16	Data Privacy and Cybersecurity	61
5.17	Agreements, Contracts and Commitments.	62
5.18	Insurance	64

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5.19	Interested Party Transactions	64
5.20	Information Supplied	65
5.21	Anti-Bribery; Anti-Corruption	65
5.22	International Trade; Sanctions.	66
5.23	Plutus Listing	67
5.24	Disclaimer of Other Warranties	67
Article VI CONDUCT PRIOR TO THE CLOSING		68
6.1	Conduct of Business by Target Group Companies	68
6.2	Conduct of Business by the Plutus Group Companies	71
6.3	Requests for Consent	75
Article VII ADDITIONAL AGREEMENTS		75
7.1	Proxy Statement; Special Meeting; Shareholder Approvals.	75
7.2	Listing Application; Listing	77
7.3	Certain Regulatory Matters.	78
7.4	Other Filings; Press Release.	79
7.5	Confidentiality; Communications Plan; Access to Information.	79
7.6	Reasonable Best Efforts	81
7.7	Disclosure of Certain Matters	81
7.8	No Solicitation.	81
7.9	Director and Officer Indemnification and Insurance.	82
7.10	Tax Matters.	84
7.11	Board of Directors; Officer.	85
7.12	Equity Incentive Plan	85
7.13	PIPE Financing.	85
7.14	Incorporation of Merger Sub and Execution and Delivery of Joinder to Merger Agreement.	86
Article VIII CONDITIONS TO THE TRANSACTION		87
8.1	Conditions to Obligations of Each Party’s Obligations	87
8.2	Additional Conditions to Obligations of the Target	87
8.3	Additional Conditions to the Obligations of Plutus	88
Article IX TERMINATION		89
9.1	Termination	89
9.2	Notice of Termination; Effect of Termination.	90

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Article X NO SURVIVAL		91
10.1	No Survival	91
Article XI GENERAL PROVISIONS		91
11.1	Notices	91
11.2	Interpretation	92
11.3	Counterparts; Electronic Delivery	92
11.4	Entire Agreement; Third Party Beneficiaries	93
11.5	Severability	93
11.6	Other Remedies; Specific Performance	93
11.7	Governing Law	94
11.8	Consent to Jurisdiction; Waiver of Jury Trial.	94
11.9	Rules of Construction	95
11.10	Expenses	95
11.11	Assignment	96
11.12	Amendment	96
11.13	Extension; Waiver	96
11.14	No Recourse	96
11.15	Disclosure Letters and Exhibits	96

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EXHIBITS

Exhibit A	Form of Lock-Up Agreement

Exhibit B	Form of Plan of Merger

Exhibit C	Form of Plutus A&R MAA

Exhibit D	Form of Joinder to Merger Agreement

Exhibit E	Target Restructuring Chart

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is made and entered into as of July 9, 2025 (this “Agreement”), by and among (a) Plutus Financial Group Limited, a Cayman Islands exempted company with limited liability (“Plutus”), and (b) Choco Up Group Holdings Limited, a Cayman Islands exempted company with limited liability (the “Target”). Each of Plutus, Merger Sub (after its execution of the Joinder to Merger Agreement), and the Target will individually be referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, Plutus is a company listed on the Nasdaq Stock Market (“Nasdaq”);

WHEREAS, in anticipation of the Merger (as defined below), Plutus intends to incorporate a Cayman Islands exempted company limited by shares to be named “Coders Merger Sub Limited” as a direct, wholly owned subsidiary of Plutus (“Merger Sub”) as soon as reasonably practicable after the date of this Agreement but prior to the Closing;

WHEREAS, the Parties intend to effect the Merger upon the terms and conditions set forth in this Agreement whereby Merger Sub shall be merged with and into the Target (the “Merger”), with the Target being the Surviving Sub (as defined below) and becoming a direct wholly owned subsidiary of Plutus;

WHEREAS, it is contemplated that upon the Closing, Plutus shall be renamed as “Choco Up International Holdings Limited” in connection with the adoption of the Plutus A&R MAA (as defined below), and shall trade publicly on the Nasdaq under a new ticker symbol as designated by the Target;

WHEREAS, the board of directors of Plutus (the “Plutus Board”) has unanimously (a) determined that it is fair to, and in the best interests of, Plutus and its shareholders, for Plutus to enter into this Agreement and to consummate the Transactions contemplated under this Agreement, including the Merger, (b) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions contemplated under this Agreement, including the Merger, and (c) determined to recommend that the shareholders of Plutus vote to approve the Plutus Shareholder Matters (as defined below) (the “Plutus Board Recommendation”);

WHEREAS, the board of directors of the Target has unanimously (a) determined that it is fair to, and in the best interests of, the Target and its shareholders, for the Target to enter into this Agreement and to consummate the Transactions contemplated under this Agreement, including the Merger, (b) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions contemplated under this Agreement, including the Merger, and (c) determined to recommend that the shareholders of the Target approve the execution, delivery and performance of this Agreement and the Plan of Merger by the Target and the consummation of the Transactions contemplated under this Agreement and the Plan of Merger, including the Merger;

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WHEREAS, the shareholders of the Target have adopted applicable resolutions dated as of or prior to the date hereof approving the execution, delivery and performance of this Agreement and the Plan of Merger by the Target and the consummation by the Target of the Transactions contemplated under this Agreement and the Plan of Merger, including the Merger;

WHEREAS, as a condition to the willingness of, and an inducement to, the Target to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, Radiant Global Ventures Limited and Divine Star Ventures Limited (the “Plutus Controlling Shareholders”) which collectively own as of the date hereof no less than 67.23% of the aggregate voting power of Plutus are entering into a voting agreement (as may be amended or restated, the “Plutus Voting Agreement”) agreeing to vote as shareholder of Plutus in favor of the Plutus Shareholder Matters pursuant to the terms and conditions of the Plutus Voting Agreement;

WHEREAS, as a condition to the willingness of, and an inducement to each of the Parties to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, other than Percy HUNG, each of (i) Honest Legend Limited, O&K Investment Limited, Triple Gold Enterprise Limited, Interactive Wealth International Limited and Sunny Best Investment Limited (collectively, the “Target Current Shareholders”) and (ii) the Plutus Controlling Shareholders is entering into a lock-up agreement with Plutus, in substantially the form attached hereto as Exhibit A (as may be amended or restated, the “Lock-Up Agreement”) with respect to the New Ordinary Shares that will be held by such Target Current Shareholders or Plutus Controlling Shareholder, as applicable, on or immediately after the Effective Time. Each of the designated entity directly controlled by Percy HUNG (the “Percy’s Holding Vehicle”) and the designated entity directly controlled by Heng TAM (the “Heng’s Holding Vehicle”, together with the Percy’s Holding Vehicle and the Target Current Shareholders, “Target Shareholders”) shall execute a joinder to the Lock-Up Agreement before the Closing, pursuant to which the Percy’s Holding Vehicle and the Heng’s Holding Vehicle will accede to the terms of the Lock-Up Agreement and join the Lock-Up Agreement as a party; and

WHEREAS, in contemplation of the Transactions, the Target intends to undertake a Target Restructuring.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
DEFINITIONS

1.1 Defined Terms. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Accounting Principles” means, with respect to the Target Group Companies, IFRS, and, with respect to Plutus Group Companies, U.S. GAAP, in each case as in effect at the date of the financial statement to which it refers or if there is no such reference, then the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the relevant Person in the preparation of the latest audited financial statements of such Person. “Target Accounting Principles” and “Plutus Accounting Principles” shall be construed accordingly.

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“Additional Plutus SEC Reports” shall have the meaning set forth in Section 5.7(a).

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate PIPE Proceeds” shall have the meaning set forth in Section 7.1(d).

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Anti-Money Laundering and Anti-Corruption Laws” shall have the meaning set forth in Section 4.22(a).

“Approvals” shall have the meaning set forth in Section 4.6.

“Arbitrator” shall have the meaning set forth in Section 11.8(a).

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, the PRC, Hong Kong, Republic of Singapore or the Cayman Islands are authorized or required by Legal Requirements to close.

“Cash and Cash Equivalents” as of a specified time with respect to any Person means the cash, cash equivalents, checks received but not cleared and deposits in transit of such Person, less any Restricted Cash and any cash overdrafts, issued but uncleared checks or other negative balances, as well other short-term and highly liquid investments that are readily convertible to known amounts of cash that are subject to an insignificant risk of changes in value and have an original maturity of three months or less from the date of acquisition.

“Cayman Companies Act” means the Companies Act (as revised) of the Cayman Islands.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Change in Recommendation” shall have the meaning set forth in Section 7.1(c).

“Closing” shall have the meaning set forth in Section 2.3.

“Closing Date” shall have the meaning set forth in Section 2.3.

“Closing Payments Schedule” shall have the meaning set forth in Section 3.6.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

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“Copyrights” shall have the meaning set forth in the definition of “Intellectual Property” in Section 1.1.

“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, lease, mortgage, deed of trust, license, sublicense, commitment, guaranty or other legally binding commitment, arrangement or understanding, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or other epidemics, pandemics or widespread disease outbreaks.

“Customs & International Trade Authorizations” shall mean any and all licenses, license exceptions, notification requirements, registrations and approvals required pursuant to the Customs & International Trade Laws for the lawful export, deemed export, re-export, deemed re-export transfer or import of items subject to the Customs & International Trade Laws.

“Customs & International Trade Laws” shall mean any applicable import, customs and trade, export and anti-boycott laws, rules, or regulations of any jurisdiction in which any Plutus Group Company or Target Group Company is incorporated or does business, including, but not limited to: (a) the laws, rules, and regulations administered or enforced by U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, the U.S. Department of Commerce (including the Bureau of Industry and Security and the International Trade Administration), the U.S. International Trade Commission, the U.S. Department of State (including the Directorate of Defense Trade Controls) and their predecessor agencies; (b) the Tariff Act of 1930, as amended; (c) the Export Administration Act of 1979, as amended; (d) the Export Control Reform Act of 2018; (e) the Export Administration Regulations, including related restrictions with regard to transactions involving Persons on the U.S. Department of Commerce Denied Persons List, Unverified List or Entity List; (f) the Arms Export Control Act, as amended; (g) the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving Persons on the Debarred List; (h) the Foreign Trade Regulations pursuant to 15 C.F.R. Part 30; (i) the anti-boycott laws, rules and regulations administered by the U.S. Department of Commerce; and (j) the anti-boycott laws, rules and regulations administered by the U.S. Department of the Treasury.

“Designated Persons” shall have the meaning set forth in Section 6.3(a).

“Dissenting Shareholders” shall have the meaning set forth in Section 3.2.

“Dissenting Shares” shall have the meaning set forth in Section 3.2.

“Domain Names” shall have the meaning set forth in the definition of “Intellectual Property” in Section 1.1.

“Effective Time” shall have the meaning set forth in Section 2.4(b).

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“Employee Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and each other retirement, supplemental retirement, deferred compensation, employment, bonus, incentive compensation, stock purchase, employee stock ownership, equity-based, phantom-equity, profit-sharing, severance, termination protection, change in control, retention, employee loan, retiree medical or life insurance, educational, employee assistance, fringe benefit and all other employee benefit plan, policy, agreement, program or arrangement, whether oral or written, in each case other than any statutory benefit plan to the extent mandated by Legal Requirements.

“Equity Incentive Plan” shall have the meaning set for the in Section 7.12.

“Excluded Target Shares” shall have the meaning set forth in Section 3.1(a).

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financial Requirement” means on the Closing Date, Plutus Cash Level exceeds zero (USD $0.00).

“Fundamental Representations” shall mean:

(a) in the case of the Target, the representations and warranties contained in Section 4.1 (Organization and Qualification) (other than Section 4.1(c)); the second sentence of Section 4.2(a) (Target Subsidiaries); Section 4.3 (Capitalization of the Target); Section 4.4 (Authority Relative to this Agreement); Section 4.5(a)(i) (No Conflict; Required Filings and Consents); Section 4.6(b) (Compliance; Approvals) and Section 4.15 (Brokers; Third Party Expenses); and

(b) in the case of the Plutus Parties, the representations and warranties contained in Section 5.1 (Organization and Qualification) (other than Section 5.1(c)); the second sentence of Section 5.2(a) (Plutus Subsidiaries); Section 5.2(e) (Plutus Subsidiaries); Section 5.3 (Capitalization); Section 5.4 (Authority Relative to this Agreement); Section 5.5(a)(i) (No Conflict; Required Filings and Consents); and Section 5.14 (Brokers; Third Party Expenses).

“Governing Documents” shall mean the legal documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, including, as applicable, certificates of incorporation or formation, memorandum and articles of association, bylaws, limited partnership agreements and limited liability company operating agreements.

“Governmental Entity” shall mean: (a) any federal, provincial, state, local, municipal, foreign, national or international court, governmental commission, government or governmental authority, department, regulatory or administrative agency, board, bureau, agency or instrumentality, tribunal, arbitrator or arbitral body (public or private), or similar body; (b) any self-regulatory organization; (c) any stock exchange on which the securities of any Party of its Affiliates are listed; or (d) any political subdivision of any of the foregoing.

“Heng’s Holding Vehicle” shall have the meaning set forth in the Preamble hereto.

“HKIAC” shall have the meaning set forth in Section 11.8(a).

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“HKIAC Rules” shall have the meaning set forth in Section 11.8(a).

“IFRS” shall mean the International Financial Reporting Standards issued by the International Accounting Standards Board.

“Incidental Inbound License” shall mean any (a) non-exclusive license for third party Software that is in the nature of a “shrink-wrap” or “click-wrap” license agreement or otherwise for non-customized, off-the-shelf Software that is in object code form and generally commercially available under standard terms and conditions for which the total upfront and annual fees or other payments are less than US$500,000; or (b) Contract with a non-exclusive license that is merely ancillary or incidental to the transaction contemplated in such Contract, the commercial purpose of which is primarily for something other than such license, such as a Contract to purchase or lease equipment (e.g., a photocopier, computer or mobile phone) that also contains an inbound non-exclusive license of embedded third party Intellectual Property.

“Indebtedness” shall mean, as of the relevant time means, without duplication, with respect to any Person, all of the following (without duplication or double-counting):

(a) any indebtedness for borrowed money;

(b) any obligations evidenced by bonds, debentures, notes or other similar instruments;

(c) any obligations to pay the deferred or unpaid purchase price of property, stock or services or other assets, including any earn-out or other contingent payments;

(d) any obligations as lessee under capitalized leases (as categorized in the Plutus Financial Statements, or required to be capitalized in accordance with the applicable Accounting Standards);

(e) any obligations, contingent or otherwise, by which such Person assured a creditor against loss, including under acceptance, letters of credit or similar facilities to the extent drawn;

(f) any obligations for (i) amounts due to employees of such Person for employee reimbursement, (ii) capital expenditure payables and (iii) individual income tax refund payable;

(g) any obligations in respect of (i) accrued severance and accrued bonuses, (ii) unfunded or underfunded pension or pension-like liabilities and any unfunded or underfunded post-retirement and post-employment benefits, including in respect of retiree medical or welfare benefits, or (iii) unfunded or underfunded deferred compensation plans, Contracts or arrangements, and, in each case, the employer portion of any payroll, social security, employment or other similar Taxes and “tax gross-up” payments, if any, due or payable as a result of or in connection with any of the indebtedness described in sub-clauses (i), (ii) and (iii);

(h) any debt or inventory financing, discounting or factoring or sale or loan arrangement of such Person the purpose of which is to raise money or provide finance or credit;

(i) any unpaid but accrued corporate income tax;

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(j) any overdue payable balance which is in excess of the contract payment term or inconsistent with the normal payment cycle, including but not limited to the payables for goods purchased, rents, employee cost, and capex;

(k) any liabilities under any currency or interest swap or other interest or currency protection, hedging or financial futures transaction or arrangement;

(l) the net liability of such Person in respect of all Taxes incurred on transactions and profits up to the Closing Date after the deduction of tax payments and instalments or prepayments made in advance of the Closing Date;

(m) deferred revenue;

(n) any guaranty of any of the foregoing;

(o) any accrued interest, penalties, breakage costs, consent payments, fees, charges and premiums (including redemption premiums) in respect of any of the foregoing; and

(p) any prepayment premiums and penalties actually due and payable, and any other fees, expenses, indemnities and other amounts actually payable as a result of the prepayment or discharge of any of the foregoing.

Notwithstanding anything to the contrary above, (i) with respect to items (b) to (p), to the extent such indebtedness or liabilities are normal and recurring and are incurred in the ordinary course of business consistent with past practice of the relevant Plutus Group Company, and (ii) Transaction Costs, shall not constitute “Indebtedness” of the Plutus Group Companies.

“Intellectual Property” shall mean all intellectual property rights or other similar proprietary rights throughout the world, whether protected, created or arising under the laws of the United States or any other jurisdiction, whether registered or unregistered, including such rights in and to: (a) all patents (whether utility or design) and patent applications, invention disclosures, provisional patent applications and similar filings and any and all substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, extensions and reexaminations thereof (“Patents”); (b) all copyrights, published and unpublished works of authorship (whether or not copyrightable), including any applications, registrations and renewals of the foregoing, including literary works (including Software), pictorial and graphic works (“Copyrights”); (c) all trademarks, service marks, trade names, brand names, trade dress, logos, slogans, corporate names, certification marks and other indications of origin, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (“Trademarks”); (d) all Internet domain names, URLs, IP addresses and social media accounts (“Domain Names”); (e) trade secrets and other proprietary or confidential know-how and information, including confidential technology, discoveries, inventions (whether patentable or unpatentable) and improvements, formulae, business, technical, engineering or financial information, research and development information, techniques, designs, drawings, procedures, processes, algorithms, models and formulations, whether or not patentable or copyrightable (collectively, “Trade Secrets”); (f) database rights; (g) Software and (h) rights of publicity.

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“IT Systems” means, with respect to a Person, collectively, all computerized, automated, information technology or similar systems, platforms and networks owned by, leased, licensed, or used by, or on behalf of, or under the control of such Person, respectively, including Software, hardware, data processing and storage, record keeping, communications, telecommunications, network equipment, peripherals, information technology, mobile and other platforms.

“Joinder to Merger Agreement” shall have the meaning set forth in Section 7.14(a).

“Knowledge” shall mean the actual knowledge or awareness as to a specified fact or event of: (a) with respect to Target, the individuals listed on Schedule 1.1(b) of the Target Disclosure Letter; and (b) with respect to any Plutus Party, the individuals listed on Schedule 1.1(b) of the Plutus Disclosure Letter.

“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, Order, assessment, writ or other legal requirement, administrative policy or guidance, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Liabilities” means any and all liabilities, Indebtedness, Legal Proceedings or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax liabilities due or to become due.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, restriction, adverse claim, or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“Listing Application” shall have the meaning set forth in Section 7.2(a).

“Lock-Up Agreement” and “Lock-Up Agreements” shall have the meaning set forth in the Recitals hereto.

“Material Target Real Property Leases” shall have the meaning set forth in Section 4.18(a).

“Material Plutus Real Property Leases” shall have the meaning set forth in Section 5.17(a).

“Merger” shall have the meaning set forth in the Recitals hereto.

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“Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Merger Sub” shall have the meaning set forth in the Preamble hereto.

“Mutual Transaction Costs” shall mean Regulatory Filing Fees, in each case actually and reasonably incurred.

“Nasdaq” shall have the meaning set forth in the Recitals hereto.

“New Class A Shares” shall mean the class A ordinary shares of Plutus, par value US$0.0001 per share, with the rights and privileges as set forth in the Plutus A&R MAA.

“New Class B Shares” shall mean the class B ordinary shares of Plutus, par value US$0.0001 per share, with the rights and privileges as set forth in the Plutus A&R MAA.

“New Ordinary Shares” shall mean, collectively, the New Class A Shares and the New Class B Shares.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Open Source Software” shall mean any Software (in source or object code form) that is licensed, distributed or conveyed (a) as “free software” (as defined by the Free Software Foundation); (b) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd) (including but not limited to any code or library licensed under the GNU Affero General Public License, GNU General Public License, GNU Lesser General Public License, Mozilla Public License, BSD License, Apache Software License, Microsoft Shared Source License, Common Public License, Artistic License, Netscape Public License, Sun Community Source License, or Sun Industry Standards License); or (c) under a license or other agreement that requires as a condition of its use, modification, conveyance or distribution that it, or other Software into which such Software is incorporated or with which such Software is combined or distributed or that is derived from or links to such Software, (i) be disclosed, distributed, made available, offered, licensed or delivered in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be subject to any restriction on the consideration to be charged for the distribution or licensing thereof.

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Ordinary Shares of Plutus” shall mean the ordinary shares of Plutus of par value US$0.0001 each.

“Outside Date” shall have the meaning set forth in Section 9.1(b).

“Outstanding Target Equity Securities” shall mean the Target Shares outstanding immediately prior to the Effective Time.

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“Outstanding Plutus Equity Securities” shall mean all Plutus Shares outstanding immediately prior to the Effective Time, treating for such purpose all issued and outstanding options, warrants, and other equity securities convertible into or exercisable or exchangeable for Plutus Shares (whether or not by their terms then currently convertible, exercisable, or exchangeable), as having been so converted, exercised, or exchanged for the maximum number of Plutus Shares permitted thereunder.

“Parties” shall have the meaning set forth in the Preamble hereto.

“Party” shall have the meaning set forth in the Preamble hereto.

“Patents” shall have the meaning set forth in the definition of “Intellectual Property” in Section 1.1.

“PCAOB” shall mean the Public Company Accounting Oversight Board.

“Per Share Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Percy’s Holding Vehicle” shall have the meaning set forth in the Preamble hereto.

“Permitted Lien” shall mean (a) Liens for Taxes not yet delinquent or for Taxes that are being contested in good faith by appropriate proceedings and that are sufficiently reserved for on the financial statements in accordance with applicable Accounting Principles; (b) statutory and contractual Liens of landlords with respect to leased real property; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen and the like incurred in the ordinary course of business and (i) not yet delinquent, or (ii) that are being contested in good faith through appropriate proceedings; (d) in the case of leased real property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, to the extent they do not, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by any of the Target Group Companies or Plutus Group Companies, as applicable; (e) Liens securing the Indebtedness of any of the Target Group Companies or Plutus Group Companies, as applicable; (f) non-exclusive licenses granted under Intellectual Property to contractors, suppliers, vendors, distributors or customers in the ordinary course of business in object code form, for the use by such customers of the Target Group Companies’ or Plutus Group Companies’, as applicable, products or services or the provision of services by such contractors, suppliers, vendors, or distributors to the Target Group Companies or Plutus Group Companies, as applicable; (g) purchase money Liens and Liens securing rental payments in connection with capital lease obligations of any of the Target Group Companies or Plutus Group Companies, as applicable; and (h) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record that do not materially interfere with the present use and value of the assets of the Target Group Companies or Plutus Group Companies, as applicable and the rights under the Target Real Property Leases or Plutus Real Property Leases, as applicable, taken as a whole and do not result in a material liability to the Target Group Companies or Plutus Group Companies, as applicable.

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“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” means any information that (a) is defined as “personal data,” “personally identifiable information,” “personal information”, “personal data” or any other similar or equivalent term under any applicable Legal Requirement (including applicable Legal Requirements governing data protection, privacy or data security), and/or (b) identifies or is reasonably capable of identifying a natural Person, including any such information that constitutes an individual’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers (including video or photographic images, fingerprints and voice biometric data relating to natural persons), health-related information or data.

“PIPE Investors” has the meaning set forth in Section 7.1(a).

“PIPE Per Share Issuance Floor Price” means the lower of (A) US$1.85 and (B) 70% of the average closing price as reported by Bloomberg for the three (3) consecutive trading day period prior to the date of the relevant PIPE Subscription Agreement for one share of Plutus Existing Share quoted on the Nasdaq (or such other exchange on which the Plutus Existing Shares are then listed).

“PIPE Subscription Agreement” has the meaning set forth in Section 7.1(a).

“Plan of Merger” shall have the meaning set forth in Section 2.4(a).

“Plutus” shall have the meaning set forth in the Preamble hereto.

“Plutus A&R MAA” shall have the meaning set forth in Section 2.1(a).

“Plutus Board” shall have the meaning set forth in the Recitals hereto.

“Plutus Board Recommendation” shall have the meaning set forth the Recitals hereto.

“Plutus Business Combination” shall have the meaning set forth in Section 7.8(b).

“Plutus Cash Level” means (a) the amount of the Cash and Cash Equivalents of the Plutus Group Companies, minus (b) the amount of the Indebtedness of the Plutus Group Companies, in each case, determined on a consolidated basis as of the specified time and measured in accordance with the Plutus Accounting Principles.

“Plutus Charter” means the Amended and Restated Memorandum and Articles of Association of Plutus, adopted pursuant to a special resolution passed on January 12, 2022.

“Plutus Closing Certificate” shall have the meaning set forth in Section 3.5.

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“Plutus Contributor” shall have the meaning set forth in Section 5.15(f).

“Plutus Contributor Agreement” shall have the meaning set forth in Section 5.15(f).

“Plutus D&O Indemnified Party” shall have the meaning set forth in Section 7.9(b)(i).

“Plutus D&O Tail” shall have the meaning set forth in Section 7.9(b)(ii).

“Plutus Data” shall have the meaning set forth in Section 5.15(g).

“Plutus Director” shall have the meaning set forth in Section 7.11(a).

“Plutus Disclosure Letter” shall have the meaning set forth in the preamble to Article V.

“Plutus Employee Benefit Plan” shall mean each Employee Benefit Plan, which any Plutus Group Company sponsors, maintains or contributes to, or to which any Plutus Group Company is obligated to sponsor, maintain or contribute, for the benefit of its current or former employees, individuals who provide services and are compensated as contractors or directors, or with respect to which any Plutus Group Company may have any obligation or liability, including the Plutus Share Plans.

“Plutus Equity Awards” means an option, restricted share, restricted share unit or other types of award, in the form of cash or otherwise.

“Plutus Equity Value” means US$30,700,000.

“Plutus Existing Shares” means the Ordinary Shares of Plutus and the Preference Shares of Plutus, with the rights and privileges as set forth in the Plutus Charter.

“Plutus Existing Share Reclassification” shall have the meaning set forth in Section 2.1(b)(ii).

“Plutus Financial Statements” shall have the meaning set forth in Section 5.7(c).

“Plutus Group Companies” shall mean Plutus and all of its direct and indirect Subsidiaries (including Merger Sub) as of the relevant time.

“Plutus Insider” shall have the meaning set forth in Section 5.19.

“Plutus Insurance Policies” shall have the meaning set forth in Section 5.18.

“Plutus IT Systems” shall mean the IT Systems of the Plutus Group Companies.

“Plutus Leased Properties” shall have the meaning set forth in Section 5.12(b).

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“Plutus Material Adverse Effect” shall mean any state of facts, development, change, circumstance, occurrence, event or effect, that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of Plutus Group Companies, taken as a whole; or (b) the ability of Plutus or Merger Sub to consummate the Transactions by the Outside Date; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether an Plutus Material Adverse Effect pursuant to clause (a) has occurred: (i) acts of war, sabotage, cyberattacks, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, cyberattacks, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornadoes, pandemics or other natural or man-made disasters; (iii) changes attributable to the public announcement, performance or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees); (iv) changes or proposed changes in applicable Legal Requirements, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (v) changes in Plutus Accounting Principles (or any interpretation thereof) after the date of this Agreement; (vi) general economic, regulatory or tax conditions, including changes in the credit, debt, securities or financial markets (including changes in interest or exchange rates) after the date of this Agreement; (vii) events or conditions generally affecting the industries and markets in which the Plutus Group Companies operate; (viii) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in an Plutus Material Adverse Effect; or (ix) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of this Agreement or (B) taken with the prior written consent of or at the prior written request of the Target; provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (i), (ii), (iv), (v), (vi) or (vii) above disproportionately and adversely affect the business, assets, financial condition or results of operations of the Plutus Group Companies, taken as a whole, relative to similarly situated companies in the industries in which the Plutus Group Companies conduct their respective operations, then such incremental disproportionate impact shall be taken into account (unless otherwise excluded) in determining whether an Plutus Material Adverse Effect has occurred.

“Plutus Material Contract” shall have the meaning set forth in Section 5.17(a).

“Plutus Material Customers” shall have the meaning set forth in Section 5.17(a).

“Plutus Material Suppliers” shall have the meaning set forth in Section 5.17(a)(ii).

“Plutus Owned IP” shall mean all Intellectual Property owned or purported to be owned by any of the Plutus Group Companies.

“Plutus Parties” shall mean Plutus and Merger Sub, and each a “Plutus Party”.

“Plutus Per Share Value” shall mean an amount equal to (a) the Plutus Equity Value, divided by (b) the number of Outstanding Plutus Equity Securities.

“Plutus Privacy Requirements” means the Privacy Requirements of the Plutus Group Companies.

“Plutus Real Property Leases” shall have the meaning set forth in Section 5.12(b).

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“Plutus Registered IP” shall have the meaning set forth in Section 5.15(a).

“Plutus Required Regulatory Approvals” shall have the meaning set forth in Section 5.5(b).

“Plutus SEC Reports” shall have the meaning set forth in Section 5.7(a).

“Plutus Security Incidents” shall have the meaning set forth in Section 5.16(b).

“Plutus Shareholder Approval” shall mean approval of the Plutus Shareholder Matters by Special Resolution, or such other standard as may be applicable to a specific Plutus Shareholder Matter, in accordance with the Proxy Statement and Plutus’s Governing Documents.

“Plutus Shareholder Matters” shall have the meaning set forth in Section 7.1(a)(i).

“Plutus Shares” shall mean, prior to the adoption of the Plutus A&R MAA pursuant to the terms hereof, the Plutus Existing Shares, or after the adoption of the Plutus A&R MAA pursuant to the terms hereof, New Ordinary Shares.

“Plutus Share Plans” shall have the meaning of any share plan adopted by Plutus, if applicable.

“Plutus Subsidiaries” shall have the meaning set forth in Section 5.2(a).

“Plutus Transaction Costs” shall mean (a) all fees, costs and expenses (including fees of outside advisors) incurred by or on behalf of any Plutus Group Company prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions including any such amounts that are triggered by or become payable as a result of the Closing; (b) all transaction, deal, brokerage, financial advisory or any similar fees payable by or on behalf of any Plutus Group Company in connection with the consummation of the Transactions; and (c) all costs, fees and expenses related to the Plutus D&O Tail, in each case of (a) to (c), actually and reasonably incurred; provided that, the Mutual Transaction Costs, regardless of when paid, and whether or not due and payable as of the Closing, shall not be “Plutus Transaction Costs” for purpose of this Agreement.

“Plutus Voting Agreement” shall have the meaning set forth in the Recitals hereto.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Preference Shares of Plutus” shall mean the preference shares of Plutus of par value US$0.0001 each.

“Principal Parties” means, collectively, Plutus and the Target, and each, a “Principal Party”.

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“Privacy Laws” means any and all applicable Legal Requirements (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including the Children’s Online Privacy Protection Act, the California Consumer Privacy Act of 2018 (as amended by the California Privacy Rights Act of 2020), the Family Educational Rights and Privacy Act, the Federal Trade Commission Act, the General Data Protection Regulation (EU) 2016/679 on the protection of individuals with regard to the processing of Personal Information and on the free movement of such data and all laws implementing it (including as it was retained as domestic law in the United Kingdom following the United Kingdom’s exit from the European Union), the Illinois Biometric Information Privacy Act , Section 5 of the Federal Trade Commission Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, state data breach notification Legal Requirements, state data security Legal Requirements, state social security number protection Legal Requirements, and any and all applicable Legal Requirements and binding industry standards relating to data protection, information security, cybercrime, breach notification, social security number protection, outbound communications and/or electronic marketing (including e-mail marketing, telemarketing and text messaging), use of electronic data and privacy matters.

“Privacy Requirements” means, with respect to the Target or Plutus (as applicable), (a) the Target Group Companies’ or Plutus Group Companies’ posted written policies with respect to Personal Information, (b) applicable Privacy Laws and binding industry standards, (c) and applicable requirements relating to the collection, use, privacy, security or protection of Personal Information under any Contracts binding upon the Target Group Companies or Plutus Group Companies.

“Process” together with its cognates, shall mean any operation or set of operations which is performed upon Personal Information, by any means, such as collection, recording, acquisition, organization, storage, retention, adaptation, alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure, deletion, disposal or destruction.

“Proxy Filing Date” shall have the meaning set forth in Section 7.1(a)(i).

“Proxy Statement” shall have the meaning set forth in Section 7.1(a)(i).

“Receiving Principal Party” shall have the meaning set forth in Section 6.3(a).

“Re-designation and Cancellation of Shares” shall have the meaning set forth in Section 2.1(b)(i).

“Reference Date” shall mean January 1, 2023.

“Regulatory Filing Fees” shall mean fees, costs and expenses reasonably incurred in connection with the filings, submissions, consents, approvals, authorizations and permits required under applicable Legal Requirements in connection with the Transactions.

“Related Parties” shall mean, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Affiliates, Representatives, and each of their respective successors and assigns.

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“Representatives” shall have the meaning set forth in Section 7.8(a).

“Requesting Principal Party” shall have the meaning set forth in Section 6.3(a).

“Restricted Cash” as of a specified time with respect to any Person means any cash or cash equivalents as of such specified time that is not freely usable by such Person or any of its Subsidiaries because it is subject to restrictions, limitations or Taxes on use or distribution by Legal Requirements, contract or otherwise.

“Sanctioned Country” shall mean, at any time, a country or territory which is the subject or target of comprehensive Sanctions (at the time of this Agreement, the Crimea, so-called Donetsk People’s Republic and so-called Luhansk People’s Republic regions of Ukraine, the non-Ukrainian government-controlled areas of the Zaporizhzhia and Kherson regions of Ukraine, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” shall mean any Person that is the target of any Sanctions, including without limitation, (a) any Person listed on any Sanctions-related list of designated Persons maintained by the United States (including OFAC and the U.S. Department of State), the United Nations Security Council, the European Union or any European Union member state, the United Kingdom (including His Majesty’s Treasury), or Switzerland; (b) any Person that is located, organized or resident in a Sanctioned Country; (c) any Person owned 50% or more, directly or indirectly, or controlled by or acting for or on behalf of any such Person or Persons described in the foregoing clauses (a) - (b); or (d) any Person otherwise subject to Sanctions.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced by the United States (including OFAC and the U.S. Department of State), the United Nations Security Council, the European Union or any European Union member state, the United Kingdom (including His Majesty’s Treasury), or Switzerland.

“SEC” shall mean the United States Securities and Exchange Commission.

“Section 721” means Section 721 of the Defense Production Act of 1950, as amended, codified at 50 U.S.C. § 4565, and the regulations promulgated by CFIUS thereunder, codified at 31 C.F.R. Part 800, et seq.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” shall mean any and all computer programs (whether in source code, object code, human readable form or other form), applications (including mobile applications) and computerized databases in any form, including software platforms, libraries, algorithms, user interfaces, application programming interfaces, firmware, middleware, development tools, templates and menus.

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“Solvent” shall mean with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s liabilities on a consolidated basis (including contingent liabilities) is less than the sum of such Person’s assets on a consolidated basis, (b) such Person is not engaged or about to engage in a business or transaction contemplated as of the date hereof for which such Person has, on a consolidated basis, unreasonably small capital, and (c) such Person has not incurred and does not intend to incur, or reasonably believes that it will incur, debts beyond its ability to pay such debts as they become absolute and mature in the ordinary course of business. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents a reasonable estimate of the amount that would reasonably be expected to become an actual and matured liability.

“Special Meeting” shall have the meaning set forth in Section 7.1(b).

“Special Resolution” shall have the meaning given to it in the Cayman Companies Act.

“Subsidiary” shall mean, with respect to any Person, any other Person of which: (a) if a corporation, a majority of the total voting power of shares of capital stock or share capital entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

“Surviving Sub” shall have the meaning set forth in Section 2.2(a).

“Target” shall have the meaning set forth in the Preamble hereto.

“Target Audited Financial Statements” shall have the meaning set forth in Section 4.7(a).

“Target Business Combination” shall have the meaning set forth in Section 7.8(a).

“Target Code” shall mean all material proprietary Software owned by any Target Group Company.

“Target Contributor” shall have the meaning set forth in Section 4.16(f).

“Target Contributor Agreement” shall have the meaning set forth in Section 4.16(f).

“Target Current Shareholders” shall have the meaning set forth in the Preamble hereto.

“Target D&O Indemnified Party” shall have the meaning set forth in Section 7.9(a)(i).

“Target D&O Tail” shall have the meaning set forth in Section 7.9(a)(ii).

“Target Data” shall have the meaning set forth in Section 4.16(g).

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“Target Disclosure Letter” shall have the meaning set forth in the preamble to Article IV.

“Target Employee Benefit Plan” shall mean each Employee Benefit Plan, which any Target Group Company sponsors, maintains or contributes to, or to which any Target Group Company is obligated to sponsor, maintain or contribute, for the benefit of its current or former employees, individuals who provide services and are compensated as contractors or directors, or with respect to which any Target Group Company may have any obligation or liability. For the avoidance of doubt, the Target Capital Restructuring and the Target Shares issued pursuant to the Target Capital Restructuring shall not be deemed as a Target Employee Benefit Plan.

“Target Equity Value” shall mean US$85,000,000.00.

“Target Financial Statements” shall have the meaning set forth in Section 4.7(a).

“Target Group Companies” shall mean the Target and all of its direct and indirect Subsidiaries as of the relevant time.

“Target Insider” shall have the meaning set forth in Section 4.20.

“Target Insurance Policies” shall have the meaning set forth in Section 4.19.

“Target IT Systems” means the IT Systems of the Target Group Companies.

“Target Leased Properties” shall have the meaning set forth in Section 4.13(b).

“Target Material Adverse Effect” shall mean any state of facts, development, change, circumstance, occurrence, event or effect, that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of the Target Group Companies, taken as a whole, or (b) the ability of the Target to consummate the Transactions by the Outside Date; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a Target Material Adverse Effect pursuant to clause (a) has occurred: (i) acts of war, sabotage, cyberattacks, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, cyberattacks, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, pandemics or other natural or man-made disasters; (iii) changes attributable to the public announcement, performance or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees); (iv) changes or proposed changes in applicable Legal Requirements, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (v) changes in Target Accounting Principles (or any interpretation thereof) after the date of this Agreement; (vi) general economic, regulatory or tax conditions, including changes in the credit, debt, securities or financial markets (including changes in interest or exchange rates) after the date of this Agreement; (vii) events or conditions generally affecting the industries and markets in which the Target Group Companies operate; (viii) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a Target Material Adverse Effect; or (ix) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of this Agreement or (B) taken with the prior written consent of or at the prior written request of any Plutus Party; provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (i), (ii), (iv), (v), (vi) or (vii) above disproportionately and adversely affect the business, assets, financial condition or results of operations of the Target Group Companies, taken as a whole, relative to similarly situated companies in the industries in which the Target Group Companies conduct their respective operations, then such incremental disproportionate impact shall be taken into account (unless otherwise excluded) in determining whether a Target Material Adverse Effect has occurred.

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“Target Material Contract” shall have the meaning set forth in Section 4.18(a).

“Target Material Customers” shall have the meaning set forth in Section 4.18(a).

“Target Material Suppliers” shall have the meaning set forth in Section 4.18(a).

“Target Owned IP” shall mean all Intellectual Property owned or purported to be owned by any of the Target Group Companies.

“Target Per Share Value” shall mean an amount equal to (a) the Target Equity Value divided by (b) the number of Outstanding Target Equity Securities.

“Target Privacy Requirements” means the Privacy Requirements of the Target Group Companies.

“Target Real Property Leases” shall have the meaning set forth in Section 4.13(b).

“Target Registered IP” shall have the meaning set forth in Section 4.16(a).

“Target Required Regulatory Approvals” shall have the meaning set forth in Section 4.5(b).

“Target Restructuring” shall mean a series of transactions to be undertaken by the Target, resulting in the equity structure and certain subsidiaries of the Target as set forth in Exhibit E hereto.

“Target Security Incidents” shall have the meaning set forth in Section 4.17(b).

“Target Share” shall mean the ordinary shares of Target, par value US$1 per share.

“Target Shareholder” shall have the meaning set forth in the Recitals hereto.

“Target Subsidiaries” shall have the meaning set forth in Section 4.2(a).

“Target Transaction Costs” shall mean (a) all fees, costs and expenses (including fees of outside advisors) incurred by or on behalf of any Target Group Company or the Target Shareholders prior to and through the Closing Date in connection with the negotiation, preparation or execution of this Agreement, the other Transaction Agreements or the consummation of the Transactions including any such amounts that are triggered by or become payable as a result of the Closing; (b) all transaction, deal, brokerage, financial advisory or any similar fees payable by or on behalf of the Target Group Companies or the Target Shareholders in connection with the consummation of the Transactions; and (c) all costs, fees and expenses related to the Target D&O Tail, in each case of (a) to (c), actually and reasonably incurred; provided that, the Mutual Transaction Costs, regardless of when paid, and whether or not due and payable as of the Closing, shall not be “Target Transaction Costs” for purpose of this Agreement.

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“Target Unaudited Financial Statements” shall have the meaning set forth in Section 4.7(a).

“Tax” or “Taxes” shall mean: (a) any and all U.S. federal, state, local and non-U.S. taxes, including, without limitation, gross receipts, income, profits, license, sales, use, estimated, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, net worth, employment, excise and property taxes, assessments, stamp, environmental, registration, governmental charges, duties, levies and other similar charges, in each case, imposed by a Governmental Entity (whether disputed or not), together with all interest, penalties and additions imposed by a Governmental Entity with respect to any such amounts and (b) any liability in respect of any items described in clause (a) payable by reason of Contract, transferee liability, operation of law or having been a member of a consolidated, combined, unitary or affiliated group or otherwise.

“Tax Return” shall mean any return, declaration, report, form, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.

“Trademarks” shall have the meaning set forth in the definition of “Intellectual Property” in Section 1.1.

“Trade Secrets” shall have the meaning set forth in the definition of “Intellectual Property” in Section 1.1.

“Transaction Agreements” shall mean this Agreement, the Plutus Voting Agreement, the Lock-Up Agreement, the Plutus A&R MAA, the PIPE Subscription Agreements and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Costs” shall mean the Target Transaction Costs plus the Plutus Transaction Costs plus the Mutual Transaction Costs.

“Transactions” shall mean the transactions contemplated by this Agreement, including the Merger and the transactions contemplated by the other Transaction Agreements.

“Transfer Taxes” shall have the meaning set forth in Section 7.10.

“U.S. GAAP” shall mean the U.S. generally accepted accounting principles.

“US$” or “USD” shall mean U.S. dollars, the legal currency of the United States.

“WARN Act” shall have the meaning set forth in Section 4.12(f).

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Article II

THE MERGER

2.1 Pre-Closing Actions. On the Closing Date, immediately before the Effective Time, the following actions shall take place or be effected (in the order set forth in this Section 2.1):

(a) The amended and restated memorandum and articles of association of Plutus in the form set forth in Exhibit C hereto (the “Plutus A&R MAA”) shall be adopted and become effective.

(b) Simultaneously with the adoption of the Plutus A&R MAA:

(i) (x) 1,818,833 issued and outstanding Ordinary Shares of Plutus owned by Radiant Global Ventures Limited shall be re-designated as 1,818,833 issued and outstanding New Class B Shares; (y) 33,181,167 authorized but unissued Ordinary Shares of Plutus shall be re-designated as 33,181,167 authorized but unissued New Class B Shares; (z) 13,531,167 issued and outstanding Ordinary Shares of Plutus shall be re-designated as 13,531,167 issued and outstanding New Class A Shares; (xx) 251,468,833 authorized but unissued Ordinary Shares of Plutus shall be re-designated as 251,468,833 authorized but unissued New Class A Shares; and (yy) 3,000,000 authorized but unissued Preference Shares of Plutus be cancelled (the “Re-designation and Cancellation of Shares”);

(ii) subsequent to the Re-designation and Cancellation of Shares, the authorized share capital of the Company will be changed FROM US$30,300 divided into (x) 300,000,000 Ordinary Shares of Plutus of a nominal of a par value of US$0.0001 each, and (y) 3,000,000 Preference Shares of Plutus of a nominal of a par value of US$0.0001 each; TO US$30,000 divided into (xx) 265,000,000 New Class A Shares of par value US$0.0001 each, and (yy) 35,000,000 New Class B Shares of par value US$0.0001 each (together with the Re-designation and Cancellation of Shares, the “Plutus Existing Share Reclassification”); and

(iii) Plutus shall be renamed as “Choco Up International Holdings Limited” as provided in the Plutus A&R MAA.

2.2 The Merger.

(a) At the Effective Time, Merger Sub will be merged with and into the Target upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Cayman Companies Act, whereupon Merger Sub will be struck off the register of companies in the Cayman Islands and the separate corporate existence of Merger Sub will cease and Target will continue its existence as the surviving company (the “Surviving Sub”). As a result of the Merger, the Surviving Sub will become a wholly owned subsidiary of Plutus.

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(b) From and after the Effective Time, the Surviving Sub will possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of the Target and Merger Sub, all as provided under section 236(1) of the Cayman Companies Act.

2.3 Closing. Unless this Agreement has been terminated and the Transactions herein contemplated have been abandoned pursuant to Article IX of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Article VIII of this Agreement, the consummation of the Transactions contemplated under this Agreement, including the Merger (the “Closing”), will occur by electronic exchange of documents and signatures on the tenth (10th) Business Days after satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such condition), or at such other time, date and place as the Principal Parties may mutually agree in writing. The date on which the Closing actually takes place is referred to herein as the “Closing Date”.

2.4 Effective Time.

(a) On the Closing Date, the applicable Parties shall cause the Merger to be consummated by executing and filing a plan of merger for the Merger in accordance with the relevant provisions of the Cayman Companies Act, in substantially the form of Exhibit B attached hereto (the “Plan of Merger”), with the Cayman Registrar.

(b) The Merger shall become effective on the date and time the Plan of Merger is duly filed with and registered by the Cayman Registrar or on such later date and time as is agreed between the Principal Parties and specified in the Plan of Merger; provided that such later date shall not be a date later than the ninetieth day after the date when the Plan of Merger is filed and registered with the Cayman Registrar (such time as the Merger becomes effective being the “Effective Time”).

2.5 Effect of Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights and privileges of the Target and Merger Sub shall vest in the Surviving Sub, and all debts, liabilities, obligations and duties of the Target and Merger Sub shall become debts, liabilities, obligations and duties of the Surviving Sub.

2.6 Governing Documents. At the Effective Time, by virtue of the Merger, the existing memorandum and articles of association of the Surviving Sub as in effect immediately prior to the Effective Time shall be the memorandum and articles of association of the Surviving Sub until thereafter changed or amended as provided therein or by applicable law.

2.7 Directors and Officers.

(a) Until successors are duly elected or appointed and qualified in accordance with applicable law and the Governing Documents of Plutus, the directors and officers of Plutus from and after the Effective Time shall be appointed pursuant to Section 7.11 hereof.

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(b) Until successors are duly elected or appointed and qualified in accordance with applicable law and the Governing Documents of the Surviving Sub, the directors and officers of the Target immediately prior to the Effective Time shall be the directors and officers of the Surviving Sub.

Article III
TREATMENT OF SECURITIES

3.1 Treatment of Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of any Party or any other Person:

(a) Treatment of Excluded Target Shares. All Target Shares that are owned by the Target, Merger Sub or any Target Group Company immediately prior to the Effective Time (the “Excluded Target Shares”) shall automatically be surrendered and canceled and shall cease to exist, and no New Ordinary Share or other consideration shall be delivered or deliverable in exchange therefor and each holder of any such Excluded Target Shares shall cease to have any rights with respect thereto.

(b) Treatment of Target Shares. Each Target Share issued and outstanding as of immediately prior to the Effective Time (excluding Dissenting Shares, which shall be treated in the manner set forth in Section 3.2, and the Excluded Target Shares being cancelled pursuant to Section 3.1(a)), by virtue of the Merger and upon the terms and subject to the conditions set forth in this Agreement, shall be converted into and shall for all purposes represent only the right to receive (x) (i) in the case of (A) 2,800,000 Target Shares to be held by the Percy’s Holding Vehicle and (B) 2,656,500 Target Shares to be held by the Heng’s Holding Vehicle, a number of validly issued, fully paid and non-assessable New Class B Shares, and (ii) in all other cases, a number of validly issued, fully paid and non-assessable New Class A Shares, in each case of (i) and (ii), equal to (A) the Target Per Share Value, divided by (B) the Plutus Per Share Value (such New Class B Shares and New Class A Shares, as applicable, the “Per Share Merger Consideration”, and the aggregate amount of Per Share Merger Consideration to be issued and paid pursuant to this Section 3.1(b), the “Merger Consideration”). All of the Target Shares converted into the right to receive the Merger Consideration pursuant to this Section 3.1(b) shall no longer be outstanding and shall cease to exist, and each holder of such Target Shares issued and outstanding as of immediately prior to the Effective Time shall thereafter cease to have any rights with respect to such securities, except the right to receive the Per Share Merger Consideration without interest.

(c) Treatment of Merger Sub Shares. Each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable ordinary share of the Surviving Sub, which shall constitute the only issued and outstanding share capital of the Surviving Sub following the Effective Time.

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3.2 Dissenting Shares.

Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Companies Act, including Section 3.1, Target Shares issued and outstanding immediately prior to the Effective Time held by holders who have validly exercised, or have not otherwise lost, their dissenters’ rights for such Target Shares in accordance with this Section 3.2 and Section 238 of the Cayman Companies Act and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (such Target Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s dissenter’s rights under the Cayman Companies Act with respect to such Target Shares, and holders of the Dissenting Shares collectively, the “Dissenting Shareholders”) shall be cancelled and cease to exist at the Effective Time and the Dissenting Shareholders shall not be entitled to receive the Per Share Merger Consideration, but instead shall be entitled only to receive the payment of the fair value of such Dissenting Shares held by them determined in accordance with Section 238 of the Cayman Companies Act and such other rights as are granted by the Companies Act; provided, however, that if, after the Effective Time, any Dissenting Shareholder fails to validly exercise or perfect, withdraws or loses such holder’s right to appraisal pursuant to this Section 3.2 and Section 238 of the Cayman Companies Act or if a court of competent jurisdiction shall determine that such Dissenting Shareholder is not entitled to the relief provided by Section 238 of the Cayman Companies Act, such Target Shares shall be treated as if they had been cancelled and ceased to exist and they had been converted as of the Effective Time into the right to receive the Per Share Merger Consideration, if any, to which such Dissenting Shareholder is entitled pursuant to Section 3.1, without interest thereon. The Target shall provide Plutus prompt written notice of any written objections to the Merger or other demands received by Target for the exercise of dissenter rights in respect of the Merger or appraisal of Target Shares according to the Cayman Companies Act, any written withdrawal of any such objection or demand and any other written demand, notice or instrument delivered to the Target prior to the Effective Time pursuant to the Cayman Companies Act that relates to such objection or demand, and Plutus shall be consulted with respect to all material negotiations and proceedings with respect to such objection or demands. Except with the prior written consent of Plutus, the Target shall not make any payment with respect to, or settle or offer to settle, any such objection or demands.

3.3 Exchange Procedures. On the Closing Date, Plutus shall issue to each holder who is, immediately prior to the Effective Time, a registered holder of Target Shares (other than the Dissenting Shares and the Excluded Target Shares) (such holders, the “Existing Target Shareholders”) the Merger Consideration in respect of the Target Shares held by such Existing Target Shareholder, credited as fully paid, in accordance with the terms of this Agreement. Following the Effective Time, Plutus shall, upon the request by any Existing Target Shareholder, promptly deliver to such Existing Target Shareholder an excerpt of the register of members of Plutus or such other document that evidences the share ownership in Plutus of such Existing Target Shareholder.

3.4 Issuance of the Closing Number of Securities.

(a) Notwithstanding anything in this Agreement to the contrary, no fraction of an New Ordinary Share will be issued by virtue of the Merger, and the Persons who would otherwise be entitled to a fraction of an New Ordinary Share (after aggregating all fractional shares of New Ordinary Shares that otherwise would be received by such Person) shall receive from Plutus, in lieu of such fractional share: (i) one New Ordinary Share if the aggregate amount of fractional shares of New Ordinary Shares such Person would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no New Ordinary Share if the aggregate amount of fractional shares of New Ordinary Shares such Person would otherwise be entitled to is less than 0.50.

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(b) The number of New Ordinary Shares that each Person is entitled to receive as a result of the Merger and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any share sub-division, share consolidation, share dividend or distribution (including any dividend or distribution of securities convertible into New Ordinary Shares), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to New Ordinary Shares occurring on or after the date hereof and prior to the Closing.

3.5 Plutus Closing Certificate. Not later than three (3) Business Days prior to the Closing Date, Plutus shall deliver to the Target a written certificate (the “Plutus Closing Certificate”) setting forth: (a) the estimated amount of Plutus Transaction Costs as of the Closing, which shall include the respective paid and unpaid amounts and wire transfer instructions for the payment thereof; (b) the calculation of the estimated amount of Plutus Cash Level as of the Closing Date (the “Plutus Financial Requirement Calculation”); (c) the Aggregate PIPE Proceeds, (d) reasonable relevant supporting documentation used by Plutus in calculating such estimated amounts as referenced in clauses (a) through (c) above; and (e) a certificate of the Chief Financial Officer of Plutus certifying that the estimates set forth in the Plutus Closing Certificate have been prepared in good faith and in accordance with this Agreement and the other Transaction Agreements. The Target and its Representatives shall have a reasonable opportunity to review and to discuss with Plutus and its Representatives the documentation provided pursuant to this Section 3.5 and any relevant books and records. Plutus and its Representatives shall reasonably assist the Target and its Representatives in their review of the documentation. The Target shall be entitled (but not obligated) to rely in all respects on the Plutus Closing Certificate.

3.6 Closing Calculations. No later than three (3) Business Days prior to the Closing Date, the Target shall deliver to Plutus a schedule (the “Closing Payments Schedule”) setting forth: (a) the calculation of the Merger Consideration and the allocation of the Merger Consideration among the holders of Target Shares of immediately prior to the Closing including the legal name, registered address and bank account information of each such holder; (b) the estimated amount of Target Transaction Costs and Mutual Transaction Costs as of the Closing, which shall include the respective paid and unpaid amounts and wire transfer instructions for the payment thereof; (c) reasonable relevant supporting documentation used by Target in calculating such estimated amounts of the Target Transaction Costs and the Mutual Transaction Costs; and (d) a certificate of the highest ranking financial officer of Target certifying that the estimates set forth in the Closing Payments Schedule have been prepared in good faith and in accordance with this Agreement and the other Transaction Agreements. Plutus and its Representatives shall reasonably assist the Target and its Representatives in the calculation of the estimated amount of the Mutual Transaction Costs. Plutus and its Representatives shall have a reasonable opportunity to review and to discuss with the Target and its Representatives the documentation provided pursuant to this Section 3.6 and any relevant books and records of the Target Group Companies. The Target and its Representatives shall reasonably assist Plutus and its Representatives in its review of the documentation. Plutus and Merger Sub will be entitled (but not obligated) to rely in all respects upon the Closing Payments Schedule.

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3.7 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Target, Plutus and their respective Affiliates shall be entitled to deduct and withhold from any payments payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Legal Requirements. If any deduction or withholding is so required in connection with any such payments, such Person shall cause the applicable withholding agent to provide written notice to the Person in respect of which such deduction and withholding is to be made of the amounts to be deducted and withheld as soon as reasonably practicable (and shall use commercially reasonable efforts to do so at least five (5) days prior to such payment). Each Party shall use reasonable efforts to (a) avail itself of any available exemptions from, or any refunds, credits or other recovery of, any such Tax deductions and withholdings and shall cooperate with the other Parties in providing any information and documentation that may be necessary to obtain such exemptions, refunds, credits or other recovery and (b) eliminate or minimize the amount of any such Tax deductions and withholdings. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Entity in accordance with applicable Legal Requirements, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

3.8 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Sub following the Merger with full right, title and possession to and of all assets, property, rights, privileges, powers and franchises of the Target and Merger Sub (as provided under section 236(1) of the Cayman Companies Act), the officers, directors, managers and members, as applicable (or their designees), of the Parties hereto are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article IV

REPRESENTATIONS AND WARRANTIES OF Target

Except as set forth in the letter dated as of the date of this Agreement delivered by Target to Plutus in connection with the execution and delivery of this Agreement (the “Target Disclosure Letter”), the Target hereby represents and warrants to the other Parties hereto as of the date hereof and as of the Closing Date (or if a specific date is indicated in any such statement, as of such specified date) the following:

4.1 Organization and Qualification.

(a) The Target is an exempted company duly incorporated, validly existing and in good standing under the applicable Legal Requirements of the Cayman Islands.

(b) The Target has all requisite corporate power and authority to own, lease and operate its assets, rights and properties and to carry on its business as it is now being conducted, except as would not be expected to be material to the Target Group Companies, taken as a whole.

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(c) The Target is duly qualified to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to be material to the Target Group Companies, taken as a whole. Complete and correct copies of the Governing Documents of the Target as currently in effect, have been made available to Plutus.

(d) The Target is not in violation of any of the provisions of its Governing Documents in any material respect.

4.2 Target Subsidiaries.

(a) As of the date hereof and as of the Closing Date, all Target Group Companies, together with their jurisdiction of incorporation or organization, as applicable, are listed on Schedule 4.2(a) of the Target Disclosure Letter (the Target Group Companies other than the Target, the “Target Subsidiaries”). Except as disclosed on Schedule 4.2(a) of the Target Disclosure Letter, the Target owns or will own, directly or indirectly, free and clear of all Liens (other than Permitted Liens), all of the outstanding equity securities of (i) as of the Closing Date, all Target Subsidiaries, and (ii) as of the date hereof, all Target Subsidiaries except for Happy CP MY SDN BHD and Choco Up Aus PTY Limited. Except for the Target Subsidiaries, Target does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b) Each Target Subsidiary is duly incorporated, formed or organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of incorporation, formation or organization and has the requisite corporate, limited liability company or equivalent power and authority to own, lease and operate its assets, rights and properties and to carry on its business as it is now being conducted in all material respects. Each Target Subsidiary is duly qualified to do business in each jurisdiction in which the conduct of its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to so qualify or be in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Target Group Companies, taken as a whole. Complete and correct copies of the Governing Documents of each Target Subsidiary, as amended and currently in effect, have been made available to Plutus. No Target Subsidiary is in violation of any of the provisions of its Governing Documents in any material respect.

(c) All issued and outstanding shares of capital stock, limited liability company interests and equity interests of each Target Subsidiary (i) have been duly authorized, validly issued, fully paid and are non-assessable (in each case, to the extent that such concepts are applicable), (ii) are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, except as contemplated under this Agreement, and (iii) have been offered, sold and issued in compliance with applicable Legal Requirements and the applicable Target Subsidiary’s respective Governing Documents.

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(d) Except as contemplated under this Agreement or as disclosed on Schedule 4.2(d) of the Target Disclosure Letter, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which any Target Subsidiary is a party or by which it is bound obligating such Target Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any ownership interests of such Target Subsidiary or obligating such Target Subsidiary to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

4.3 Capitalization of the Target.

(a) All issued and outstanding share capital of the Target as of the date of hereof, and as of the Closing Date, is as set forth on Schedule 4.3(a) of the Target Disclosure Letter. As of the Closing Date, all authorized and outstanding share capital of the Target will be in the form of Target Shares.

(b) Except as contemplated under this Agreement or as disclosed on Schedule 4.3(b) of the Target Disclosure Letter, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of Target is authorized or outstanding, and (ii) there is no commitment by Target to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other similar equity rights, to distribute to holders of its equity securities any evidence of indebtedness, to repurchase or redeem any securities of the Target or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security. There are no declared or accrued unpaid dividends with respect to any Target Shares.

(c) All issued and outstanding Target Shares are (i) duly authorized, validly issued, fully paid and non-assessable and (ii) not subject to or issued in violation of any preemptive rights created by the Cayman Companies Act, Target Governing Documents or any agreement to which Target is a party. All issued and outstanding Target Shares were issued in compliance with applicable Legal Requirements.

(d) No outstanding Target Shares are subject to vesting or forfeiture rights or repurchase by a Target Group Company, except as provided for under the Cayman Companies Act subject to the provisions thereunder. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights issued by any Target Group Company.

(e) All distributions, dividends, repurchases and redemptions in respect of the share capital (or other equity interests) of the Target were undertaken in compliance with the Target Governing Documents then in effect, any agreement to which the Target then was a party and in compliance with applicable Legal Requirements.

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(f) Except as set forth in the Target’s Governing Documents in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other similar agreements or understandings, to which any Target Group Company is a party or by which any Target Group Company is bound with respect to any ownership interests of the applicable Target Group Company.

(g) Except as provided for in this Agreement, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of any Target Group Company are issuable and no rights in connection with any shares, warrants, options or other securities of any Target Group Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

4.4 Authority Relative to this Agreement. The Target has all requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that the Target has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out the Target’s obligations hereunder and thereunder and to consummate the applicable Transactions (including the Merger). The execution and delivery by the Target of this Agreement and the other Transaction Agreements to which it is a party and the consummation by the Target of the applicable Transactions (including the Merger) have been or will be as of the Closing Date duly and validly authorized by all requisite actions on the part of the Target and its Affiliates, and no other proceedings on the part of the Target or any of its Affiliates are necessary to authorize this Agreement or the other Transaction Agreements to which the Target or any of its Affiliates is a party or to consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Agreements to which the Target or any of its Affiliate is a party have been duly and validly executed and delivered by the Target or such Affiliate, as applicable, and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute the legal and binding obligations of the Target or such Affiliate, enforceable against the Target or such Affiliate, as applicable, in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

4.5 No Conflict; Required Filings and Consents.

(a) Neither the execution, delivery nor performance by the Target of this Agreement or the other Transaction Agreements to which it is a party, nor the consummation of the Transactions, will: (i) conflict with or violate the Target’s Governing Documents; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings, notices or permits referred to in Section 4.5(b) are duly and timely obtained or made, conflict with or violate any Legal Requirements applicable to the Target; (iii) result in any breach of or constitute a default (with or without notice or lapse of time, or both) under, or impair the Target’s, or any Target Group Company’s rights or, in a manner adverse to any of the Target Group Companies, alter the rights or obligations of any third party under, or give to any third party any rights of consent, termination, amendment, acceleration (including any forced repurchase or put right) or cancellation under, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties, rights or assets of any of the Target Group Companies pursuant to, any Target Material Contracts, except, with respect to clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to be material to the Target Group Companies, taken as a whole.

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(b) No notices, reports or other filings are required to be made by any Target Group Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by any Target Group Company from, any Governmental Entity in connection with the execution and delivery by the Target and any other Target Group Company of this Agreement and the other Transaction Agreements to which it is a party, except for: (i) the filing of the Plan of Merger in accordance with the Cayman Companies Act; (ii) applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate securities law related documents received from or filed with the relevant authorities of other jurisdictions in which any Target Group Company is licensed or qualified to do business; and (iii) the filings, submissions, consents, approvals, authorizations and permits described on Schedule 4.5(b) of the Target Disclosure Letter (the “Target Required Regulatory Approvals”); and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to the Target Group Companies, taken as a whole, or reasonably be expected to prevent or materially delay or impair the consummation of the Transactions or the ability of the Target to perform its obligations under this Agreement or the other Transaction Agreements.

4.6 Compliance; Approvals.

(a) Each of the Target Group Companies, in each case, has complied with and is not in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and are not reasonably likely to be material to the Target Group Companies, taken as a whole. No written or, to the Knowledge of the Target, oral notice, of non-compliance with any applicable Legal Requirements has been received by any of the Target Group Companies. Each Target Group Company is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, in all material respects. Each Approval held by the Target Group Companies is valid, binding and in full force and effect in all material respects. None of the Target Group Companies (i) is in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any such Approval, or (ii) has received any notice from a Governmental Entity that has issued any such Approval that it intends to cancel, terminate, modify or not renew any such Approval, except in the case of clauses (i) and (ii) as would not individually or in the aggregate, reasonably be expected to be material to the Target Group Companies, taken as a whole.

(b) To the Knowledge of the Target, each shareholder of Target who is to receive Merger Consideration is (i) an “accredited investor” as defined in Rules 215 and 501(a) of the Securities Act, (ii) a “qualified institutional buyer” as defined in Rule 144A of the Securities Act or (iii) receiving the Merger Consideration in a transaction compliant with Regulation S and/or Regulation D.

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4.7 Financial Statements.

(a) The Target has made available to Plutus (I) true and complete copies of the unaudited pro forma combined balance sheets of the Target Group Companies as of December 31, 2024 and 2023, and the related pro forma combined statements of income (loss), and cash flows of such Target Group Companies for the fiscal years then ended , and (II) true and complete copies of the unaudited pro forma balance sheets of the Target Group Companies as of March 31, 2025, and the related combined pro forma statements of income (loss) and cash flows for the three-month period then ended (collectively, the “Target Financial Statements”). The Target Financial Statements: (i) were prepared in conformity with the Target Accounting Principles applied on a consistent basis during the periods involved, subject to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material to the Target Group Companies, taken as a whole) and the absence of footnotes; (ii) were prepared from the books and records of the Target Group Companies; and (iii) were prepared in good faith based upon reasonable assumptions made by the Target on a basis consistent with the basis employed in such books and records for the relevant periods.

(b) The Target Group Companies have established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with the Target Accounting Principles, (ii) that transactions, receipts and expenditures of the Target Group Companies are being executed and made only in accordance with appropriate authorizations of management or directors of Target, (iii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with the Target Accounting Principles and to maintain accountability for assets, (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Target Group Companies that could have a material effect on the financial statements and (v) that accounts, notes and other receivables are recorded accurately. To Target’s Knowledge, (x) there is no significant deficiency or “material weakness” in the system of internal controls over financial reporting of the Target Group Companies, (y) there is no fraud, whether or not material, that involves Target’s management or other employees or Affiliates who have a significant role in the preparation of financial statements or the internal accounting controls utilized by the Target, and (z) there is no claim or allegation regarding any of the foregoing or any whistleblower complaint or report whether regarding the foregoing or any other matter.

(c) There are no outstanding personal loans or other extensions of credit made by the Target Group Companies to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of a Target Group Company.

4.8 No Undisclosed Liabilities. The Target Group Companies, in each case, have no Liabilities of a type required to be reflected or reserved for on a balance sheet prepared in accordance with the Target Accounting Principles, other than Liabilities: (a) set forth in or reserved against or otherwise reflected in the Target Financial Statements or in the notes thereto; (b) arising in the ordinary course of business of the Target Group Companies since the date of the most recent balance sheet included in the Target Financial Statements and are not material in amount; (c) incurred in connection with the Transactions; or (d) that are not, or would not reasonably be expected to be, individually or in the aggregate, material to the Target Group Companies taken as a whole. Other than disclosed in Schedule 4.8 of the Target Disclosure Letter, no Target Group Company has any secured creditors holding a security interest.

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4.9 Absence of Certain Changes or Events. Except as contemplated by this Agreement or any other Transaction Agreements or as disclosed on Schedule 4.9 of the Target Disclosure Letter, since March 31, 2025 through the date of this Agreement, the business of the Target Group Companies was conducted in the ordinary course of business in all material respects and there has not been: (a) any Target Material Adverse Effect; or (b) any action taken or agreed upon by any of the Target Group Companies that would be prohibited by Sections 6.1(c), 6.1(l), and 6.1(o) (and to the extent related to the foregoing clauses, Section 6.1(q)), if such action were taken on or after the date hereof without the consent of Plutus.

4.10 Litigation. Except as disclosed on Schedule 4.10 of the Target Disclosure Letter or otherwise would not, individually or in the aggregate, reasonably be expected to be material to the Target Group Companies, taken as a whole, there is: (a) no pending Legal Proceeding or, to the Knowledge of the Target, threatened Legal Proceeding in writing, or to the Knowledge of the Target, any investigation, against any Target Group Company or any of its properties or assets, or any of the directors, managers or officers of any Target Group Company with regard to their actions as such; (b) other than with respect to audits, examinations or investigations in the ordinary course of business conducted by a Governmental Entity, no pending or, to the Knowledge of the Target, threatened audit, examination or investigation by any Governmental Entity against any Target Group Company or any of its properties or assets, or any of the directors, managers or officers of any Target Group Company with regard to their actions as such and, to the Knowledge of the Target, no facts exist that would reasonably be expected to form the basis for any such audit, examination or investigation; (c) no pending Legal Proceeding, or to the Knowledge of the Target, threatened Legal Proceeding in writing, or to the Knowledge of the Target, investigation by any Target Group Company against any third party; (d) no settlement or similar agreement that imposes any material ongoing obligation or restriction on any Target Group Company; and (e) no Order imposed or, to the Knowledge of the Target, threatened in writing to be imposed upon any Target Group Company or any of its respective properties or assets, or any of the directors, managers or officers of any Target Group Company with regard to their actions as such.

4.11 Employee Benefit Plans.

(a) Schedule 4.11(a) of the Target Disclosure Letter sets forth a true, correct and complete list of each Target Employee Benefit Plan. Other than the Target Employee Benefit Plan, none of the Target Group Companies has other plan that (i) provides for transaction, retention or change in control payments or benefits or tax gross-ups, (ii) provides for equity or equity-based incentive compensation or (iii) is a defined contribution benefit plan, defined benefit pension plan, nonqualified deferred compensation plan or retiree medical plan. With respect to each Target Employee Benefit Plan, the Target has made available to Plutus true, correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) the current plan document and, to the extent available, the summary plan description; (ii) the most recent audited financial statement; (iii) all material filings and correspondence with any Governmental Entity; (iv) all related material insurance contracts which implement each such Target Employee Benefit Plan and (v) any documents with respect to any Target Employee Benefit Plan that are required to be prepared or filed under the applicable Legal Requirements.

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(b) Except as disclosed on Section 4.11(b) of the Target Disclosure Letter, each Target Employee Benefit Plan has been established, maintained, operated and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of all applicable Legal Requirements.

(c) None of the Target Employee Benefit Plans provides for, and none of the Target Group Companies has any liability in respect of, post-retiree health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required pursuant to applicable Legal Requirements and at the sole expense of such participant or the participant’s beneficiary.

(d) With respect to any Target Employee Benefit Plan, no material actions, suits, claims (other than routine claims for benefits in the ordinary course), audits, inquiries, proceedings or lawsuits are pending, or, to the Knowledge of the Target, threatened in writing against any Target Employee Benefit Plan, any trust related thereto or against any fiduciary thereof with respect thereto. No event has occurred, and to the Knowledge of the Target, no condition exists that would, by reason of the Target’s affiliation with any of its Affiliates, subject the Target to any material tax, fine, lien, penalty or other liability imposed by any applicable Legal Requirements.

(e) All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Target Employee Benefit Plans have been timely made or accrued in accordance with Target Accounting Principles in all material respects.

(f) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event(s): (i) result in any payment or benefit becoming due to any current or former employee, contractor or director of the Target or Target Subsidiaries or under any Target Employee Benefit Plan; (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, individual independent contractor or director of the Target or Target Subsidiaries or under any Target Employee Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, contractor or director of the Target or Target Subsidiaries or under any Target Employee Benefit Plan; or (iv) limit the right to merge, amend or terminate any Target Employee Benefit Plan.

(g) Neither the execution and delivery of this Agreement nor the consummation of the Transactions shall, either alone or in connection with any other event(s) give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code, any excise tax owing under Section 4999 of the Code or any other amount that would not be deductible under Section 280G of the Code.

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(h) The Target maintains no obligations to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual.

4.12 Labor Matters.

(a) Except as disclosed on Schedule 4.12(a) of the Target Disclosure Letter, no Target Group Company is a party to or bound by any labor agreement, collective bargaining agreement, works council agreement or other similar labor Contract applicable to current or former employees of any Target Group Company. Except as disclosed on Schedule 4.12(a) of the Target Disclosure Letter, no employees of the Target Group Companies are represented by any labor union, labor organization, or works council with respect to their employment with the Target Group Companies. There are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Target, threatened in writing to be brought or filed, with the National Labor Relations Board or other labor relations tribunal, nor has any such representation proceeding, petition, or demand been brought, filed, made, or, to the Knowledge of the Target, threatened since the Reference Date. Since the Reference Date, there have been no labor organizing activities involving any Target Group Company or with respect to any employees of the Target Group Companies or, to the Knowledge of the Target, threatened in writing by any labor organization, work council or group of employees.

(b) Since the Reference Date, except as disclosed on Schedule 4.12(b) of the Target Disclosure Letter, there have been no strikes, work stoppages, slowdowns, lockouts or arbitrations, material grievances, unfair labor practice charges or other material labor disputes pending or, to the Knowledge of the Target, threatened in writing against or affecting the Target Group Companies involving any employee or former employee of, or other individual who provided services to, any Target Group Company.

(c) To the Knowledge of the Target, except as disclosed on Schedule 4.12(c) of the Target Disclosure Letter, no officer of any Target Group Company has given written notice to any Target Group Company of any intent to terminate his or her employment with such Target Group Company in connection with the consummation of the Transactions. The Target Group Companies are in compliance and, to the Knowledge of the Target, each of their employees and consultants are in compliance, with the terms of any employment, nondisclosure, restrictive covenant, and consulting agreements between any Target Group Company and such individuals, in each case except as would not be material to the Target Group Companies taken as a whole.

(d) The Transactions contemplated by this Agreement will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of the Target Group Companies, except for where the failure to obtain such consent to make any such advance notifications has not had and would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

(e) To the Knowledge of the Target, no written notice or written complaint from or on behalf of any current or former employee of, or other individual who provided services to, any Target Group Company has been received by any Target Group Company since the Reference Date asserting or alleging sexual harassment or sexual misconduct against any current or former officer or director of any Target Group Company.

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(f) Except as disclosed on Schedule 4.12(f) of the Target Disclosure Letter, since the Reference Date, there have been no material complaints, charges, investigations, claims or other Legal Proceedings against the Target Group Companies filed or pending or, to the Knowledge of the Target, threatened in writing that would be brought or filed, with any Governmental Entity based on, arising out of, or in connection with any labor and employment Legal Requirement, or employment practice of any Target Group Company. Since the Reference Date, no Target Group Company has received any notice of intent by any Governmental Entity responsible for the enforcement of labor and employment laws to conduct or initiate a material investigation, audit or Legal Proceeding relating to any employment or labor laws or employment practice of any Target Group Company. Each Target Group Company is, and has been since the Reference Date, in material compliance with all applicable Legal Requirements respecting employment and employment practices, including all applicable laws respecting terms and conditions of employment, wages and hours, the Worker Adjustment and Retraining Notification Act, and any similar foreign, state or local “mass layoff” or “plant closing” laws (collectively, the “WARN Act”), collective bargaining, immigration and work eligibility, benefits, labor relations, harassment, discrimination, civil rights, pay equity, child labor, equal employment opportunity, safety and health, and workers’ compensation.

(g) No Target Group Company is liable for any arrears of wages or penalties with respect thereto, except in each case as would not be material to the Target Group Companies taken as a whole. All amounts that the Target Group Companies are legally required to withhold from their employees’ wages and to pay to any Governmental Entity as required by applicable Legal Requirements have been withheld and paid, and none of the Target Group Companies has any outstanding obligations to make any such withholding or payment, other than (i) with respect to an open payroll period or (ii) as would not result in material liability to the Target Group Companies, taken as whole.

(h) Except as would not result in material liability to any Target Group Company, each Person who has provided or is providing services to any Target Group Company and has been classified as an exempt employee, independent contractor, temporary employee, leased employee or seasonal employee, as applicable, has been properly classified as such under all applicable Legal Requirements and pursuant to the terms of any Target Employee Benefit Plan. None of the Target Group Companies has any material liability or obligation under any applicable Legal Requirement or Target Employee Benefit Plan arising out of improperly classifying such Person as an exempt employee, independent contractor, temporary employee, leased employee or seasonal employee, as applicable, and no such Person is owed any wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued during the current pay period and any accrued pay or benefits for services, which by their terms or under applicable Legal Requirements, are payable in the future).

4.13 Real Property; Tangible Property.

(a) No Target Group Company currently owns any real property or has in the past three years owned any real property.

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(b) Each Target Group Company has a valid, binding and enforceable leasehold interest under each of the real property leases to which it is a party as of the date hereof as a lessee (the “Target Leased Properties”), free and clear of all Liens (other than Permitted Liens) and each of the leases, lease guarantees, agreements and documents related to any Target Leased Properties to which it is a party as of the date hereof, including all amendments, letter agreements, terminations and modifications thereof (collectively, the “Target Real Property Leases”), is in full force and effect as of the date hereof, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. The Target has made available to Plutus true, correct and complete copies of all Material Target Real Property Leases (as defined below). No Target Group Company is in breach of or default under any Material Target Real Property Lease, and, to the Knowledge of the Target, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default, except for such breaches or defaults as would not individually or in the aggregate reasonably be expected to be material to the Target Group Companies taken as a whole. The Target Leased Properties are suitable to allow the businesses of the Target Group Companies to be operated as currently conducted in all material respects. To the Knowledge of the Target, (i) there are no pending condemnation proceedings with respect to any of the Target Leased Properties, and (ii) the current use of the Target Leased Properties does not violate any local planning, zoning or similar land use restrictions of any Governmental Entity in any material respect. No Target Group Company has received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a breach or default by any Target Group Company under any of the Target Real Property Leases and, to the Knowledge of the Target, no other party is in breach or default thereof, except for such breaches or defaults as would not, individually or in the aggregate, reasonably be expected to be material to the Target Group Companies, taken as a whole. As of the date of this Agreement, to the Knowledge of the Target, no party to any Target Real Property Lease has exercised any termination rights with respect thereto. Schedule 4.13(b) of the Target Disclosure Letter contains a true and correct list of all Material Target Real Property Leases. No Person other than the Target Group Companies has the right to use the Target Leased Properties, except as subleased by the respective Target Group Company to a sub-lessee.

(c) Each Target Group Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its tangible assets, free and clear of all Liens other than: (i) Permitted Liens; (ii) the rights of lessors under any Target Real Property Lease; and (iii) the Liens specifically identified on the Schedule 4.13(c) of the Target Disclosure Letter. The tangible assets of the Target Group Companies: (A) constitute all of the tangible assets that are currently being used for the operation of the businesses of the Target Group Companies as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Target Group Companies as currently conducted; and (B) have been maintained in accordance with generally applicable accepted industry practice, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable for the uses to which they are being put, in each case, in all material respects.

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4.14 Taxes.

(a) All income and other material Tax Returns required to be filed by or on behalf of each Target Group Company have been duly and timely filed with the appropriate Governmental Entity (taking into account any applicable extensions of time to file Tax Returns that were validly granted or obtained) and all such Tax Returns are true, correct and complete in all material respects. All material amounts of Taxes payable by each Target Group Company (whether or not shown on any Tax Return) have been fully and timely paid.

(b) Each Target Group Company has (i) complied in all material respects with all applicable Legal Requirements related to the withholding and remittance of all material amounts of Tax and timely withheld and paid all material amounts of Taxes required to have been withheld and paid to the appropriate Governmental Entity; and (ii) complied in all material respects with all material reporting requirements (including maintenance of required records with respect thereto) with respect to such payments.

(c) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity against any Target Group Company which has not been paid or resolved.

(d) No material Tax audit or other examination of the any Target Group Company by any Governmental Entity is presently in progress, nor are there any request or threat for such an audit or other examination.

(e) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Target Group Companies.

(f) No Target Group Company has any liability for a material amount of unpaid Taxes which has not been accrued for or reserved on the Target Unaudited Financial Statements, other than any liability for unpaid Taxes that has been incurred since the end of the most recent fiscal year in connection with the operation of the business of the Target Group Companies in the ordinary course of business.

(g) No Target Group Company: (i) has any liability for the Taxes of another Person (other than any Target Group Company or their predecessors) as a result of being a member of a consolidated, combined, unitary or affiliated group filing for U.S. federal, state, local or non-U.S. income Tax purposes or as a transferee or a successor or by Contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes); (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (other than commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes); or (iii) has ever been a member of a consolidated, combined, unitary or affiliated group filing for U.S. federal, state, local, or non-U.S. income Tax purposes, other than a group whose members are all Target Group Companies (or their predecessors).

(h) No Target Group Company: (i) has consented to extend the time in which any material amount of Tax may be assessed or collected by any Governmental Entity (other than ordinary course extensions of time to file Tax Returns), which extension is still in effect; or (ii) has entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code (or any similar provision of state, local or non-U.S. Legal Requirements).

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(i) No Target Group Company has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization, in each case where it is required to file a material income Tax Return and does not file such a Tax Return.

(j) No Target Group Company will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date other than in the ordinary course of business; (ii) any change in method of accounting on or prior to the Closing Date; or (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheets included in the Target Financial Statements, or received in the ordinary course of business since the date of the most recent balance sheet included in the Target Financial Statements.

(k) No claim has been made by any Governmental Entity in a jurisdiction in which any Target Group Company does not file Tax Returns that is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

4.15 Brokers; Third Party Expenses. Except as disclosed in Schedule 4.15 of the Target Disclosure Letter, none of the Target Group Companies has any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or the Transactions on account of Contracts entered into by any Target Group Company.

4.16 Intellectual Property. Except as would not, individually or in the aggregate, be material to the Target Group Companies, taken as a whole:

(a) Schedule 4.16(a)(a) of the Target Disclosure Letter contains a true and complete list, as of the date of this Agreement, of all patented, registered or applied-for Intellectual Property included in Target Owned IP (collectively, the “Target Registered IP”). With respect to each item of Target Registered IP, all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with United States Patent and Trademark Office or equivalent authority or registrar anywhere in the world for the purposes of maintaining or renewing such Target Registered IP and recording and perfecting any Target Group Company’s ownership therein.

(b) (i) The Target Group Companies solely and exclusively own all right, title, and interest in and to all material Target Owned IP, including the items of Intellectual Property set forth or required to be set forth in Schedule 4.16(a) of the Target Disclosure Letter pursuant to the first sentence of this Section 4.16(a), free and clear of all Liens (other than Permitted Liens); and (ii) the Target Group Companies own or have valid rights to use all other material Intellectual Property that is owned or used by the Target Group Companies to conduct the businesses of the Target Group Companies as currently conducted.

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(c) (i) Since the Reference Date, neither the Target Group Companies nor the conduct of their businesses have infringed, diluted, misappropriated, or otherwise violated, and do not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property of any third party in any material respect; and (ii) there is no Legal Proceeding pending, or to the Knowledge of the Target, threatened in writing, and since the Reference Date, none of the Target Group Companies has received any written claims (including “cease and desist” letters or invitations to license) (x) alleging the Target Group Companies are infringing, misappropriating or otherwise violating any Intellectual Property of any third party; or (y) contesting the use, ownership, registration, scope, validity or enforceability of any Target Owned IP.

(d) (i) Since the Reference Date, to the Knowledge of the Target, no Target Owned IP has been infringed, diluted, misappropriated or otherwise violated, or is being infringed, diluted, misappropriated or otherwise violated by any third party; and (ii) there is no Legal Proceeding pending or threatened in writing, and, since the Reference Date, none of the Target Group Companies has made any written claims (including “cease and desist” letters or invitations to license) (x) contesting the use, ownership, registration, scope, validity or enforceability of any Intellectual Property of such Person or (y) alleging that the conduct of any Person is infringing, misappropriating or otherwise violating any Target Owned IP.

(e) All Target Registered IP is subsisting, and to the Knowledge of the Target, valid and enforceable.

(f) Each current and former employee, consultant, and contractor of a Target Group Company who has created or developed any material Intellectual Property for or on behalf of the Target Group Companies, or otherwise within the scope of their employment or engagement with the Target Group Companies (each such person, a “Target Contributor”) have done so pursuant to an agreement that (i) if the Target Contributor had access to confidential information, ensures the protection of the confidential information of the Target Group Companies and (ii) validly assigns (pursuant to a present-tense assignment) to the Target Group Companies all right, title and interest of such Target Contributor in all such Intellectual Property that does not vest initially in such entities by operation of law (each, a “Target Contributor Agreement”).

(g) Since the Reference Date, the Target Group Companies have taken commercially reasonable steps to protect and maintain (including protecting the confidentiality of) the Personal Information and material Trade Secrets in the possession or under the control of any Target Group Company (“Target Data”).

(h) (i) Neither any of the Target Group Companies, nor any other Person acting on their behalf, has disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, the source code for any Target Code, other than disclosures to Target Contributors involved in the development of products or services of the Target Group Companies subject to confidentiality obligations to the Target Group Companies with respect to such source code; and (ii) neither the execution of this Agreement or any other Transaction Agreements nor the consummation of any of the Transactions will result in any requirement that the Target Group Companies deliver, license or disclose the source code of any Target Code to any other Person (other than an Plutus Group Company).

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(i) None of the Target Group Companies has incorporated any Open Source Software in, or used any Open Source Software in connection with, any Target Code in a manner that (i) requires the disclosure or distribution of any Target Code in source code form, (ii) requires the licensing thereof for the purpose of making derivative works, or (iii) imposes any restriction on the consideration to be charged for the licensing or distribution thereof. The Target Group Companies are in material compliance with the terms and conditions of all relevant licenses for Open Source Software used in the businesses of the Target Group Companies.

4.17 Data Privacy and Cybersecurity. Except as would not, individually or in the aggregate, be material to the Target Group Companies, taken as a whole:

(a) The Target Group Companies are, and since the Reference Date have been, in compliance in all material respects with all Target Privacy Requirements and all applicable Privacy Laws.

(b) (i) Since the Reference Date, the Target Group Companies have taken commercially reasonable measures to protect the integrity, continuous operation and physical and electronic security of the Target IT Systems (including Target Data); (ii) the Target IT Systems are functional, operate in a reasonable manner, and are in sufficiently good working condition for the operation of the businesses of the Target Group Companies; (iii) the Target IT Systems are free of any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or code that could materially disrupt or materially and adversely affect the functionality of the Target IT Systems; and (iv) since the Reference Date, there have been no material breaches, outages, misuses or intrusions of any Target IT System, nor any loss, theft, compromise or damage of, breach of security with respect to, or unauthorized access to, or rendering unavailable or inaccessible of any Target Data Processed by or on behalf of the Group Companies (collectively, “Target Security Incidents”).

(c) The Target Group Companies (i) maintain commercially reasonable disaster recovery plans, procedures and facilities sufficient for their businesses and (ii) have fully remediated all “high” or “critical” and other material threats, risks and deficiencies identified in data security risk assessments, audits and penetration tests performed since the Reference Date by or for the Target Group Companies.

(d) There are no Legal Proceedings, whether from a Governmental Entity or any other Person, pending (or, to the Knowledge of the Target, threatened in writing) against, any Target Group Company alleging a violation of any of the Target Privacy Requirements.

4.18 Agreements, Contracts and Commitments.

(a) Schedule 4.18(a) of the Target Disclosure Letter sets forth a true, correct and complete list of each Target Material Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of this Agreement, “Target Material Contract” of the Target Group Companies shall mean each of the following Contracts to which a Target Group Company is a party as of the date hereof:

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(i) any Contract or purchase commitment (excluding purchase commitments in the ordinary course of business of any Target Group Company relating to the purchase of the future receivable of customers) reasonably expected to result in future payments to or by any Target Group Company in excess of US$500,000 per annum;

(ii) (x) any Contract with the top 5 customers of the Target Group Companies (the “Target Material Customers”) as determined by revenue and (y) top 5 suppliers and distributors of the Target Group Companies by amounts payables (the “Target Material Suppliers”) (all, other than purchase or service orders accepted, confirmed or entered into in the ordinary course of business or with professional advisors), in each case during the 12-month period ended on December 31, 2024;

(iii) any Contract that purports to limit in any material respect (A) the localities in which the Target Group Companies’ businesses may be conducted, (B) any Target Group Company from engaging in any line of business or (C) any Target Group Company from developing, marketing or selling products or services, including any non-compete agreements or agreements limiting the ability of any of the Target Group Companies from soliciting customers or employees;

(iv) any Contract that is related to the governance or operation of any joint venture or partnership that has involved a sharing of revenues, profits, cash flows, expenses or losses with any other party or a payment of royalties to any other party, other than such Contract solely between or among any of the Target Group Companies;

(v) any Contract for or relating to any borrowing of money by or from any of the Target Group Companies in excess of US$2,000,000;

(vi) any Contract (other than those made in the ordinary course of business): (A) providing for the grant of any rights of refusal, rights of first negotiation, most-favored-nation or similar rights to purchase or lease any asset of the Target Group Companies; or (B) providing for any exclusive rights, rights of refusal, rights of first negotiation, most-favored-nation or similar rights to sell or distribute any product or service of any of the Target Group Companies;

(vii) any obligation to register any Target Shares or other securities of the Target Group Companies with any Governmental Entity (other than ordinary course requirements of foreign applicable Legal Requirements related to the recording with an applicable Governmental Entity of the ownership of non-U.S. Target Group Companies);

(viii) any Contracts relating to the sale of any operating business of any Target Group Company or the acquisition by any Target Group Company of any operating business, whether by merger, purchase or sale of stock or assets or otherwise, and for which any Target Group Company has any material outstanding obligations (other than customary non-disclosure and similar obligations incidental thereto and other than Contracts for the purchase of inventory or supplies entered into in the ordinary course of business);

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(ix) any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization, or works council;

(x) any Contract for the use by any of the Target Group Companies of any tangible property where the annual lease payments are greater than US$500,000 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business) (the “Material Target Real Property Leases”);

(xi) any material Contract under which a Target Group Company: (A) is granted a license, option, covenant not to sue, or any right to or under any material Intellectual Property from any third party, other than Incidental Inbound Licenses or licenses for Open Source Software; or (B) grants a license, option, covenant not to sue, or any right to or under any material Target Owned IP to any third party, other than non-exclusive licenses granted to contractors, suppliers, vendors, distributors or customers in the ordinary course of business in object code form, for the use by such customers of the Target Group Companies’ products or services or the provision of services by such contractors, suppliers, vendors, or distributors to the Target Group Companies;

(xii) any Contract involving any resolution or settlement of any actual or threatened Legal Proceeding that is material to the Target Group Companies or their businesses or that imposes material non-monetary obligations on any Target Group Company, including any material restriction on the use, licensing or registration of any material Intellectual Property (including co-existence agreements);

(xiii) any Contract relating to the development of material Intellectual Property by, with or for the Target Group Companies (other than Target Contributor Agreements); and

(xiv) any obligation to make any material payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons.

(b) Each Target Material Contract is in full force and effect and represents a legal, valid and binding obligation of the applicable Target Group Company party thereto and, to the Knowledge of the Target, represents a legal, valid and binding obligation of the counterparties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Neither the applicable Target Group Company nor, to the Knowledge of the Target, any other party thereto, is in material breach of or in default under, and no event has occurred which with notice or lapse of time or both would reasonably be expected to become a material breach of or default under, any Target Material Contract, and no party to any Target Material Contract has given any written notice of any claim of any such breach, default or event, or any notice of termination. True, correct and complete copies of all Target Material Contracts have been made available to Plutus.

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4.19 Insurance. The Target Group Companies maintain insurance policies or fidelity or surety bonds covering its assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Target Insurance Policies”) covering certain material insurable risks in respect of its business and assets, and the Target Insurance Policies are in full force and effect. The coverages provided by such Target Insurance Policies are usual and customary in amount and scope for the Target Group Companies’ business and operations as currently conducted, and sufficient to comply with any insurance required to be maintained by Target Material Contracts. No written notice of cancellation or termination has been received by any Target Group Company with respect to any of the effective Target Insurance Policies. There is no pending material claim by any Target Group Company against any insurance carrier under any of the existing Target Insurance Policies for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

4.20 Interested Party Transactions. Except as contemplated under this Agreement or as disclosed on Schedule 4.20 of the Target Disclosure Letter, (a) no officer or director of the Target or any of their respective immediate family members, or to the Knowledge of the Target, any employee, officer, director or manager of the Target Group Companies or any of their respective immediate family members, is indebted to the Target Group Companies for borrowed money, nor any of the Target Group Companies indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of such Persons, and (b) to the Knowledge of the Target, no officer, director, employee, manager or holder of equity or derivative securities of the Target Group Companies (each, a “Target Insider”) or any member of a Target Insider’s immediate family is, directly or indirectly, a counterparty to (or controls a counterparty to) any Target Material Contract with the Target Group Companies, in each case, other than: (i) for payment of salary, bonuses and other compensation for services rendered; (ii) reimbursement for reasonable expenses incurred in connection with the Target Group Companies; (iii) for other employee benefits made generally available to similarly situated Persons; (iv) related to any such Person’s ownership of Target Shares or other securities of the Target Group Companies or such Person’s employment or consulting arrangements with the Target Group Companies; or (v) conducted on an arm’s-length basis.

4.21 Information Supplied. The information relating to the Target Group Companies to be supplied by or on behalf of the Target for inclusion or incorporation by reference in the Proxy Statement will not, on the date of filing thereof or the date that it is first mailed to the Plutus shareholders, as applicable, or at the time of the Special Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by the Target with respect to the information that has been or will be supplied by Plutus or any of its Representatives for inclusion in the Proxy Statement or any projections or forecasts included therein.

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4.22 Anti-Bribery; Anti-Corruption.

(a) Neither the Target Group Companies nor any of Target Group Companies’ respective directors, officers or employees has, directly or indirectly, in each case of (a) through (e), in violation of any Legal Requirement: (a) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any government official, candidate for public office, political party or political campaign, or any official of such party or campaign, for the purpose of: (i) influencing any act or decision of such government official, candidate, party or campaign or any official of such party or campaign; (ii) inducing such government official, candidate, party or campaign or any official of such party or campaign to do or omit to do any act in violation of a lawful duty; (iii) obtaining or retaining business for or with any Person; (iv) expediting or securing the performance of official acts of a routine nature; or (v) otherwise securing any improper advantage; (b) paid, offered or agreed or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate or other similar unlawful payment of any nature; (c) made, offered or agreed or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records related to any of the foregoing; or (f) violated, conspired to violate, or aided and abetted the violation of any applicable anti-money laundering Legal Requirements or any applicable anti-corruption or anti-bribery Legal Requirements, including the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§78dd-1, et seq. and the United Kingdom Bribery Act 2010 (collectively, the “Anti-Money Laundering and Anti-Corruption Laws”).

(b) Neither the Target Group Companies nor any of Target Group Companies’ respective directors, officers or, to the Knowledge of the Target, any of the Target Group Companies’ respective employees (i) is or has been the subject of an undisclosed claim or allegation relating to (A) any potential violation of any Anti-Money Laundering and Anti-Corruption Laws or (B) any potentially unlawful payment, contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to an official, to any political party or official thereof or to any candidate for political office, or (ii) has received any notice or other communication from, or made a voluntary disclosure to, any Governmental Entity regarding any actual, alleged or potential violation of, or failure to comply with, any Anti-Money Laundering and Anti-Corruption Law. The Target Group Companies have established, implemented, and maintained policies, procedures, and a system or systems of internal controls reasonably designed to ensure compliance with the Anti-Money Laundering and Anti-Corruption Laws.

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4.23 International Trade; Sanctions.

(a) Each of the Target Group Companies, the Target Group Companies’ respective directors, officers and employees, and, to the Knowledge of the Target, any other Persons acting on their behalf, in connection with the operation of the business of the Target Group Companies, and in each case in all material respects: (a) have been in compliance with all applicable Customs & International Trade Laws; (b) have obtained all necessary Customs & International Trade Authorizations; (c) have not been the subject of any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment or denial of future Customs & International Trade Authorizations in connection with any actual or alleged violation of any applicable Customs & International Trade Laws; and (d) have not received any actual or, to the Knowledge of the Target, threatened claims or requests for information by a Governmental Entity regarding, and have not made any disclosures to any Governmental Entity with respect to, their compliance with any applicable Customs & International Trade Laws. The Target Group Companies have in place controls and systems reasonably designed to promote compliance with applicable Customs & International Trade Laws.

(b) Neither the Target Group Companies nor any of the Target Group Companies’ respective directors, officers or, to the Knowledge of the Target, any of the Target Group Companies’ respective employees or any other Persons acting on their behalf is or has been, a Sanctioned Person. For the past five years, each of the Target Group Companies and the Target Group Companies’ respective directors, officers, employees and Affiliates and, to the Knowledge of the Target, any other Persons acting on their behalf have, in connection with the operation of the business of the Target Group Companies, been in material compliance with all applicable Sanctions. For the past five years, the Target Group Companies and the Target Group Companies’ respective directors, officers or, to the Knowledge of the Target, any of the Target Group Companies’ respective employees have not, and are not, in connection with the operation of the business of the Target Group Companies, engaged in any business activities, transactions, or other dealings, directly or indirectly, with or for the benefit of any Sanctioned Person or Sanctioned Country in violation of Sanctions. For the past five years, (i) no Governmental Entity has initiated any investigation, inquiry, action or enforcement proceeding or has imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of an authorization, debarment or denial of future authorizations against any of the Target Group Companies or any of their respective directors, officers, or, to the Knowledge of the Target, any of the Target Group Companies’ respective employees, controlled Affiliates or any other Persons acting on their behalf in connection with any actual or alleged violation of any applicable Sanctions, (ii) there have been no actual or, to the Knowledge of the Target, threatened claims or requests for information by a Governmental Entity received by a Target Group Company with respect to compliance with applicable Sanctions and (iii) and no disclosures have been made to any Governmental Entity with respect to any actual or potential noncompliance with applicable Sanctions. The Target Group Companies have in place controls and systems reasonably designed to ensure compliance with applicable Sanctions.

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4.24 Disclaimer of Other Warranties. THE TARGET HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS, NONE OF PLUTUS, MERGER SUB, PLUTUS GROUP COMPANIES NOR ANY OF THEIR RESPECTIVE SUBSIDIARIES, AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO TARGET OR ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO PLUTUS, MERGER SUB, PLUTUS GROUP COMPANIES OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING: (A) NONE OF PLUTUS, MERGER SUB, PLUTUS GROUP COMPANIES NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY PLUTUS OR MERGER SUB IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS; AND (B) NONE OF PLUTUS, MERGER SUB NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE TO THE TARGET OR ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THE TARGET OR ITS AFFILIATES OR REPRESENTATIVES OR SUCH OTHER PERSON BY OR ON BEHALF OF PLUTUS OR MERGER SUB IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO PLUTUS, MERGER SUB, PLUTUS GROUP COMPANIES OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING OTHER THAN EXPRESSLY SET FORTH IN THE TRANSACTION AGREEMENTS. THE TARGET HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS. THE TARGET ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF PLUTUS, MERGER SUB, PLUTUS GROUP COMPANIES AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING, AND IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, THE TARGET HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF PLUTUS OR MERGER SUB EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 4.24, CLAIMS AGAINST PLUTUS, MERGER SUB AND PLUTUS GROUP COMPANIES OR ANY OTHER PERSON WILL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT BY SUCH PERSON.

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Article V

REPRESENTATIONS AND WARRANTIES OF Plutus AND MERGER SUB

Except as: (a) set forth in the letter dated as of the date of this Agreement and delivered by Plutus to the Target in connection with the execution and delivery of this Agreement (the “Plutus Disclosure Letter”); or (b) as disclosed in the Plutus SEC Reports filed or furnished with the SEC (and publicly available) prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Plutus SEC Reports), excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements (it being acknowledged that nothing disclosed in such Plutus SEC Reports will be deemed to modify or qualify the representations and warranties set forth in the Fundamental Representations with respect to the Plutus Parties), each Plutus Party represents and warrants to the other Parties hereto as of the date hereof and as of the Closing Date (or if a specific date is indicated in any such statement, as of such specified date), provided that, any representations and warranties applicable to Merger Sub shall be deemed to be made upon Merger Sub’s execution of the Joinder to Merger Agreement (instead of the date hereof) and as of the Closing Date:

5.1 Organization and Qualification.

(a) Each Plutus Party is an exempted company duly incorporated, validly existing and in good standing under the applicable Legal Requirements of the Cayman Islands.

(b) Each Plutus Party has all requisite corporate power and authority to own, lease and operate its assets, rights and properties and to carry on its business as it is now being conducted, except as would not be expected to be material to the Plutus Group Companies, taken as a whole.

(c) Each Plutus Party is duly qualified to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to be material to the Plutus Group Companies, taken as a whole. Complete and correct copies of the Governing Documents of each Plutus Party as currently in effect has been either disclosed in the Plutus SEC Reports filed or furnished with the SEC or otherwise made available to the Target.

(d) Each Plutus Party is not in violation of any of the provisions of its Governing Documents in any material respect.

5.2 Plutus Subsidiaries.

(a) As of the date hereof and as of the Closing Date, all Plutus Group Companies, together with their jurisdiction of incorporation or organization, as applicable, are listed on Schedule 5.2(a) of the Plutus Disclosure Letter (the Plutus Group Companies other than Plutus, the “Plutus Subsidiaries”). Except as otherwise disclosed on Schedule 5.2(a) of the Plutus Disclosure Letter, as of the date hereof and as of the Closing Date, Plutus owns, directly or indirectly, all of the outstanding equity securities of the Plutus Subsidiaries, free and clear of all Liens (other than Permitted Liens). Except for the Plutus Subsidiaries, Plutus does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

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(b) Each of Plutus Subsidiaries is duly incorporated, formed or organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of incorporation, formation or organization. Each of the Plutus Subsidiaries has the requisite corporate or equivalent power and authority to own, lease and operate its assets, rights and properties and to carry on its business as it is now being conducted in all material respects. Each Plutus Subsidiary is duly qualified to do business in each jurisdiction in which the conduct of its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to so qualify or be in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Plutus Group Companies, taken as a whole. Complete and correct copies of the Governing Documents of each Plutus Subsidiary, as amended and currently in effect, have been made available to the Target. No Plutus Subsidiary is in violation of any of the provisions of its Governing Documents in any material respect.

(c) Except as disclosed on Schedule 5.2(c) of the Plutus Disclosure Letter, all issued and outstanding shares of capital stock, limited liability company interests and equity interests of each Plutus Subsidiary (i) have been duly authorized, validly issued, fully paid and are non-assessable (in each case, to the extent that such concepts are applicable), (ii) are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, except as contemplated under this Agreement, and (iii) have been offered, sold and issued in compliance with applicable Legal Requirements and the applicable Plutus Subsidiary’s respective Governing Documents.

(d) Except as contemplated under this Agreement or as disclosed on Schedule 5.2(d) of the Plutus Disclosure Letter, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which any Plutus Subsidiary is a party or by which it is bound obligating such Plutus Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any ownership interests of such Plutus Subsidiary or obligating such Plutus Subsidiary to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(e) As of the date of the Joinder to Merger Agreement and as of the Closing Date, all issued and outstanding shares of Merger Sub are owned by Plutus, free and clear of all Liens (other than Permitted Liens). Merger Sub does not have any assets, properties, liabilities or obligations of any kind other than those incident to its formation and this Agreement, and does not now conduct and has never conducted any business. Merger Sub is an entity that has been formed solely for the purpose of engaging in the Transactions contemplated herein. Merger Sub is Solvent.

5.3 Capitalization.

(a) Schedule 5.3(a) of the Plutus Disclosure Letter sets forth, as of the date hereof, (i) the authorized share capital of Plutus, and (ii) the number, class and series of Plutus Shares issued and outstanding. No Plutus Equity Award is outstanding.

(b) Other than the Equity Incentive Plan, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of Plutus is authorized or outstanding, and (ii) there is no commitment by Plutus to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other similar equity rights, to distribute to holders of their respective equity securities any evidence of indebtedness, to repurchase or redeem any securities of Plutus or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security. There are no declared or accrued unpaid dividends with respect to any Plutus Shares.

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(c) All issued and outstanding Plutus Shares are (i) duly authorized, validly issued, fully paid and non-assessable and (ii) not subject to or issued in violation of any preemptive rights created by the Cayman Companies Act, Plutus’s Governing Documents or any agreement to which Plutus is a party. All issued and outstanding Plutus Shares were issued in compliance with applicable Legal Requirements.

(d) No outstanding Plutus Shares are subject to vesting or forfeiture rights or repurchase by a Plutus Group Company, except as provided for under the Cayman Companies Act subject to the provisions thereunder. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights issued by any Plutus Group Company.

(e) All distributions, dividends, repurchases and redemptions in respect of the share capital (or other equity interests) of Plutus were undertaken in compliance with its Governing Documents then in effect, any agreement to which Plutus then was a party and in compliance with applicable Legal Requirements.

(f) Except as disclosed on Schedule 5.3(f) of the Plutus Disclosure Letter, there are no contracts, agreements or understandings between Plutus and any person granting such person the right to require Plutus to file a registration statement under the Securities Act with respect to any securities of Plutus owned or to be owned by such person or to require Plutus to include such securities in any securities being registered pursuant to any registration statement filed by Plutus under the Securities Act. Except for the Plutus Voting Agreement, there is no voting trust, proxy, rights plan, anti-takeover plan or other similar agreements or understandings, to which any Plutus Group Company is a party or by which any Plutus Group Company is bound with respect to any ownership interests of the applicable Plutus Group Company.

(g) Except as provided for in this Agreement, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of any Plutus Group Company are issuable and no rights in connection with any shares, warrants, options or other securities of any Plutus Group Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(h) As of the Closing Date, the New Ordinary Shares issued as part of the Merger Consideration will be duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any Legal Requirements, Plutus’s Governing Documents or any Contract to which Plutus is a party or by which Plutus is bound.

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5.4 Authority Relative to this Agreement. Subject to the receipt of the Plutus Shareholder Approval, each Plutus Party has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and to consummate the applicable Transactions (including the Merger). The execution and delivery by each Plutus Party of this Agreement and the other Transaction Agreements to which it is a party, and, following the receipt of the Plutus Shareholder Approval, the consummation by each Plutus Party of the applicable Transactions (including the Merger) have been or will be as of the Closing Date duly and validly authorized by all requisite actions on the part of such Plutus Party and its Affiliates, and no other proceedings on the part of such Person are necessary to authorize this Agreement or the other Transaction Agreements to which such Plutus Party or any of its Affiliates is a party or to consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Agreements to which an Plutus Party or any of its Affiliates is a party have been duly and validly executed and delivered by such Plutus Party or such Affiliate, as applicable, and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute the legal and binding obligations of such Plutus Party or such Affiliate, enforceable against such Plutus Party or such Affiliate, as applicable, in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

5.5 No Conflict; Required Filings and Consents.

(a) Assuming receipt of the Plutus Shareholder Approval, neither the execution, delivery nor performance by any Plutus Party of this Agreement or the other Transaction Agreements to which it is a party, nor the consummation of the Transactions, will: (i) conflict with or violate such Plutus Party’s Governing Documents; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings, notices or permits referred to in Section 5.5(b) are duly and timely obtained or made, conflict with or violate any applicable Legal Requirements applicable to such Plutus Party; or (iii) except as disclosed on Schedule 5.5(a) of the Plutus Disclosure Letter, result in any breach of or constitute a default (with or without notice or lapse of time or both) under, or impair such Plutus Party’s or any Plutus Group Company’s rights or, in a manner adverse to any of the Plutus Group Companies, alter the rights or obligations of any third party under, or give to any third party any rights of consent, termination, amendment, acceleration (including any forced repurchase or put right) or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties, rights or assets of any of the Plutus Group Companies pursuant to, any Plutus Material Contracts, except, with respect to clause (ii), as would not, individually or in the aggregate, reasonably be expected to be material to the Plutus Group Companies, taken as a whole.

(b) No notices, reports or other filings are required to be made by any Plutus Group Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by any Target Group Company from, any Governmental Entity in connection with the execution and delivery by each Plutus Party of this Agreement and the other Transaction Agreements to which it is a party, except for: (i) the filing of the Plan of Merger in accordance with the Cayman Companies Act; (ii) applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate securities law related documents received from or filed with the relevant authorities of other jurisdictions in which any Plutus Group Company is licensed or qualified to do business; (iii) the submission and approval of Listing Application to and by Nasdaq; (iv) the consents, approvals, authorizations and permits described on Schedule 5.5(b) of the Plutus Disclosure Letter (the “Plutus Required Regulatory Approvals”); and (vii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to the Plutus Group Companies, taken as a whole, or reasonably be expected to prevent or materially delay or impair the consummation of the Transactions or the ability of such Plutus Party to perform its obligations under this Agreement or the other Transaction Agreements.

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5.6 Compliance; Approvals.

(a) Each of the Plutus Group Companies complied with and is not in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and are not reasonably likely to be material to the Plutus Group Companies, taken as a whole. Except as disclosed on Schedule 5.6 of Plutus Disclosure Letter, no written or, to the Knowledge of Plutus, oral notice, of non-compliance with any applicable Legal Requirements has been received by any Plutus Group Company. Each Plutus Group Company is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, in all material respects. Each Approval held by each Plutus Group Company is valid, binding and in full force and effect in all material respects. None of the Plutus Group Companies: (i) is in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any such Approval; or (ii) has received any notice from a Governmental Entity that has issued any such Approval that it intends to cancel, terminate, modify or not renew any such Approval, except in the case of clauses (i) and (ii) as would not individually or in the aggregate, reasonably be expected to be material to the Plutus Group Companies, taken as a whole.

5.7 Plutus SEC Reports and Financial Statements.

(a) Plutus has timely (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) filed or furnished all forms, reports, schedules, statements and other documents together with any amendments, restatements or supplements thereto required to be filed or furnished by Plutus with the SEC under the Exchange Act or the Securities Act since the Reference Date to the date of this Agreement, (all of the foregoing filed prior to the date of this Agreement, the “Plutus SEC Reports”), and will have timely filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional Plutus SEC Reports”). With respect to all agreements, documents and other instruments that previously had been filed by Plutus with the SEC, to the extent there is any amendment and modification thereto currently in effect which has not been filed or furnished by Plutus with the SEC, Plutus has heretofore furnished to the Target true and complete copies of such amendments and modifications. As of their respective filing dates and except to the extent corrected by a subsequent Plutus SEC Report, (i) the Plutus SEC Reports did not, and the Additional Plutus SEC Reports will not, contain, when filed or furnished, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (ii) Plutus SEC Reports complied, and the Additional Plutus SEC Reports will comply, in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations thereunder. All certifications and statements required by the Securities Act, the Exchange Act or the Sarbanes-Oxley Act (as the case may be) with respect to the Plutus SEC Reports and the Additional Plutus SEC Reports are each true and correct in all material respects.

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(b) Plutus maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act, which controls and procedures are designed to provide reasonable assurance that all material information concerning Plutus required to be disclosed by Plutus in the reports that it files or submits under the Exchange Act is made known to Plutus’s principal executive officer and its principal financial officer, as appropriate, to allow timely decisions regarding required disclosure. As of the date hereof, (i) there are no outstanding comments from the SEC with respect to the Plutus SEC Reports and (ii) to the Knowledge of Plutus, none of the Plutus SEC Reports filed on or prior to the date of this Agreement is subject to any ongoing SEC investigation or review. Plutus is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(c) The financial statements and notes of Plutus contained or incorporated by reference in the Plutus SEC Reports (such financial statements contained in the Plutus SEC Reports filed with the SEC as of the date hereof, the “Plutus Financial Statements”) fairly present, and the financial statements and notes of Plutus to be contained in or to be incorporated by reference in the Additional Plutus SEC Reports will fairly present, in all material respects the financial condition and the results of operations, changes in shareholders’ equity and cash flows of Plutus as at the respective dates of, and for the periods referred to in, such financial statements, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material to the Plutus Group Companies, taken as a whole) and the absence of footnotes, and (i) (as of the date hereof) were prepared and (as of the Closing Date) will be prepared in accordance with: (x) the Plutus Accounting Principles applied on a consistent basis during the periods involved; and (y) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material to the Plutus Group Companies, taken as a whole) and the absence of footnotes, (ii) were prepared from the books and records of the Plutus Group Companies; and (iii) were prepared in good faith based upon reasonable assumptions made by Plutus on a basis consistent with the basis employed in such books and records for the relevant periods. Plutus has no off-balance sheet arrangements that are not disclosed in the Plutus SEC Reports.

(d) Plutus has established and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act. Such internal controls are sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with the Plutus Accounting Principles, (ii) that transactions, receipts and expenditures of the Plutus Group Companies are being executed and made only in accordance with appropriate authorizations of management and directors of Plutus, (iii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with the Plutus Accounting Principles and to maintain accountability for assets, (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Plutus Group Companies that could have a material effect on the financial statements, and (v) that accounts, notes and other receivables are recorded accurately. To the Knowledge of Plutus, there is no (A) significant deficiency or material weakness in the system of internal controls over financial reporting of the Plutus Group Companies, (B) fraud, whether or not material, that involves Plutus’s management or other employees or Affiliates who have a significant role in the preparation of financial statements or the internal accounting controls utilized by Plutus, or (C) claim or allegation regarding any of the foregoing or any whistleblower complaint or report whether regarding the foregoing or any other matter. There are no outstanding personal loans or other extensions of credit made by the Plutus Group Companies to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of an Plutus Group Company.

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(e) The Plutus Group Companies have no Liabilities of the type required to be reflected or reserved for on a balance sheet prepared in accordance with the Plutus Accounting Principles, other than Liabilities (i) set forth in or reserved against or otherwise reflected in the Plutus Financial Statements or in the notes thereto, (ii) arising in the ordinary course of business of the Plutus Group Companies since the date of the most recent balance sheet included in the Plutus Financial Statements and are not material in amount, (iii) incurred in connection with the Transactions, or (iv) that are not, or would not reasonably be expected to be, individually or in the aggregate, material to the Plutus Group Companies taken as a whole. Other than disclosed in Schedule 5.7(e) of the Plutus Disclosure Letter, no Plutus Group Company has any secured creditors holding a security interest.

(f) The Financial Requirement will be satisfied.

5.8 Absence of Certain Changes or Events. Except as set forth in Plutus SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement and other Transaction Agreements or disclosed in Schedule 5.8 of Plutus Disclosure Letter, since December 31, 2024 through the date of this Agreement, (a) there has not been any Plutus Material Adverse Effect; (b) there has not been any action taken or agreed upon by the Plutus Group Companies that would be prohibited by Sections 6.2(c), 6.2(l), and 6.2(o) (and to the extent related to the foregoing clauses, Section 6.2(q)), if such action were taken on or after the date hereof without the consent of Target; and (c) each of the Plutus Group Companies has conducted its business in the ordinary course of business in all material respects.

5.9 Litigation. Except as disclosed on Schedule 5.9 of Plutus Disclosure Letter or otherwise would not, individually or in the aggregate, reasonably be expected to be material to the Plutus Group Companies, taken as a whole, there is: (a) no pending Legal Proceeding or, to the Knowledge of Plutus , threatened Legal Proceeding in writing, or to the Knowledge of Plutus, any investigation, against any Plutus Group Company or any of its properties or assets, or any of the directors, managers or officers of any Plutus Group Company with regard to their actions as such; (b) other than with respect to audits, examinations or investigations in the ordinary course of business conducted by a Governmental Entity, no pending or, to the Knowledge of Plutus, threatened audit, examination or investigation by any Governmental Entity against any Plutus Group Company or any of its properties or assets, or any of the directors, managers or officers of any Plutus Group Company with regard to their actions as such, and, to the Knowledge of Plutus, no facts exist that would reasonably be expected to form the basis for any such audit, examination or investigation; (c) no pending Legal Proceeding or, to the Knowledge of Plutus, threatened Legal Proceeding in writing, or, to the Knowledge of Plutus, investigation, by any Plutus Group Company against any third party; (d) no settlement or similar agreement that imposes any material ongoing obligation or restriction on any Plutus Group Company; and (e) no Order imposed or, to the Knowledge of Plutus, threatened in writing to be imposed upon any Plutus Group Company or any of its respective properties or assets, or any of the directors, managers or officers of any Plutus Group Company with regard to their actions as such.

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5.10 Employee Benefit Plans.

(a) Schedule 5.10(a) of the Plutus Disclosure Letter sets forth a true, correct and complete list of each Plutus Employee Benefit Plan. Other than the Plutus Share Plans, none of the Plutus Group Companies has other plan that (i) provides for transaction, retention or change in control payments or benefits or tax gross-ups, (ii) provides for equity or equity-based incentive compensation or (iii) is a defined contribution benefit plan, defined benefit pension plan, nonqualified deferred compensation plan or retiree medical plan. With respect to each Plutus Employee Benefit Plan, Plutus has made available to the Target true, correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) the current plan document and, to the extent available, the summary plan description; (ii) the most recent audited financial statement; (iii) all material filings and correspondence with any Governmental Entity; (iv) all related material insurance contracts which implement each such Plutus Employee Benefit Plan and (v) any documents with respect to any Plutus Employee Benefit Plan that are required to be prepared or filed under the applicable Legal Requirements.

(b) Except as disclosed on Section 5.10(b) of the Plutus Disclosure Letter, each Plutus Employee Benefit Plan has been established, maintained, operated and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of all applicable Legal Requirements.

(c) None of the Plutus Employee Benefit Plans provides for, and the Plutus Group Companies have no liability in respect of, post-retiree health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required pursuant to applicable Legal Requirements and at the sole expense of such participant or the participant’s beneficiary.

(d) With respect to any Plutus Employee Benefit Plan, no material actions, suits, claims (other than routine claims for benefits in the ordinary course), audits, inquiries, proceedings or lawsuits are pending, or, to the Knowledge of Plutus, threatened in writing against any Plutus Employee Benefit Plan, any trust related thereto or against any fiduciary thereof with respect thereto. No event has occurred, and to the Knowledge of Plutus, no condition exists that would, by reason of Plutus’s affiliation with any of its Affiliates, subject Plutus to any material tax, fine, lien, penalty or other liability imposed by any applicable Legal Requirements.

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(e) All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plutus Employee Benefit Plans have been timely made or accrued in accordance with Plutus Accounting Principles in all material respects.

(f) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event(s): (i) result in any payment or benefit becoming due to any current or former employee, contractor or director of Plutus or Plutus Subsidiaries or under any Plutus Employee Benefit Plans; (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, individual independent contractor or director of Plutus or Plutus Subsidiaries or under any Plutus Employee Benefit Plans; (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, contractor or director of Plutus or Plutus Subsidiaries or under any Plutus Employee Benefit Plan; or (iv) limit the right to merge, amend or terminate any Plutus Employee Benefit Plans.

(g) Neither the execution and delivery of this Agreement nor the consummation of the Transactions shall, either alone or in connection with any other event(s) give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code, any excise tax owing under Section 4999 of the Code or any other amount that would not be deductible under Section 280G of the Code.

(h) Plutus maintains no obligations to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual.

5.11 Labor Matters.

(a) Except as disclosed on Section 5.11(a) of the Plutus Disclosure Letter, no Plutus Group Company is a party to or bound by any labor agreement, collective bargaining agreement, works council agreement or other similar labor Contract applicable to current or former employees of any Plutus Group Company. No employees of the Plutus Group Companies are represented by any labor union, labor organization, or works council with respect to their employment with the Plutus Group Companies. There are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Plutus, threatened in writing to be brought or filed, with the National Labor Relations Board or other labor relations tribunal, nor has any such representation proceeding, petition, or demand been brought, filed, made, or, to the Knowledge of Plutus, threatened since the Reference Date. Since the Reference Date, there have been no labor organizing activities involving any Plutus Group Company or with respect to any employees of the Plutus Group Companies or, to the Knowledge of Plutus, threatened in writing by any labor organization, work council or group of employees.

(b) Since the Reference Date, there have been no strikes, work stoppages, slowdowns, lockouts or arbitrations, material grievances, unfair labor practice charges or other material labor disputes pending or, to the Knowledge of Plutus, threatened in writing against or affecting the Plutus Group Companies involving any employee or former employee of, or other individual who provided services to, any Plutus Group Company.

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(c) To the Knowledge of Plutus, no officer of any Plutus Group Company has given written notice to any Plutus Group Company of any intent to terminate his or her employment with such Plutus Group Company in connection with the consummation of the Transactions. The Plutus Group Companies are in compliance and, to the Knowledge of Plutus, each of their employees and consultants are in compliance, with the terms of any employment, nondisclosure, restrictive covenant, and consulting agreements between any Plutus Group Company and such individuals, in each case except as would not be material to the Plutus Group Companies taken as a whole.

(d) The Transactions contemplated by this Agreement will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of the Plutus Group Companies, except for where the failure to obtain such consent to make any such advance notifications has not had and would not reasonably be expected to have, individually or in the aggregate, an Plutus Material Adverse Effect.

(e) To the Knowledge of Plutus, no written notice or written complaint from or on behalf of any current or former employee of, or other individual who provided services to, any Plutus Group Company has been received by any Plutus Group Company since the Reference Date asserting or alleging sexual harassment or sexual misconduct against any current or former officer or director of any Plutus Group Company.

(f) Except as disclosed on Schedule 5.11(f) of the Plutus Disclosure Letter, since the Reference Date, there have been no material complaints, charges, investigations, claims or other Legal Proceedings against the Plutus Group Companies filed or pending or, to the Knowledge of Plutus, threatened that would be brought or filed, with any Governmental Entity based on, arising out of, or in connection with any labor and employment Legal Requirement, or employment practice of any Plutus Group Company. Since the Reference Date, no Plutus Group Company has received any notice of intent by any Governmental Entity responsible for the enforcement of labor and employment laws to conduct or initiate a material investigation, audit or Legal Proceeding relating to any employment or labor laws or employment practice of any Plutus Group Company. Each Plutus Group Company is, and has been since the Reference Date, in material compliance with all applicable Legal Requirements respecting employment and employment practices, including, to the extent applicable, all laws respecting terms and conditions of employment, wages and hours, the WARN Act, collective bargaining, immigration and work eligibility, benefits, labor relations, harassment, discrimination, civil rights, pay equity, child labor, equal employment opportunity, safety and health and workers’ compensation.

(g) No Plutus Group Company is liable for any arrears of wages or penalties with respect thereto, except in each case as would not be material to the Plutus Group Companies taken as a whole. All amounts that the Plutus Group Companies are legally required to withhold from their employees’ wages and to pay to any Governmental Entity as required by applicable Legal Requirements have been withheld and paid, and the Plutus Group Companies do not have any outstanding obligations to make any such withholding or payment, other than (i) with respect to an open payroll period or (ii) as would not result in material liability to the Plutus Group Companies, taken as whole.

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(h) Except as would not result in material liability to any Plutus Group Company, each Person who has provided or is providing services to any Plutus Group Company and has been classified as an exempt employee, independent contractor, temporary employee, leased employee or seasonal employee, as applicable, has been properly classified as such under all applicable Legal Requirements and pursuant to the terms of any Plutus Employee Benefit Plan. None of the Plutus Group Companies has any material liability or obligation under any applicable Legal Requirement or Plutus Employee Benefit Plan arising out of improperly classifying such Person as an exempt employee, independent contractor, temporary employee, leased employee or seasonal employee, as applicable, and no such Person is owed any wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued during the current pay period and any accrued pay or benefits for services, which by their terms or under applicable Legal Requirements, are payable in the future).

5.12 Real Properties; Tangible Property.

(a) No Plutus Group Company currently owns any real property or has in the past three years owned any real property.

(b) Each Plutus Group Company has a valid, binding and enforceable leasehold interest under each of the real property leases to which it is a party as of the date hereof as a lessee (the “Plutus Leased Properties”), free and clear of all Liens (other than Permitted Liens) and each of the leases, lease guarantees, agreements and documents related to any Plutus Leased Properties to which it is a party as of the date hereof, including all amendments, letter agreements, terminations and modifications thereof (collectively, the “Plutus Real Property Leases”), is in full force and effect as of the date hereof, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Plutus has made available to the Target true, correct and complete copies of all Material Plutus Real Property Leases (as defined below). No Plutus Group Company is in breach of or default under any Material Plutus Real Property Lease, and, to the Knowledge of Plutus, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default, except for such breaches or defaults as would not individually or in the aggregate reasonably be expected to be material to the Plutus Group Companies taken as a whole. The Plutus Leased Properties are suitable to allow the businesses of the Plutus Group Companies to be operated as currently conducted in all material respects. To the Knowledge of Plutus, (i) there are no pending condemnation proceedings with respect to any of the Plutus Leased Properties, and (ii) the current use of the Plutus Leased Properties does not violate any local planning, zoning or similar land use restrictions of any Governmental Entity in any material respect. No Plutus Group Company has received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a breach or default by any Plutus Group Company under any of the Plutus Real Property Leases and, to the Knowledge of Plutus, no other party is in breach or default thereof, except for such breaches or defaults as would not, individually or in the aggregate, reasonably be expected to be material to the Plutus Group Companies, taken as a whole. As of the date of this Agreement, to the Knowledge of Plutus, no party to any Plutus Real Property Lease has exercised any termination rights with respect thereto. Schedule 5.12(b) of the Plutus Disclosure Letter contains a true and correct list of all Material Plutus Real Property Leases. Except as disclosed in Schedule 5.12(b) of the Plutus Disclosure Letter, no Person other than the Plutus Group Companies has the right to use the Plutus Leased Properties, except as subleased by the respective Plutus Group Company to a sub-lessee.

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(c) Each Plutus Group Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its tangible assets, free and clear of all Liens other than: (i) Permitted Liens; (ii) the rights of lessors under any Plutus Real Property Lease; and (iii) the Liens specifically identified on the Schedule 5.12(c) of the Plutus Disclosure Letter. The tangible assets of the Plutus Group Companies: (A) constitute all of the tangible assets that are currently being used for the operation of the businesses of the Plutus Group Companies as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Plutus Group Companies as currently conducted; and (B) have been maintained in accordance with generally applicable accepted industry practice, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable for the uses to which they are being put, in each case, in all material respects.

5.13 Taxes.

(a) All income and other material Tax Returns required to be filed by or on behalf of each Plutus Group Company have been duly and timely filed with the appropriate Governmental Entity (taking into account any applicable extensions of time to file Tax Returns that were validly granted or obtained) and all such Tax Returns are true, correct and complete in all material respects. All material amounts of Taxes payable by each Plutus Group Company (whether or not shown on any Tax Return) have been fully and timely paid.

(b) Each Plutus Group Company has, (i) complied in all material respects with all applicable Legal Requirements related to the withholding and remittance of all material amounts of Tax and timely withheld and paid all material amounts of Taxes required to have been withheld and paid to the appropriate Governmental Entity, and (ii) complied in all material respects with all material reporting requirements (including maintenance of required records with respect thereto) with respect to such payments.

(c) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity against any Plutus Group Company which has not been paid or resolved.

(d) No material Tax audit or other examination of any Plutus Group Company by any Governmental Entity is presently in progress, nor are there any request or threat for such an audit or other examination.

(e) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Plutus Group Companies.

(f) Each Plutus Group Company has no liability for a material amount of unpaid Taxes which has not been accrued for or reserved on the Plutus Financial Statements, other than any liability for unpaid Taxes that has been incurred since the end of the most recent fiscal year in connection with the operation of the business of the Plutus Group Companies in the ordinary course of business.

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(g) No Plutus Group Company: (i) has any liability for the Taxes of another Person (other than any Plutus Group Company or their predecessors) as a result of being a member of a consolidated, combined, unitary or affiliated group filing for U.S. federal, state, local or non-U.S. income Tax purposes or as a transferee or a successor or by Contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes); (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (other than commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes); or (iii) has ever been a member of consolidated, combined, unitary or affiliated group filing for U.S. federal, state, local, or non-U.S. income Tax purposes, other than a group whose members are all Plutus Group Companies (or their predecessors).

(h) No Plutus Group Company: (i) has consented to extend the time in which any material amount of Tax may be assessed or collected by any Governmental Entity (other than ordinary course extensions of time to file Tax Returns), which extension is still in effect; or (ii) has entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code (or any similar provision of state, local or non-U.S. Legal Requirements).

(i) No Plutus Group Company has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization, in each case where it is required to file a material income Tax Return and does not file such a Tax Return.

(j) No Plutus Group Company will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date other than in the ordinary course of business; (ii) any change in method of accounting on or prior to the Closing Date; or (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheets included in the Plutus Financial Statements, or received in the ordinary course of business since the date of the most recent balance sheet included in the Plutus Financial Statements.

(k) No claim has been made by any Governmental Entity in a jurisdiction in which any Plutus Group Company does not file Tax Returns that is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

5.14 Brokers; Third Party Expenses. Except as disclosed in Schedule 5.14 of the Plutus Disclosure Letter, the Plutus Group Companies do not have any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or the Transactions on account of Contracts entered into by any Plutus Group Company.

5.15 Intellectual Property. Except as would not, individually or in the aggregate, be material to the Plutus Group Companies, taken as a whole:

(a) Schedule 5.15(a) of the Plutus Disclosure Letter contains a true and complete list, as of the date of this Agreement, of all patented, registered or applied-for Intellectual Property included in the Plutus Owned IP (collectively, the “Plutus Registered IP”). With respect to each item of Plutus Registered IP, all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with United States Patent and Trademark Office or equivalent authority or registrar anywhere in the world for the purposes of maintaining or renewing such Plutus Registered IP and recording and perfecting any Plutus Group Company’s ownership therein.

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(b) (i) The Plutus Group Companies solely and exclusively own all right, title, and interest in and to all material Plutus Owned IP, including the items of Intellectual Property set forth or required to be set forth in Schedule 5.15(a) of the Plutus Disclosure Letter pursuant to the first sentence of this Section 5.15(b), free and clear of all Liens (other than Permitted Liens); and (ii) the Plutus Group Companies own or have valid rights to use all other material Intellectual Property that is owned or used by the Plutus Group Companies to conduct the businesses of the Plutus Group Companies as currently conducted.

(c) (i) Since the Reference Date, neither the Plutus Group Companies nor the conduct of their businesses have infringed, diluted, misappropriated, or otherwise violated, and do not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property of any third party in any material respect; and (ii) there is no Legal Proceeding pending, or to the Knowledge of Plutus, threatened in writing, and since the Reference Date, the Plutus Group Companies have not received any written claims (including “cease and desist” letters or invitations to license) (x) alleging the Plutus Group Companies are infringing, misappropriating or otherwise violating any Intellectual Property of any third party; or (y) contesting the use, ownership, registration, scope, validity or enforceability of any Plutus Owned IP.

(d) (i) Since the Reference Date, to the Knowledge of Plutus, no Plutus Owned IP has been infringed, diluted, misappropriated or otherwise violated, or is being infringed, diluted, misappropriated or otherwise violated by any third party; and (ii) there is no Legal Proceeding pending or threatened in writing, and, since the Reference Date, the Plutus Group Companies have not made any written claims (including “cease and desist” letters or invitations to license) (x) contesting the use, ownership, registration, scope, validity, or enforceability of any Intellectual Property of such Person or (y) alleging that the conduct of any Person is infringing, misappropriating or otherwise violating any Plutus Owned IP.

(e) All Plutus Registered IP is subsisting, and to the Knowledge of Plutus, valid and enforceable.

(f) Each current and former employee, consultant, and contractor of an Plutus Group Company who has created or developed any material Intellectual Property for or on behalf of the Plutus Group Companies, or otherwise within the scope of their employment or engagement with the Plutus Group Companies (each such person, an “Plutus Contributor”) have done so pursuant to an agreement that (i) if the Plutus Contributor had access to confidential information, ensures the protection of the confidential information of the Plutus Group Companies and (ii) validly assigns (pursuant to a present-tense assignment) to the Plutus Group Companies all right, title and interest of such Plutus Contributor in all such Intellectual Property that does not vest initially in such entities by operation of law (each, a “Plutus Contributor Agreement”).

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(g) Since the Reference Date, the Plutus Group Companies have taken commercially reasonable steps to protect and maintain (including protecting the confidentiality of) the Personal Information and material Trade Secrets in the possession or under the control of any Plutus Group Company (“Plutus Data”).

(h) (i) None of the Plutus Group Companies, nor any other Person acting on their behalf, has disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, the source code for any Plutus Code, other than disclosures to Plutus Contributors involved in the development of products or services of the Plutus Group Companies subject to confidentiality obligations to the Plutus Group Companies with respect to such source code; and (ii) neither the execution of this Agreement or any other Transaction Agreements nor the consummation of any of the Transactions will result in any requirement that the Plutus Group Companies deliver, license or disclose the source code of any Plutus Code to any other Person (other than a Target Group Company).

(i) None of the Plutus Group Companies has incorporated any Open Source Software in, or used any Open Source Software in connection with, any Plutus Code in a manner that (i) requires the disclosure or distribution of any Plutus Code in source code form, (ii) requires the licensing thereof for the purpose of making derivative works, or (iii) imposes any restriction on the consideration to be charged for the licensing or distribution thereof. The Plutus Group Companies are in material compliance with the terms and conditions of all relevant licenses for Open Source Software used in the businesses of the Plutus Group Companies.

5.16 Data Privacy and Cybersecurity. Except as would not, individually or in the aggregate, be material to the Plutus Group Companies, taken as a whole:

(a) The Plutus Group Companies are, and since the Reference Date have been, in compliance in all material respects with all Plutus Privacy Requirements and all applicable Privacy Laws.

(b) (i) Since the Reference Date, the Plutus Group Companies have taken commercially reasonable measures to protect the integrity, continuous operation and physical and electronic security of the Plutus IT Systems (including Plutus Data); (ii) the Plutus IT Systems are functional, operate in a reasonable manner, and are in sufficiently good working condition for the operation of the businesses of the Plutus Group Companies; (iii) the Plutus IT Systems are free of any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or code that could materially disrupt or materially and adversely affect the functionality of the Plutus IT Systems; and (iv) since the Reference Date, there have been no material breaches, outages, misuses or intrusions of any Plutus IT System, nor any loss, theft, compromise or damage of, breach of security with respect to, or unauthorized access to, or rendering unavailable or inaccessible of any Plutus Data Processed by or on behalf of the Group Companies (collectively, “Plutus Security Incidents”);

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(c) The Plutus Group Companies (i) maintain commercially reasonable disaster recovery plans, procedures and facilities sufficient for their businesses; and (ii) have fully remediated all “high” or “critical” and other material threats, risks and deficiencies identified in data security risk assessments, audits and penetration tests performed since the Reference Date by or for the Plutus Group Companies.

(d) There are no Legal Proceedings, whether from a Governmental Entity or any other Person, pending (or, to the Knowledge of Plutus, threatened in writing) against, any Plutus Group Company alleging a violation of any of the Plutus Privacy Requirements.

5.17 Agreements, Contracts and Commitments.

(a) Schedule 5.17(a) of the Plutus Disclosure Letter sets forth a true, correct and complete list of each Plutus Material Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of this Agreement, “Plutus Material Contract” of the Plutus Group Companies shall mean each of the following Contracts to which an Plutus Group Company is a party as of the date hereof:

(i) any Contract or purchase commitment reasonably expected to result in future payments to or by any Plutus Group Company in excess of US$500,000 per annum;

(ii) (x) any Contract with the top 5 customers of the Plutus Group Companies (the “Plutus Material Customers”) as determined by revenue and (y) top 5 suppliers and distributors of the Plutus Group Companies by amounts payables (the “Plutus Material Suppliers”) (all, other than purchase or service orders accepted, confirmed or entered into in the ordinary course of business or with professional advisors), in each case during the 12-month period ended on December 31, 2024;

(iii) any Contract that purports to limit in any material respect (A) the localities in which the Plutus Group Companies’ businesses may be conducted, (B) any Plutus Group Company from engaging in any line of business or (C) any Plutus Group Company from developing, marketing or selling products or services, including any non-compete agreements or agreements limiting the ability of any of the Plutus Group Companies from soliciting customers or employees;

(iv) any Contract that is related to the governance or operation of any joint venture or partnership that has involved a sharing of revenues, profits, cash flows, expenses or losses with any other party or a payment of royalties to any other party, other than such Contract solely between or among any of the Plutus Group Companies;

(v) any Contract for or relating to any borrowing of money by or from any of the Plutus Group Companies in excess of US$2,000,000 (excluding, for the avoidance of doubt, any intercompany arrangements solely between or among any of the Plutus Group Companies);

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(vi) any Contract (other than those made in the ordinary course of business): (A) providing for the grant of any rights of refusal, rights of first negotiation, most-favored-nation or similar rights to purchase or lease any asset of the Plutus Group Companies; or (B) providing for any exclusive rights, rights of refusal, rights of first negotiation, most-favored-nation or similar rights to sell or distribute any product or service of any of the Plutus Group Companies;

(vii) any obligation to register any Plutus Shares or other securities of the Plutus Group Companies with any Governmental Entity (other than ordinary course requirements of foreign applicable Legal Requirements related to the recording with an applicable Governmental Entity of the ownership of non-U.S. Plutus Group Companies);

(viii) any Contracts relating to the sale of any operating business of any Plutus Group Company or the acquisition by any Plutus Group Company of any operating business, whether by merger, purchase or sale of stock or assets or otherwise, and for which any Plutus Group Company has any material outstanding obligations (other than customary non-disclosure and similar obligations incidental thereto and other than Contracts for the purchase of inventory or supplies entered into in the ordinary course of business);

(ix) any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization, or works council;

(x) any Contract for the use by any of the Plutus Group Companies of any tangible property where the annual lease payments are greater than US$500,000 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business) (the “Material Plutus Real Property Leases”);

(xi) any material Contract under which any of the Plutus Group Companies: (A) is granted a license, option, covenant not to sue or any right to or under any material Intellectual Property from any third party, other than Incidental Inbound Licenses or licenses for Open Source Software; or (B) grants a license, option, covenant not to sue, or any right to or under any material Plutus Owned IP to any third party, other than non-exclusive licenses granted to contractors, suppliers, vendors, distributors or customers in the ordinary course of business in object code form, for the use by such customers of the Plutus Group Companies’ products or services or the provision of services by such contractors, suppliers, vendors, or distributors to the Plutus Group Companies;

(xii) any Contract involving any resolution or settlement of any actual or threatened Legal Proceeding that is material to the Plutus Group Companies or their businesses or that imposes material non-monetary obligations on an Plutus Group Company, including any material restriction on the use, licensing or registration of any material Intellectual Property (including co-existence agreements);

(xiii) any Contract relating to the development of material Intellectual Property by, with or for the Plutus Group Companies (other than Plutus Contributor Agreements);

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(xiv) any Contract filed (or which is required to be filed) as an exhibit to Plutus’s most recently filed annual report on Form 20-F as a “material contract” pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act; and

(xv) any obligation to make any material payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons.

(b) Each Plutus Material Contract is in full force and effect and represents a legal, valid and binding obligation of the applicable Plutus Group Company party thereto and, to the Knowledge of Plutus, represents a legal, valid and binding obligation of the counterparties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Neither the applicable Plutus Group Company nor, to the Knowledge of Plutus, any other party thereto, is in material breach of or in default under, and no event has occurred which with notice or lapse of time or both would reasonably be expected to become a material breach of or default under, any Plutus Material Contract, and no party to any Plutus Material Contract has given any written notice of any claim of any such breach, default or event. True, correct and complete copies of all Plutus Material Contracts have been made available to the Target.

5.18 Insurance. Each of the Plutus Group Companies maintains insurance policies or fidelity or surety bonds covering its assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Plutus Insurance Policies”) covering certain material insurable risks in respect of its business and assets, and the Plutus Insurance Policies are in full force and effect. The coverages provided by such Plutus Insurance Policies are usual and customary in amount and scope for the Plutus Group Companies’ business and operations as currently conducted, and sufficient to comply with any insurance required to be maintained by Plutus Material Contracts. No written notice of cancellation or termination has been received by any Plutus Group Company with respect to any of the effective Plutus Insurance Policies. There is no pending material claim by any Plutus Group Company against any insurance carrier under any of the existing Plutus Insurance Policies for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

5.19 Interested Party Transactions. (a) No officer or director of Plutus or any of their respective immediate family members, or to the Knowledge of Plutus, any employee, officer, director or manager of the Plutus Group Companies or any of their respective immediate family members, is indebted to the Plutus Group Companies for borrowed money, nor are any of the Plutus Group Companies indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of such Persons, and (b) to the Knowledge of Plutus, no officer, director, employee, manager or holder of equity or derivative securities of the Plutus Group Companies (each, an “Plutus Insider”) or any member of an Plutus Insider’s immediate family is, directly or indirectly, a counterparty to (or controls a counterparty to) any Plutus Material Contract with any of the Plutus Group Companies, in each case, other than: (i) for payment of salary, bonuses and other compensation for services rendered; (ii) reimbursement for reasonable expenses incurred in connection with any of the Plutus Group Companies; (iii) for other employee benefits made generally available to similarly situated Persons; (iv) related to any such Person’s ownership of Plutus Shares or other securities of the Plutus Group Companies or such Person’s employment or consulting arrangements with the Plutus Group Companies; or (v) conducted on an arm’s-length basis.

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5.20 Information Supplied. The information relating to the Plutus Group Companies to be supplied by or on behalf of Plutus for inclusion or incorporation by reference in the Proxy Statement will not, on the date of filing thereof or the date that it is first mailed to the Plutus shareholders, as applicable, or at the time of the Special Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by Plutus with respect to the information that has been or will be supplied by the Target or any of its Representatives for inclusion in the Proxy Statement or any projections or forecasts included therein.

5.21 Anti-Bribery; Anti-Corruption.

(a) None of the Plutus Group Companies or any of the Plutus Group Companies’ respective directors, officers, or employees has, directly or indirectly, in each case of (a) through (e), in violation of any Legal Requirement: (a) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any government official, candidate for public office, political party or political campaign, or any official of such party or campaign, for the purpose of: (i) influencing any act or decision of such government official, candidate, party or campaign or any official of such party or campaign; (ii) inducing such government official, candidate, party or campaign or any official of such party or campaign to do or omit to do any act in violation of a lawful duty; (iii) obtaining or retaining business for or with any Person; (iv) expediting or securing the performance of official acts of a routine nature; or (v) otherwise securing any improper advantage; (b) paid, offered or agreed or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate or other similar unlawful payment of any nature; (c) made, offered or agreed or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records related to any of the foregoing; or (f) violated, conspired to violate, or aided and abetted the violation of Anti-Money Laundering and Anti-Corruption Laws.

(b) None of the Plutus Group Companies or any of the Plutus Group Companies’ respective directors, officers or, to the Knowledge of Plutus, any of the Plutus Group Companies’ respective employees (i) is or has been the subject of an undisclosed claim or allegation relating to (A) any potential violation of any Anti-Money Laundering and Anti-Corruption Laws or (B) any potentially unlawful payment, contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to an official, to any political party or official thereof or to any candidate for political office, or (ii) has received any notice or other communication from, or made a voluntary disclosure to, any Governmental Entity regarding any actual, alleged or potential violation of, or failure to comply with, any Anti-Money Laundering and Anti-Corruption Law. Plutus Group Companies have established, implemented, and maintained policies, procedures, and a system or systems of internal controls reasonably designed to ensure compliance with the Anti-Money Laundering and Anti-Corruption Laws.

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5.22 International Trade; Sanctions.

(a) Each of the Plutus Group Companies, the Plutus Group Companies’ respective directors, officers and employees and, to the Knowledge of Plutus, any other Persons acting on their behalf, in connection with the operation of the business of the Plutus Group Companies, and in each case in all material respects: (a) have been in compliance with all applicable Customs & International Trade Laws; (b) have obtained all necessary Customs & International Trade Authorizations; (c) have not been the subject of any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment or denial of future Customs & International Trade Authorizations in connection with any actual or alleged violation of any applicable Customs & International Trade Laws; and (d) have not received any actual or, to the Knowledge of Plutus, threatened claims or requests for information by a Governmental Entity regarding, and have not made any disclosures to any Governmental Entity with respect to, their compliance with any applicable Customs & International Trade Laws. The Plutus Group Companies have in place controls and systems reasonably designed to promote compliance with applicable Customs & International Trade Laws.

(b) None of the Plutus Group Companies or any of the Plutus Group Companies’ respective directors, officers or, to the Knowledge of Plutus, any of the Plutus Group Companies’ respective employees or any other Persons acting on their behalf is or has been, a Sanctioned Person. For the past five years, each of the Plutus Group Companies and the Plutus Group Companies’ respective directors, officers, employees and Affiliates and, to the Knowledge of Plutus, any other Persons acting on their behalf have, in connection with the operation of the business of the Plutus Group Companies, been in material compliance with all applicable Sanctions. For the past five years, the Plutus Group Companies and the Plutus Group Companies’ respective directors, officers or, to the Knowledge of Plutus, any of the Plutus Group Companies’ respective employees have not, and are not, in connection with the operation of the business of the Plutus Group Companies, engaged in any business activities, transactions, or other dealings, directly or indirectly, with or for the benefit of any Sanctioned Person or Sanctioned Country in violation of Sanctions. For the past five years, (i) no Governmental Entity has initiated any investigation, inquiry, action or enforcement proceeding or has imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of an authorization, debarment or denial of future authorizations against any of the Plutus Group Companies or any of their respective directors, officers, or, to the Knowledge of Plutus, any of the Plutus Group Companies’ respective employees, controlled Affiliates or any other Persons acting on their behalf in connection with any actual or alleged violation of any applicable Sanctions, (ii) there have been no actual or, to the Knowledge of Plutus, threatened claims or requests for information by a Governmental Entity received by an Plutus Group Company with respect to compliance with applicable Sanctions and (iii) and no disclosures have been made to any Governmental Entity with respect to any actual or potential noncompliance with applicable Sanctions. The Plutus Group Companies have in place controls and systems reasonably designed to ensure compliance with applicable Sanctions.

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5.23 Plutus Listing. There is no action or proceeding pending or, to the Knowledge of Plutus, threatened in writing against Plutus by Nasdaq or the SEC with respect to any Plutus Shares or to terminate the listing of Plutus on Nasdaq. None of Plutus or any of its Affiliates has taken any action in an attempt to terminate the registration of the Plutus Shares under the Exchange Act. Plutus has not received any written or oral deficiency notice from Nasdaq relating to the continued listing requirements of the Plutus Shares.

5.24 Disclaimer of Other Warranties. EACH PLUTUS PARTY HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS, NONE OF TARGET, THE TARGET GROUP COMPANIES NOR ANY OF THEIR RESPECTIVE SUBSIDIARIES, AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO ANY PLUTUS PARTY, ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO ANY OF THE TARGET OR THE TARGET GROUP COMPANIES, OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING: (A) NONE OF THE TARGET, THE TARGET GROUP COMPANIES NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE TARGET IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS; AND (B) NEITHER TARGET, NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE TO ANY PLUTUS PARTY OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO ANY PLUTUS PARTY OR ITS AFFILIATES OR REPRESENTATIVES OR SUCH OTHER PERSON BY OR ON BEHALF OF THE TARGET IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE TARGET, ANY TARGET GROUP COMPANY, AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING OTHER THAN EXPRESSLY SET FORTH IN THE TRANSACTION AGREEMENTS. EACH PLUTUS PARTY HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS. EACH PLUTUS PARTY ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE TARGET GROUP COMPANIES, AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING, AND IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, EACH PLUTUS PARTY HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE TARGET EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 5.24, CLAIMS AGAINST THE TARGET, ANY TARGET GROUP COMPANY OR ANY OTHER PERSON WILL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT BY SUCH PERSON.

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Article VI

CONDUCT PRIOR TO THE CLOSING

6.1 Conduct of Business by Target Group Companies. Except (a) as expressly contemplated by this Agreement or any other Transaction Agreements, (b) as required by applicable Legal Requirements, (c) as requested by or consented to in writing by Plutus (which consent shall not be unreasonably withheld, delayed or conditioned), or (d) as stipulated in the agreed restructuring plan in connection with the Target Restructuring, during the period from the date of this Agreement until the earlier of (i) the Effective Time and (ii) the termination of this Agreement pursuant to Section 9.1, the Target (x) shall, and shall cause each of the Target Group Companies to, conduct its business in the ordinary course of business consistent with past practice and in accordance with applicable Legal Requirements, (y) shall not, and shall cause each of the Target Group Companies not to:

(a) (I) increase the maximum aggregate number of Target Shares which may be issued pursuant to any Target Share Plan as of the date hereof or otherwise amend any Target Share Plan, (II) without prior written notification to Plutus, hire or terminate any employee, or, (III) except as otherwise required by any Target Employee Benefit Plan as in effect on the date hereof or applicable Legal Requirements: (i) increase in any manner the compensation or benefits payable, or to become payable to, any current or former employee, director or independent contractor, except for (A) individual increases of not more than 20% in the base salary or wage rate of any current employee who has annual base compensation of less than US$100,000 in the ordinary course of business, (B) the payment of annual bonuses and other short-term incentive compensation in the ordinary course of business (including with respect to the determination of the achievement of any applicable performance objectives, whether qualitative or quantitative) consistent with past practice, (C) increases of compensation for employees who change jobs, (D) increases of compensation to reflect market adjustments on the basis of objective data and (E) increases of compensation to adjust for gender equity as needed; (ii) grant or pay any severance or change in control pay or benefits to, or otherwise increase the severance or change in control pay or benefits of, any current or former employee, director or independent contractor, other than the payment of severance in the ordinary course of business; (iii) establish, adopt, enter into, amend or terminate any collective bargaining agreement, Target Employee Benefit Plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted a Target Employee Benefit Plan if it had been in effect on the date of this Agreement; (iv) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Target Employee Benefit Plan or otherwise; or (v) grant any equity or equity-based compensation awards;

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(b) (i) transfer, sell, assign, license (other than non-exclusive licenses granted to employees, contractors, suppliers, vendors, distributors or customers in the ordinary course of business in object code form, for the use by such customers of the Target Group Companies’ products or services or the provision of services by such contractors, suppliers, vendors, or distributors to the Target Group Companies) any Target Owned IP material to the Target Group Companies; (ii) subject any Target Owned IP material to the Target Group Companies to a Lien (other than Permitted Liens); (iii) abandon, let lapse or fail to maintain or renew any Target Registered IP (other than Target Registered IP that (x) in the reasonable business judgment of the Target Group Companies, is not material to the Target Group Companies or (y) is expiring at the end of its natural statutory term) or (iv) subject or agree to subject any Target Code material to the Target Group Companies to the terms of any Open Source Software license and engage in any activities described in Section 4.16(i)(i)-(iii) with respect to such material Target Code;

(c) except for transactions solely among the Target Group Companies: (i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any share capital or otherwise, or split, combine or reclassify any share capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any share capital, or reorganization, recapitalization, exchange of shares or other like change with respect to any share capital; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, share capital or any other equity interests, as applicable, in any Target Group Company (other than repurchases, redemptions or other acquisitions of equity interests from directors, officers or employees in accordance with the terms of any equity incentive plan or such Person’s employment, grant or subscription agreement, in each case, in accordance with such Target Group Company’s Governing Documents and such plan or agreement, as in effect as of the date of this Agreement); or (iii) grant, issue, sell or otherwise dispose, or authorize to issue, sell, or otherwise dispose any membership interests, share capital or any other equity interests (such as stock options, stock units, restricted stock or other Contracts for the purchase or acquisition of such share capital), as applicable, in any Target Group Company;

(d) amend its Governing Documents;

(e) except in the ordinary course of business: (i) merge, consolidate or combine any Target Group Company with a third party; or (ii) acquire or agree to acquire by merging or consolidating with, purchasing a majority of the equity interest in or all or substantially all of the assets of, or by any other manner, any third-party business or corporation, partnership, association or other business organization or division thereof, to the extent the aggregate transaction value of such investments and acquisitions exceeds US$1,000,000;

(f) voluntarily dispose of or amend any Target Real Property Lease other than in the ordinary course of business or as would not reasonably be expected to be material to the Target Group Companies, individually or in the aggregate;

(g) other than with respect to the Target Real Property Leases and Intellectual Property, voluntarily sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of assets or properties material to the Target Group Companies, other than in the ordinary course of business or pursuant to Contracts existing on the date hereof;

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(h) (i) make, create any loans, advances or capital contributions to, or investments in, any Person other than any of the Target Group Companies and other than advances for business expenses and loans or advances to customers and suppliers in the ordinary course of business; (ii) create, incur, assume, guarantee or otherwise become liable for, any Indebtedness incurred after the date hereof in excess of US$1,000,000 (including, for the avoidance of doubt, drawdowns under credit facilities of any of the Target Group Companies in effect as of the date hereof), other than such Indebtedness incurred in the ordinary course of business and guarantees of any Indebtedness of any Target Group Companies that does not and will not reasonably be expected to result in or give rise to any rights of consent, termination, amendment, acceleration (including any forced repurchase or put right) or cancellation by any Person in connection with the Transactions; (iii) except in the ordinary course of business, create any Liens on any material property or material assets of any of the Target Group Companies in connection with any Indebtedness thereof (other than Permitted Liens); or (iv) cancel or forgive any Indebtedness owed to any of the Target Group Companies other than ordinary course compromises of amounts owed to the Target Group Companies by their respective customers;

(i) compromise, settle or agree to settle any Legal Proceeding involving payments by any Target Group Company of US$1,000,000 or more, or that imposes any material non-monetary obligations on a Target Group Company (excluding, for the avoidance of doubt, confidentiality, non-disparagement or other similar obligations incidental thereto), in each case other than those disclosed on Schedule 4.10 of the Target Disclosure Letter (provided, that, the Target shall promptly notify Plutus of any settlement or agreement to settlement of any Legal Proceeding involving any Target Group Company);

(j) except in the ordinary course of business or as would not reasonably be expected to be material to the Target Group Companies, individually or in the aggregate: (A) modify, amend in a manner that is adverse to the applicable Target Group Company or terminate any Target Material Contract; (B) enter into any Contract that would have been a Target Material Contract, had it been entered into prior to the date of this Agreement; or (C) waive, delay the exercise of, release or assign any material rights or claims under any Target Material Contract (other than assignments among the Target Group Companies);

(k) except as required by Target Accounting Principles (or any interpretation thereof) or applicable Legal Requirements (including to obtain compliance with PCAOB auditing standards), make any material change in accounting methods, principles or practices;

(l) make, change or revoke any material Tax election, change (or request to change) any material method of accounting for Tax purposes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax or surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or enter into any Tax indemnity, Tax sharing or Tax allocation agreement (other than commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes);

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(m) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of any Target Group Company;

(n) subject to Section 6.1(a), enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, shareholders or other Affiliates (other than Target Group Companies), other than (i) payments or distributions relating to obligations in respect of arm’s-length commercial transactions, (ii) reimbursement for reasonable expenses incurred in connection with any of the Target Group Companies, and (iii) employment arrangements entered into in the ordinary course;

(o) engage in any material new line of business;

(p) amend any provision of its privacy policies in any material respect or in any manner adverse to any of the Target Group Companies (other than changes required to conform to applicable Privacy Laws); or

(q) agree in writing or otherwise agree, commit or resolve to take any of the foregoing actions.

Notwithstanding anything in this Section 6.1 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give any other Party, directly or indirectly, the right to control or direct the operations of any Target Group Company and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any Target Group Company from paying any Target Transaction Costs, in each case, prior to the Closing.

6.2 Conduct of Business by the Plutus Group Companies. Except (a) as expressly contemplated by this Agreement or any other Transaction Agreements, (b) as required by applicable Legal Requirements, or (c) as requested by or consented to in writing by the Target (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the earlier of (i) the Effective Time and (ii) the termination of this Agreement pursuant to Section 9.1, Plutus (x) shall, and shall cause each of the Plutus Group Companies to, conduct its business in the ordinary course of business consistent with past practice and in accordance with applicable Legal Requirements, (y) shall not, and shall cause each of the Plutus Group Companies not to:

(a) (I) increase the maximum aggregate number of Plutus Shares which may be issued pursuant to any Plutus Share Plan as of the date hereof or otherwise amend any Plutus Share Plan, (II) without prior written notification to the Target, hire or terminate any employee, or, (III) except as otherwise required by any Plutus Share Plan as in effect on the date hereof or applicable Legal Requirements: (i) increase in any manner the compensation or benefits payable, or to become payable to, any current or former employee, director or independent contractor, except for (A) individual increases of not more than 20% in the base salary or wage rate of any current employee who has annual base compensation of less than US$100,000 in the ordinary course of business, (B) the payment of annual bonuses and other short-term incentive compensation in the ordinary course of business (including with respect to the determination of the achievement of any applicable performance objectives, whether qualitative or quantitative) consistent with past practice, (C) increases of compensation for employees who change jobs, (D) increases of compensation to reflect market adjustments on the basis of objective data and (E) increases of compensation to adjust for gender equity as needed; (ii) grant or pay any severance or change in control pay or benefits to, or otherwise increase the severance or change in control pay or benefits of, any current or former employee, director or independent contractor, other than the payment of severance in the ordinary course of business; (iii) establish, adopt, enter into, amend or terminate any collective bargaining agreement, Plutus Employee Benefit Plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted an Plutus Employee Benefit Plan if it had been in effect on the date of this Agreement; (iv) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Plutus Employee Benefit Plan or otherwise; or, (v) grant any equity or equity-based compensation awards other than as permitted under the Plutus Share Plan;

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(b) (i) transfer, sell, assign, license (other than non-exclusive licenses granted to employees, contractors, suppliers, vendors, distributors or customers in the ordinary course of business in object code form, for the use by such customers of the Plutus Group Companies’ products or services or the provision of services by such contractors, suppliers, vendors, or distributors to the Plutus Group Companies) any Plutus Owned IP; (ii) subject any Plutus Owned IP to a Lien (other than Permitted Liens); (iii) abandon, let lapse or fail to maintain or renew any Plutus Owned IP (other than Plutus Owned IP that, in the reasonable business judgment of the Plutus Group Companies, is not material to the Plutus Group Companies) or (iv) subject or agree to subject any Plutus Code to the terms of any Open Source Software license;

(c) except for transactions solely among the Plutus Group Companies wholly owned by Plutus directly or indirectly, (i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or otherwise, or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, or reorganization, recapitalization, exchange of shares or other like change with respect to any share capital; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, capital stock or any other equity interests, as applicable, in any Plutus Group Company (other than repurchases, redemptions or other acquisitions of equity interests from directors, officers or employees in accordance with the terms of any Plutus Share Plan or such Person’s employment, grant or subscription agreement, in each case, in accordance with such Plutus Group Company’s Governing Documents and such plan or agreement, as in effect as of the date of this Agreement); or (iii) grant, issue, sell or otherwise dispose, or authorize to issue, sell, or otherwise dispose any membership interests, capital stock or any other equity interests (such as stock options, stock units, restricted stock or other Contracts for the purchase or acquisition of such capital stock), as applicable, in any Plutus Group Company (other than any grants, issuances or sales made to directors, officers or employees in accordance with the terms of any Plutus Share Plan or such Person’s employment, grant or subscription agreement, in each case, in accordance with such Plutus Group Company’s Governing Documents and such plan or agreement, as in effect as of the date of this Agreement);

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(d) amend its Governing Documents (save as required under this Agreement);

(e) except in the ordinary course of business: (i) merge, consolidate or combine any Plutus Group Company with a third party; or (ii) acquire or agree to acquire by merging or consolidating with, purchasing a majority of the equity interest in or all or substantially all of the assets of, or by any other manner, any third-party business or corporation, partnership, association or other business organization or division thereof, to the extent the aggregate transaction value of such investments and acquisitions exceeds US$1,000,000;

(f) voluntarily dispose of or amend any Plutus Real Property Lease other than in the ordinary course of business or as would not reasonably be expected to be material to the Plutus Group Companies, individually or in the aggregate;

(g) other than with respect to the Plutus Real Property Leases and Intellectual Property, voluntarily sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of assets or properties material to the Plutus Group Companies, other than in the ordinary course of business or pursuant to Contracts existing on the date hereof;

(h) (i) make, create any loans, advances or capital contributions to, or investments in, any Person other than any of the Plutus Group Companies and other than advances for business expenses and loans or advances to customers and suppliers in the ordinary course of business; (ii) create, incur, assume, guarantee or otherwise become liable for, any Indebtedness incurred after the date hereof in excess of US$1,000,000 (including, for the avoidance of doubt, drawdowns under credit facilities of any of the Plutus Group Companies in effect as of the date hereof ), other than such Indebtedness incurred in the ordinary course of business and guarantees of any Indebtedness of any Plutus Group Companies wholly owned by Plutus directly or indirectly that does not and will not reasonably be expected to result in or give rise to any rights of consent, termination, amendment, acceleration (including any forced repurchase or put right) or cancellation by any Person in connection with the Transactions; (iii) except in the ordinary course of business, create any Liens on any material property or material assets of any of the Plutus Group Companies in connection with any Indebtedness thereof (other than Permitted Liens); or (iv) cancel or forgive any Indebtedness owed to any of the Plutus Group Companies other than ordinary course compromises of amounts owed to the Plutus Group Companies by their respective customers;

(i) compromise, settle or agree to settle any Legal Proceeding involving payments by any Plutus Group Company of US$1,000,000 or more, or that imposes any material non-monetary obligations on an Plutus Group Company (excluding, for the avoidance of doubt, confidentiality, non-disparagement or other similar obligations incidental thereto), in each case other than those disclosed on Schedule 5.9 of the Plutus Disclosure Letter (provided, that, Plutus shall promptly notify the Target of any settlement or agreement to settlement of any Legal Proceeding involving any Plutus Group Company);

(j) except in the ordinary course of business or as would not reasonably be expected to be material to the Plutus Group Companies, individually or in the aggregate: (A) modify, amend in a manner that is adverse to the applicable Plutus Group Company or terminate any Plutus Material Contract; (B) enter into any Contract that would have been an Plutus Material Contract, had it been entered into prior to the date of this Agreement; or (C) waive, delay the exercise of, release or assign any material rights or claims under any Plutus Material Contract (other than assignments among the Plutus Group Companies);

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(k) except as required by Plutus Accounting Principles (or any interpretation thereof) or applicable Legal Requirements (including to obtain compliance with PCAOB auditing standards), make any material change in accounting methods, principles or practices;

(l) make, change or revoke any material Tax election, change (or request to change) any material method of accounting for Tax purposes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax or surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or enter into any Tax indemnity, Tax sharing or Tax allocation agreement (other than commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes);

(m) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of any Plutus Group Company;

(n) subject to Section 6.2(a), enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, shareholders or other Affiliates (other than Plutus Group Companies wholly owned by Plutus directly or indirectly), other than (i) payments or distributions relating to obligations in respect of arm’s-length commercial transactions, (ii) reimbursement for reasonable expenses incurred in connection with any of the Plutus Group Companies, and (iii) employment arrangements entered into in the ordinary course;

(o) engage in any material new line of business;

(p) amend any provision of its privacy policies in any material respect or in any manner adverse to any of the Plutus Group Companies (other than changes required to conform to applicable Privacy Laws); or

(q) agree in writing or otherwise agree, commit or resolve to take any of the foregoing actions.

Notwithstanding anything in this Section 6.2 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give any other Party, directly or indirectly, the right to control or direct the operations of any Plutus Group Company and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any Plutus Group Company from paying any Plutus Transaction Costs, in each case, prior to the Closing.

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6.3 Requests for Consent.

(a) Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that an email from a Principal Party (the “Requesting Principal Party”) to one or more Designated Persons of each of the other Principal Party (the “Receiving Principal Party”) specifically requesting consent under Section 6.1 (if the Requesting Principal Party is the Target) or Section 6.2 (if the Requesting Principal Party is Plutus), as applicable, in each case with a subject line clearly identifying such email as an email intended to seek consent under the applicable Section, shall constitute a valid request by the Requesting Principal Party to the Receiving Principal Party for all purposes under this Article VI. “Designated Persons” shall mean, (i) with respect to the Target, the individuals set forth on Schedule 6.3(a) of the Target Disclosure Letter or such other individuals Target designated by written notice to Plutus in writing pursuant to Section 11.1 and (ii) with respect to Plutus, the individuals set forth on Schedule 6.3(a) of the Plutus Disclosure Letter or such other individuals Plutus designated by written notice to the Target writing pursuant to Section 11.1.

(b) If, within five (5) Business Days of delivery by the Requesting Principal Party of a valid request pursuant to Section 6.3(a), the Receiving Principal Party does not respond and object, then the Requesting Principal Party shall be deemed to have obtained a valid consent from the Receiving Principal Party for all purposes under this Article VI.

Article VII

ADDITIONAL AGREEMENTS

7.1 Proxy Statement; Special Meeting; Shareholder Approvals.

(a) Proxy Statement.

(i) As promptly as practicable following the execution and delivery of this Agreement, in each case in relation to Target Group Companies), Plutus shall, in accordance with this Section 7.1(a), prepare and furnish with the SEC a proxy statement of Plutus (as such filing is amended or supplemented, the “Proxy Statement”), for the purpose of soliciting proxies from holders of Plutus Existing Shares to vote at the Special Meeting (as defined below) in favor of: (1) the approval and adoption of this Agreement and the Transactions contemplated under this Agreement (including the Merger); (2) the adoption of the Plutus A&R MAA (and the Plutus Existing Share Reclassification and the change of name contemplated by Section 2.1(b) above); and (3) any other proposals the Parties agree as necessary or desirable to consummate the Transactions (collectively, the “Plutus Shareholder Matters”). Without the prior written consent of the Target (such consent not to be unreasonably withheld, conditioned or delayed), the Plutus Shareholder Matters shall be the only matters (other than procedural matters) which Plutus shall propose to be acted on by Plutus’s shareholders at the Special Meeting. Plutus shall ensure that the Proxy Statement complies to form and substance with the applicable Legal Requirements. Plutus shall furnish the Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its shareholders of record, as of the record date to be established by the board of directors of Plutus pursuant to Section 7.1(b), as promptly as practicable following the filing of the Proxy Statement (such date, the “Proxy Filing Date”).

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(ii) In the preparation of the Proxy Statement, Plutus will make available to the Target drafts of the Proxy Statement and any other documents to be filed or furnished with the SEC that relate to the Transactions, both preliminary and final, and any amendment or supplement to the Proxy Statement or such other document and will provide the Target with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. In relation to the Transaction, Plutus shall not file or furnish any such documents with, or respond to any comments or requests from, the SEC without the prior written consent of the Target (such consent not to be unreasonably withheld, conditioned or delayed). Plutus will advise the Target promptly (and in any event within one (1) Business Day) after it receives notice thereof, of: (A) the time when the Proxy Statement has been furnished with the SEC; (B) the furnishing of any supplement or amendment to the Proxy Statement; and (C) requests by the SEC for additional information relating to the Proxy Statement, in each case of (A), (B) and (C), together with a copy of the Proxy Statement, supplement or amendment thereto, or such request, as applicable.

(iii) If, at any time prior to the Special Meeting, Plutus discovers any information (or, pursuant to the next sentence, is informed by the Target that it has discovered any information) that should be set forth in an amendment or supplement to the Proxy Statement so that it would not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Plutus shall promptly file an amendment or supplement to the Proxy Statement describing or correcting such information such that the Proxy Statement no longer contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading, and, to the extent required by applicable Legal Requirements, disseminate such amendment or supplement to the Plutus Shareholders. If, at any time prior to the Closing, the Target discovers any information, event or circumstance relating to itself, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement so that it would not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then it shall promptly inform Plutus of such information, event or circumstance.

(iv) Plutus shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder. The Target agrees to use reasonable best efforts to timely provide Plutus with all information in its possession concerning (a) the business, management, operations and financial condition of itself and its Subsidiaries and (b) officers, directors, employees, shareholders, and other equityholders and such other matters, in each case, reasonably requested by Plutus for inclusion in the Proxy Statement. Each Principal Party shall cause the directors, officers and employees of itself or its Subsidiaries to be reasonably available to Plutus and its counsel, auditors and other advisors in connection with the drafting of the Proxy Statement.

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(b) Plutus shall, as promptly as practicable following the Proxy Filing Date, establish a record date (which date shall be agreed with the Target) for, duly call and give notice of an extraordinary general meeting of Plutus’s shareholders (the “Special Meeting”). Plutus shall convene and hold the Special Meeting for the purpose of obtaining the approval of the Plutus Shareholder Matters, which meeting shall be held not more than thirty-five (35) days after the date on which Plutus mails the Proxy Statement to its shareholders. Plutus shall use reasonable best efforts to obtain the approval of the Plutus Shareholder Matters at the Special Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Legal Requirements for the purpose of seeking the approval of the Plutus Shareholder Matters. Notwithstanding anything to the contrary contained in this Agreement, Plutus shall be entitled to (and in the case of the following clauses (ii) or (iii), at the request of the Target, Plutus shall) postpone or adjourn the Special Meeting: (i) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of Plutus has determined in good faith is required by applicable Legal Requirements is disclosed to Plutus’s shareholders and for such supplement or amendment to be promptly disseminated to Plutus’s shareholders with sufficient time prior to the Special Meeting for Plutus’s shareholders to consider the disclosures contained in such supplement or amendment; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Plutus Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; or (iii) in order to solicit additional proxies from shareholders for purposes of obtaining approval of the Plutus Shareholder Matters; provided, that in the event of a postponement or adjournment pursuant to clauses (i), (ii), or (iii), the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved; provided, further, that, without the consent of the Target (such consent not to be unreasonably withheld, conditioned or delayed), in no event shall Plutus postpone or adjourn the Special Meeting for more than fifteen (15) days later than the most recently postponed or adjourned meeting; provided, further, that in no event shall Plutus be permitted to postpone or adjourn the Special Meeting more than three times or reconvene the Special Meeting on a date that is later than fifteen (15) Business Days prior to the Outside Date.

(c) Subject to the proviso in the immediately following sentence, Plutus shall include the Plutus Board Recommendation in the Proxy Statement. The board of directors of Plutus shall not (and no committee or subgroup thereof shall) change, withdraw, revoke, withhold, qualify or modify, or publicly propose to change, withdraw, revoke, withhold, qualify or modify, the Plutus Board Recommendation (a “Change in Recommendation”); provided, however, that the board of directors of Plutus may make a Change in Recommendation if it determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that a failure to make a Change in Recommendation would constitute a breach by the board of directors of its fiduciary obligations to Plutus’s shareholders under applicable Legal Requirements. Plutus agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the Plutus Shareholder Matters shall not be affected by any Change in Recommendation, and Plutus agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its shareholders the matters contemplated by the Proxy Statement as contemplated by Section 7.1(b), regardless of whether or not there shall have occurred any Change in Recommendation.

7.2 Listing Application; Listing.

(a) In connection with the Merger, Plutus shall submit an initial listing application for the New Class A Shares to be approved for listing on Nasdaq. The Target shall cooperate and shall procure that its Representatives cooperate with Plutus in a timely manner as reasonably requested by Plutus in connection with the application for such listing (the “Listing Application”) to be submitted to Nasdaq in accordance with applicable Legal Requirements or Nasdaq requirements in connection with the Transactions, including furnishing to Plutus and its Representatives all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or as may be reasonably requested in connection with the Listing Application. In furtherance of the foregoing, the Target hereby consents to deliver to Plutus such financial statements as may be required by law or Nasdaq rules and regulations to be included the Listing Application.

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(b) From the date hereof through the Closing, Plutus shall ensure that Plutus remains listed as a public company on Nasdaq, in compliance with any applicable Nasdaq rules and regulations, and that the Plutus Existing Shares remain listed on Nasdaq.

(c) From the date hereof through the Closing, Plutus shall keep current and timely file all reports or information required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Legal Requirements.

7.3 Certain Regulatory Matters.

(a) Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to, in the case of the Target, submit, make or obtain, as applicable, the Target Required Regulatory Approvals, and, in the case of the Plutus Parties, submit, make or obtain, as applicable, the Plutus Required Regulatory Approvals, and use its reasonable best efforts to assist and cooperate with the other Parties in the foregoing efforts.

(b) With respect to all approvals, authorizations, consents, orders, filings, registrations or notifications under applicable Legal Requirements (including those relating to competition, merger control, antitrust and foreign investment (including national security in relation to foreign investment)) in connection with the execution, delivery and performance of the Transaction Agreements and the Transactions contemplated thereunder, including the Plutus Required Regulatory Approvals and the Target Required Regulatory Approvals, each Party shall, subject to applicable Legal Requirements including applicable confidentiality obligations, use reasonable endeavours to, (i) timely furnish to such other Party such necessary information and reasonable assistance as such other Party may reasonably request in connection with its preparation of, application for, or carrying out of (as the case may be), any such approval, authorization, consent, order, filing, registration or notification and (ii) keep the other Party timely and reasonably informed of any developments, meetings or discussions with any Governmental Entity in respect of any such approval, authorization, consent, order, filing, registration or notification (or the status thereof, as the case may be), including the Plutus Required Regulatory Approval or the Target Required Regulatory Approval, as applicable.

(c) Notwithstanding the foregoing, nothing in this Agreement shall require, or be construed to require, the Target or Plutus or any of their respective Affiliates, as the case may be, to accept any conditions, restrictions, undertakings or commitments imposed by a competent Governmental Entity, whether such conditions, undertakings or commitments are financial, behavioral or otherwise in nature, in connection with any Target Required Regulatory Approval or Plutus Required Regulatory Approval, as applicable, except for such conditions, restrictions, undertakings or commitments that would not have a material adverse effect on the ability of such Person to continue to conduct its business following the Closing substantially in the manner conducted in the 12-month period prior to the date hereof.

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(d) The Parties shall reasonably consult with each other promptly and prior to incurring any fees, costs or expenses (including any Regulatory Filing Fees) in connection with any approvals, authorizations, consents, orders, filings, registrations or notifications under the applicable Legal Requirements in connection with the execution, delivery and performance of the Transaction Agreements and the Transactions contemplated thereunder, and shall consider the other Parties’ comments as to the reasonableness of the amount of such fees, costs or expenses in good faith, and shall, upon request by such other Party(ies), provide reasonable relevant supporting documentation evidencing such fees, costs or expenses which would be incurred.

7.4 Other Filings; Press Release.

(a) As promptly as practicable after execution of this Agreement, Plutus will prepare and file a report on Form 6-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be agreed in advance in writing by the Principal Parties.

(b) Any press release announcing the execution of this Agreement issued by any Principal Party or its Affiliates shall be subject to the reasonable approval of the other Principal Party.

7.5 Confidentiality; Communications Plan; Access to Information.

(a) Beginning on the date hereof and ending on the second anniversary of this Agreement, each Party agrees to maintain in confidence any non-public information received from the other Parties, and to use such non-public information only for purposes of consummating the Transactions. With respect to each Party, such confidentiality obligations will not apply to: (i) information which was known to such Party or its Representatives prior to their receipt of such information from the another Party hereto; (ii) information which is or becomes generally known to the public without breach by such Party of this Agreement or an existing obligation of confidentiality; (iii) information acquired by such Party or its Representative from a third party who was not bound to an obligation of confidentiality; (iv) information developed by such Party independently without any reliance on the non-public information received from any other Party; (v) disclosure required by applicable Legal Requirement or stock exchange rule; or (vi) prior to the Closing, disclosure consented to in writing by Plutus (with respect to the non-public information of an Plutus Party) or the Target (with respect to the non-public information of the Target). Notwithstanding anything to the contrary, this Section 7.5(a) shall terminate and be of no further force or effect upon the Closing.

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(b) The Principal Parties shall reasonably cooperate to create and implement a communications plan regarding the Transactions promptly following the date hereof. Notwithstanding the foregoing, none of the Parties or any of their respective Affiliates will make any public announcement or issue any public communication regarding this Agreement, the other Transaction Agreements or the Transactions or any matter related to the foregoing, without the prior written consent of the Principal Parties (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by applicable Legal Requirements or stock exchange rules, in which case (other than routine disclosures to Governmental Entities in the ordinary course of business) the disclosing Party first shall allow such other Parties to review, to the extent reasonably practicable and subject to the Legal Requirements or stock exchange rules, as applicable, such public announcement or public communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (ii) if such announcement or other communication is made in connection with fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality; (iii) (x) internal announcements to employees of a Principal Party or (y) communications to banks, customers or suppliers of a Principal Party, in each case, as such Principal Party determines to be reasonably appropriate in good faith; (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with Section 7.4 or this Section 7.5(b); and (v) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement; provided that in the case of clause (iii), such announcement or other communication shall be made in accordance with the communication plan agreed upon by the Parties pursuant to the first sentence of this Section 7.5(b).

(c) The Target will afford Plutus and its Representatives reasonable access during normal business hours, upon reasonable advance written notice, to the properties, books, records and personnel of the Target Group Companies during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Target Group Companies, as Plutus may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of such Target Group Companies. Plutus will afford the Target and its Representatives reasonable access during normal business hours, upon reasonable advance written notice, to the properties, books, records and personnel of Plutus Group Companies during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of Plutus Group Companies, as the Target may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of Plutus Group Companies. Notwithstanding anything to the contrary, the Parties shall not be required to take any action, provide any access or furnish any information that such Party in good faith reasonably believes would be reasonably likely to (i) cause or constitute a waiver of the attorney-client or other privilege or, (ii) violate any Contract to which such Party is a party or bound, provided, that the Parties agree to cooperate in good faith to make alternative arrangements to allow for such access or furnishings in a manner that does not result in the events set out in clauses (i) and (ii).

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7.6 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including using reasonable best efforts to accomplish the following: (a) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VIII to be satisfied; (b) the obtaining of all necessary waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings with Governmental Entities, and the taking of all commercially reasonable steps as may be necessary to avoid any Legal Proceeding against this Agreement or any of the Transactions contemplated by this Agreement; (c) in the case of the Target, the obtaining of all consents, approvals or waivers from, and the notification to, as applicable, third parties set forth on Schedule 7.6(c) of the Target Disclosure Letter; (d) in the case of the Plutus Parties, the obtaining of all consents, approvals or waivers from, and the notification to, as applicable, third parties set forth on Schedule 7.6(d) of the Plutus Disclosure Letter; (e) the defending of any Legal Proceeding challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (f) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions.

7.7 Disclosure of Certain Matters. Each Party hereto will promptly provide the other Parties with prompt written notice of: (a) any event, development or condition of which it obtains Knowledge that: (i) is reasonably likely to cause any of the conditions set forth in Article VIII not to be satisfied; (ii) would require any amendment or supplement to the Proxy Statement; or (b) the receipt of written notice from any Person alleging that the consent of such Person may be required in connection with the Transactions.

7.8 No Solicitation.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Target shall not, and shall cause its Affiliates not to, and shall direct the Target’s and its Affiliates’ respective employees, agents, officers, directors, managers, representatives and advisors (collectively, “Representatives”) not to, directly or indirectly, other than as contemplated by this Agreement: (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Parties hereto and their respective Representatives) concerning any merger, consolidation, sale of any material portion of the ownership interests and/or assets of any of the Target Group Companies, recapitalization of any of the Target Group Companies or similar transaction involving any of the Target Group Companies (each, a “Target Business Combination”); (ii) enter into any Contract regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Target Business Combination; or (iii) commence, continue, renew or respond to any due diligence investigation regarding a Target Business Combination. The Target shall, and shall cause its Affiliates to, and shall cause the Target’s and its Affiliates’ respective Representatives to, immediately cease any and all existing discussions, negotiations or other engagement with any Person with respect to any Target Business Combination.

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(b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, each Plutus Party shall not, and shall cause their respective Affiliates not to, and shall direct each Plutus Party’s and their Affiliates’ respective Representatives not to, directly or indirectly, other than as contemplated by this Agreement: (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Parties hereto and their respective Representatives) concerning any merger, consolidation, sale of ownership interests or assets of the Plutus Group Companies, recapitalization of any of the Plutus Group Companies or similar transaction involving any of the Plutus Group Companies (each, a “Plutus Business Combination”); (ii) enter into any Contract regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Plutus Business Combination; or (iii) commence, continue, renew or respond to any due diligence investigation regarding a Plutus Business Combination. Each Plutus Party shall, and shall cause its Affiliates to, and shall cause each Plutus Party’s and their Affiliates’ respective Representatives to, immediately cease any and all existing discussions, negotiations or other engagement with any Person with respect to any Plutus Business Combination.

(c) Each Party shall promptly (and in no event later than 48 hours after becoming aware of such inquiry, proposal, offer or submission) notify the other Parties if it or, to its Knowledge, any of its or its Representatives receives any inquiry, proposal, offer or submission with respect to a Target Business Combination or a Plutus Business Combination, as applicable (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement. If any Party or its Representatives receives an inquiry, proposal, offer or submission with respect to a Target Business Combination or a Plutus Business Combination, as applicable, such Party shall provide the other Parties with a copy of such inquiry, proposal, offer or submission. Notwithstanding anything to the contrary, any Party may respond to any unsolicited proposal regarding a Target Business Combination or a Plutus Business Combination by stating only that such Party has entered into a binding definitive agreement with respect to a business combination and is unable to provide any information related to such Party or any of its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning a Target Business Combination or a Plutus Business Combination, as applicable.

7.9 Director and Officer Indemnification and Insurance.

(a) Target Group Companies.

(i) Plutus agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of any Target Group Company (each, together with such person’s heirs, executors or administrators, a “Target D&O Indemnified Party”), as provided in their respective Governing Documents, shall survive the Closing and shall continue in full force and effect. For a period of six years following the Closing Date, Plutus shall cause each Target Group Company to maintain in effect the exculpation, indemnification and advancement of expenses provisions of its Governing Documents as in effect immediately prior to the Closing Date, and Plutus shall, and shall cause the Target Group Companies to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Target D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

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(ii) Prior to the Closing, the Target shall use its commercially reasonable efforts to obtain a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “Target D&O Tail”) or alternatively an annual ongoing directors’ and officers’ liability insurance, in each case, in respect of acts or omissions occurring prior to the Effective Time, covering each such Person that is a director or officer of a Target Group Company currently covered by the Target’s and its Affiliates’ directors’ and officers’ liability insurance policies on terms with respect to coverage and amounts as commercially practicable under market conditions at such time. Where applicable, Plutus shall, and shall cause the Surviving Sub to, maintain the Target D&O Tail in full force and effect for their full terms and cause all obligations thereunder to be honored by the Target Group Companies, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 7.9(a)(ii).

(iii) The rights of each Target D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Governing Documents of any Target Group Company, any other indemnification arrangement, any Legal Requirement or otherwise. The obligations of Plutus and the Target Group Companies under this Section 7.9(a) shall not be terminated or modified in such a manner as to adversely affect any Target D&O Indemnified Party without the consent of such Target D&O Indemnified Party. The provisions of this Section 7.9(a) shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the Target D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.9(a).

(iv) If Plutus or, after the Closing, any Target Group Company, or any of their respective successors or assigns: (x) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (y) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Plutus or such Target Group Company, as applicable, assume the obligations set forth in this Section 7.9(a).

(b) Plutus.

(i) Plutus agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of Plutus (each, together with such person’s heirs, executors or administrators, an “Plutus D&O Indemnified Party”), as provided in its Governing Documents, shall survive the Closing and shall continue in full force and effect. For a period of six years following the Closing Date, Plutus shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of Plutus’s Governing Documents as in effect immediately after the Closing Date, and Plutus shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Plutus D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

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(ii) Prior to the Closing, Plutus shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “Plutus D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of Plutus currently covered by the Plutus and its Affiliates’ directors’ and officers’ liability insurance policies on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement (or as commercially practicable under market conditions at such time). The Plutus D&O Tail shall be maintained for the six-year period following the Closing. Plutus shall maintain the Plutus D&O Tail in full force and effect for its full term and honor all obligations thereunder, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 7.9(b)(ii).

(iii) The rights of each Plutus D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Governing Documents of Plutus, any other indemnification arrangement, any Legal Requirement or otherwise. The obligations of Plutus under this Section 7.9(b) shall not be terminated or modified in such a manner as to adversely affect any Plutus D&O Indemnified Party without the consent of such Plutus D&O Indemnified Party. The provisions of this Section 7.9(b) shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the Plutus D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.9(b).

(iv) If Plutus or any of their respective successors or assigns: (x) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (y) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Plutus assume the obligations set forth in this Section 7.9(b).

7.10 Tax Matters.

(a) Notwithstanding anything in this Agreement to the contrary, transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable by a Party hereto in connection with or by reason of the execution of this Agreement and the Transactions contemplated under this Agreement (but excluding the other Transaction Agreements) (collectively, “Transfer Taxes”) shall be borne and paid by Plutus, provided that, for the avoidance of doubt, Plutus shall not bear and pay/reimburse the Transfer Taxes of the Target in the event that the Closing does not occur. The party required by applicable Legal Requirement shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Parties shall reasonably cooperate with respect thereto as necessary).

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7.11 Board of Directors; Officer.

(a) Plutus shall take all necessary action prior to the Effective Time such that the Plutus Board, immediately after the Effective Time, shall consist of no more than six (6) directors (each, an “Plutus Director”), covering the five (5) existing directors of Plutus before the Closing, and one (1) to be designated to by the Target as a director and the chairman of the Board in writing by the Target at least ten (10) Business Days prior to the Closing.

(b) Each Plutus Director shall have one (1) vote.

(c) The chairman of the Board shall have a casting vote in the case of an equality of votes.

(d) The parties acknowledge that so long as Plutus remains a public reporting company, the Plutus Board will continue to satisfy applicable securities laws and the Nasdaq rules, including maintaining an independent audit committee. Plutus shall enter into an indemnification agreement with each member of the Plutus Board, on a form to be determined by Target in good faith, within fifteen (15) days of the appointment of the applicable members of the Plutus Board.

(e) Plutus shall take all necessary action prior to the Effective Time such that (i) the chief executive officer of Plutus in office immediately prior to the Effective Time shall cease to be an officer immediately following the Effective Time and (ii) such individuals designated in writing by the Target at least ten (10) Business Days prior to the Closing be appointed the officers of Plutus as of the Effective Time until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed.

7.12 Equity Incentive Plan. Prior to the Closing, Plutus shall approve and adopt an equity incentive plan (the “Equity Incentive Plan”) that provides for grant of equity incentive awards to its and its Subsidiaries’ directors, managers, executives and other employees with a total pool of awards of New Class A Shares not exceeding 2,000,000 New Class A Shares. The terms of such Incentive Equity Plan shall be prepared and designed by the Target prior to the Closing in its sole discretion. As soon as commercially reasonable following the Closing, Plutus shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the New Class A Shares issuable under the Equity Incentive Plan.

7.13 PIPE Financing.

(a) Plutus shall use reasonable best efforts to (i) (A) enter into subscription agreements or security purchase agreements (the “PIPE Subscription Agreements”), in a form or forms to be mutually agreed upon by Plutus and the Target, pursuant to which, among other things, the investor in the contemplated PIPE investments (each a “PIPE Investor” and together the “PIPE Investors”) shall agree to subscribe for and purchase on a date no later than the Closing Date, and Plutus shall agree to issue and sell to each such PIPE Investor on such date no later than the Closing Date, on the terms and subject to the conditions therein, such amount of newly issued Plutus Existing Shares at an issue price per Plutus Existing Share that is equal to or higher than the PIPE Per Share Issuance Floor Price, (B) enforce the obligations of the PIPE Investors under the PIPE Subscription Agreements, and (C) consummate the purchases contemplated by the PIPE Subscription Agreements on the terms and subject to the conditions set forth in the PIPE Subscription Agreements; (ii) satisfy all conditions to the PIPE Financing set forth in the PIPE Subscription Agreements that are within its control; and (iii) satisfy and comply with its obligations under the PIPE Subscription Agreements. For the avoidance of doubt, no Plutus Existing Share shall be issued pursuant to any PIPE Subscription Agreement at a price lower than the PIPE Per Share Issuance Floor Price.

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(b) Plutus shall not amend, modify, terminate or waive any provisions of any PIPE Subscription Agreement without the prior written consent of the Target.

(c) Plutus shall (i) promptly notify the Target upon having knowledge of any material breach or default under, or termination of, any PIPE Subscription Agreement (including any refusal or repudiation by any PIPE Investor with respect to its obligation and/or ability to provide the full financing contemplated by the applicable PIPE Subscription Agreement); and (ii) prior to delivering any written notice (or any other material notice) to a PIPE Investor with respect to any PIPE Subscription Agreement, deliver such notice to the Target for its prior review and consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(d) Plutus shall use reasonable best efforts to cause the aggregate cash proceeds actually received by Plutus prior to the Closing Date in respect to from all PIPE Investors pursuant to the PIPE Subscription Agreements (the “Aggregate PIPE Proceeds”) to be no less than US$2,000,000.00, but in any event not exceeding US$5,000,000.00.

7.14 Incorporation of Merger Sub and Execution and Delivery of Joinder to Merger Agreement.

(a) As soon as reasonably practicable after the date of this Agreement, Plutus shall cause Merger Sub to execute and deliver a joinder, in substantially the form attached hereto as Exhibit D (the “Joinder to Merger Agreement”) pursuant to which Merger Sub will accede to the terms of this Agreement and join this Agreement as a “Party”.

(b) Upon the incorporation of Merger Sub, the board of directors of Merger Sub shall unanimously (a) determine that it is fair to, and in the best interests of, Merger Sub and its shareholder, for Merger to execute the Joinder to consummate the Transactions contemplated under this Agreement, including the Merger, (b) approved the execution, delivery and performance of the Joinder to Merger Agreement, this Agreement and the consummation of the Transactions contemplated under this Agreement, including the Merger, and (c) determined to recommend that the sole shareholder of Merger Sub approve the execution, delivery and performance of the Joinder to Merger Agreement, this Agreement and the Plan of Merger by Merger Sub and the consummation of the Transactions contemplated under this Agreement and the Plan of Merger, including the Merger.

(c) Upon the incorporation of Merger Sub, Plutus, as the sole shareholder of Merger Sub, shall approve the execution, delivery and performance of the Joinder to Merger Agreement, this Agreement and the Plan of Merger by Merger Sub and the consummation by Merger Sub of the Transactions contemplated under this Agreement and the Plan of Merger, including the Merger.

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Article VIII

CONDITIONS TO THE TRANSACTION

8.1 Conditions to Obligations of Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Merger and the other Transactions contemplated under this Agreement shall be subject to the satisfaction of each of the following conditions as of the Closing:

(a) At the Special Meeting (including any adjournments thereof), the Plutus Shareholder Approval shall have been obtained and shall remain in full force and effect.

(b) The Target Required Regulatory Approvals and Plutus Required Regulatory Approvals shall have been made or obtained, as applicable, and remain effective.

(c) No provision of any applicable Legal Requirement prohibiting, enjoining, restricting or making illegal the consummation of the Transactions contemplated under this Agreement shall be in effect, and no temporary, preliminary or permanent restraining Order enjoining, restricting or making illegal the consummation of the Transactions contemplated under this Agreement shall be in effect.

(d) Nasdaq approval of the Listing Application submitted by Plutus shall have been obtained.

(e) No stop order, general suspension or material limitation of trading in the Plutus Existing Shares has been imposed or threatened by the SEC or Nasdaq.

8.2 Additional Conditions to Obligations of the Target. The obligations of the Target to consummate and effect the Merger and the other Transactions contemplated under this Agreement shall be subject to the satisfaction of each of the following conditions as of the Closing, any of which may be waived, in writing, exclusively by the Target:

(a) (i) The Fundamental Representations of each Plutus Party shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date); and (ii) all other representations and warranties set forth in Article V hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Plutus Material Adverse Effect” or any similar limitation contained herein) on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except in the case of this clause (ii), where any failures of such representations and warranties to be so true and correct, individually and in the aggregate, has not had and is not reasonably likely to have an Plutus Material Adverse Effect.

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(b) Each Plutus Party shall have performed or complied with all agreements and covenants required by this Agreement and the other Transaction Agreements to be performed or complied with by it on or prior to the Closing Date, in each case in all material respects.

(c) No Plutus Material Adverse Effect shall have occurred since the date of this Agreement.

(d) The Financial Requirement is satisfied as of the Closing Date.

(e) Plutus shall have delivered to the Target a certificate, signed by a duly authorized officer of Plutus and dated as of the Closing Date, certifying as to the matters set forth in Section 8.2(a) through Section 8.2(d).

(f) The memorandum and articles of association of Plutus shall have been amended and restated in its entirety in the form of the Plutus A&R MAA and the Plutus Existing Share Reclassification shall have occurred in connection therewith.

(g) The Plutus Board shall have passed resolutions to approve that immediately after the Effective Time, the Plutus Board shall consist of up to six (6) directors covering the five (5) existing directors of Plutus before the Closing, and one (1) to be designated by the Target as a director and the chairman of the Board (with a casting vote in the case of an equality of votes) in writing by the Target at least ten (10) Business Days prior to the Closing.

(h) The Equity Incentive Plan has been duly adopted.

(i) The Aggregate PIPE Proceeds shall be no less than US$2,000,000.00, but in any event not exceeding US$5,000,000.00.

(j) Merger Sub shall be incorporated as a Cayman Islands exempted company limited by shares under the name of “Coders Merger Sub Limited” as a direct, wholly owned subsidiary of Plutus and execute and deliver the Joinder to Merger Agreement as soon as practicable after the date of this Agreement but before the Closing.

8.3 Additional Conditions to the Obligations of Plutus. The obligations of the Plutus Parties to consummate and effect the Merger and the other Transactions contemplated under this Agreement shall be subject to the satisfaction of each of the following conditions as of the Closing, any of which may be waived, in writing, exclusively by Plutus:

(a) (i) The Fundamental Representations of the Target shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date); and (ii) all other representations and warranties set forth in Article IV hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Target Material Adverse Effect” or any similar limitation contained herein) on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except in the case of this clause (ii), where any failures of such representations and warranties to be so true and correct, individually and in the aggregate, has not had and is not reasonably likely to have a Target Material Adverse Effect.

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(b) The Target shall have performed or complied with all agreements and covenants required by this Agreement and the other Transaction Agreements to be performed or complied with by it on or prior to the Closing Date, in each case in all material respects.

(c) No Target Material Adverse Effect shall have occurred since the date of this Agreement.

(d) The Target shall have delivered to Plutus a certificate, signed by a duly authorized officer of Target and dated as of the Closing Date, certifying as to the matters set forth in Section 8.3(a) through Section 8.3(c).

(e) The Target Restructuring shall be consummated prior to the Closing in accordance with this Agreement.

(f) As soon as reasonably practicable after the date of this Agreement, each of the Percy’s Holding Vehicle and the Heng’s Holding Vehicle shall execute and deliver a joinder to the Lock-Up Agreement.

Article IX

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of the Principal Parties at any time;

(b) by any Principal Party if the Closing shall not have occurred by December 31, 2025 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Principal Party if the action or failure to act of such Principal Party (or in the case of Plutus, any Plutus Party) has been a principal cause of or resulted in the failure of the Closing to occur on or before the Outside Date and such action or failure to act constitutes a breach of this Agreement; provided, further, that in the event that, at the Outside Date, all of the conditions set forth in Sections 8.1 and 8.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, provided that each of such conditions is capable of being satisfied at the Closing), except for the condition set forth in Section 8.1(b), such Principal Party proposing to exercise the right to terminate this Agreement under this Section 9.1(b) shall have engaged in good faith discussion for a period of no less than five (5) Business Days with the other Principal Party on alternative solutions to carry out the commercial intent of the Transactions.

(c) by any Principal Party if a Governmental Entity shall have issued a final, non-appealable Order or taken any other non-appealable action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions contemplated under this Agreement, including the Merger; provided further, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any Party if the issuance of such final, non-appealable Order or the taking of such non-appealable action was due to such Party’s failure to comply with any provision of this Agreement;

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(d) by the Target, upon a breach of any covenant or agreement set forth in this Agreement on the part of any Plutus Party, or if any representation or warranty of any Plutus Party shall have become untrue, in either case, such that the conditions set forth in Sections 8.1 and 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach by the Plutus Party is curable by the Plutus Parties prior to the Outside Date, then the Target must first provide written notice of such breach to Plutus and may only terminate this Agreement under this Section 9.1(d) if such breach remains uncured on the earlier of: (i) thirty (30) days after delivery of written notice from the Target to Plutus of such breach, and (ii) fifteen (15) Business Days prior to the Outside Date; provided, further, that it being understood that the Target may not terminate this Agreement pursuant to this Section 9.1(d) if it shall have materially breached this Agreement and such breach has not been cured;

(e) by Plutus, upon a breach of any covenant or agreement set forth in this Agreement on the part of the Target or if any representation or warranty of the Target shall have become untrue, in either case such that the conditions set forth in Sections 8.1 and 8.3 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach is curable by the Target prior to the Outside Date, then Plutus must first provide written notice of such breach to the Target and may only terminate this Agreement under this Section 9.1(e), if such breach remains uncured on the earlier of: (i) thirty (30) days after delivery of written notice from Plutus to the Target of such breach, and (ii) fifteen (15) Business Days prior to the Outside Date; provided, further, that it being understood that Plutus may not terminate this Agreement pursuant to this Section 9.1(e) if it shall have materially breached this Agreement and such breach has not been cured; and

(f) by any Principal Party, if, at the Special Meeting (including any adjournments thereof), the Plutus Shareholder Approval is not obtained; provided that, Plutus may not terminate this Agreement pursuant to this Section 9.1(f) if such failure to obtain the Plutus Shareholder Approval is a result of any breach under any Plutus Voting Agreement by any Plutus Controlling Shareholder or any breach by any Plutus Party under this Agreement.

9.2 Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 9.1 above will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties.

(b) In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect and the Transactions contemplated under this Agreement shall be abandoned, except for and subject to the following: (i) Section 7.5(a) (Confidentiality; Communications Plan; Access to Information), this Section 9.2 (Notice of Termination; Effect of Termination) and Article XI (General Provisions) shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for any intentional breach of this Agreement or fraud.

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Article X

NO SURVIVAL

10.1 No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 10.1 nor anything else in this Agreement to the contrary (including Section 11.14) shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) the liability of any Person with respect to fraud.

Article XI

GENERAL PROVISIONS

11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date that transmission is confirmed electronically, if delivered by email; or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to any Plutus Party, to:

Plutus Financial Group Limited

8/F, 80 Gloucester Road, Wan Chai, Hong Kong S.A.R.

Attention: Mr. Luke Cheung, Mr. Jeff Yeung

Email: luke.cheung@plutusfingroup.com; jeff.yeung@plutusfingroup.com if to the Target to:

Choco Up Group Holdings Limited

23/F, Chinachem Leighton Plaza,

No.25-31 Leighton Road, Causeway Bay, Hong Kong S.A.R.

Attention: Mr. Percy Hung, Ms. Heng Tam

Email: percy@choco-up.com; heng@choco-up.com

with a copy to (which will not constitute notice):

Cleary Gottlieb Steen & Hamilton

37th Floor, Hysan Place, 500 Hennessy Road

Causeway Bay, Hong Kong

Attention: Denise Shiu

E-mail: dshiu@cgsh.com

or to such other address or to the attention of such other Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain) by means provided in this Section 11.1. If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

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11.2 Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available” mean that the subject documents or other materials were (a) delivered to such party or its legal counsel via electronic mail or hard copy form or (b) included in and available at the “2025 Due Diligence” online datasite hosted by OneDrive (in the case of Plutus Parties) and “Coders – DD Dataroom” online datasite hosted by Google Drive (in the case of the Target) at least one (1) Business Day prior to the date of this Agreement. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time. Unless specifically provided otherwise herein, all references to currency amounts in this Agreement shall mean United States dollars. References to “ordinary course of business” (or similar references) shall mean the ordinary course of business consistent with past practice (including as to amounts and terms, as applicable), but taking into account the circumstances, including restrictions imposed by Legal Requirements and health and safety considerations relating to COVID-19.

11.3 Counterparts; Electronic Delivery. This Agreement, the other Transaction Agreements and each other document executed in connection with the Transactions may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence. Facsimile and e-mailed copies of signatures in portable document format (PDF) shall be deemed to be originals for purposes of the effectiveness of this Agreement.

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11.4 Entire Agreement; Third Party Beneficiaries. This Agreement, the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) other than (i) at and after the Effective Time, Section 7.9 and (ii) this Section 11.4 and (iv) Section 11.14 (which will be for the benefit of the Persons set forth therein and herein), are not intended to confer upon any other Person other than the Parties any rights or remedies. Except as otherwise expressly provided herein, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a Party to this Agreement. Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) shall not apply to this Agreement or the other Transaction Agreements. Nothing in this Agreement shall be deemed to constitute a partnership between the Parties.

11.5 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible which most nearly reflects the Parties’ intent in entering into this Agreement.

11.6 Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement in any court having jurisdiction and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds. For the avoidance of doubt, under no circumstances shall (i) Plutus be permitted or entitled to receive both (A) a grant of injunction, specific performance or other equitable relief under this Section 11.6 that results in a Closing and (B) monetary damages, or (ii) the Target be permitted or entitled to receive both (A) a grant of injunction, specific performance or other equitable relief under this Section 11.6 that results in a Closing and (B) monetary damages .

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11.7 Governing Law. This Agreement and the consummation the Transactions contemplated under this Agreement, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions contemplated under this Agreement, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions contemplated under this Agreement, shall be governed by and construed in accordance with the laws of Hong Kong regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof, except that the following matters arising out of or relating to this Agreement shall be exclusively interpreted, construed and governed by and in accordance with the laws of the Cayman Islands, in respect of which the Parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the Cayman Islands: (a) the Merger, and whether or not it has taken effect; (b) the legal effect of the Merger, including but not limited to the vesting of the undertaking, property and liabilities of Merger Sub in the Surviving Sub; (c) the effectiveness of the cancellation of the Target Shares and the obligation on any Party to do so; (d) the fiduciary or other duties of the Plutus Board and the sole directors of Merger Sub and the extent to which there has been a breach of the same; (e) the general rights, duties and powers of the respective shareholders of Plutus, the Target and Merger Sub, including the rights provided for in Section 238 of the Cayman Companies Act with respect to any Dissenting Shares; and (f) the internal corporate affairs of Plutus, the Target and Merger Sub and the rights, duties and powers of the same, including whether there has been any breach of the same.

11.8 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Subject to the exception for matters to be governed by the laws of the Cayman Islands and subject to the jurisdiction of the courts of the Cayman Islands as set forth in Section 11.7, any Legal Proceeding arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the HKIAC Administered Arbitration Rules in force at the relevant time and as may be amended by this Section 11.8 (the “HKIAC Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the HKIAC Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

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(b) Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 11.8, any Party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its HKIAC Rules. Such application shall also be governed by, and construed in accordance with, the laws of Hong Kong. Nothing in this Section 11.8 shall be construed as preventing any Party from seeking conservatory or interim relief (including injunction, specific performance or other similar or comparable forms of equitable relief) from any court of competent jurisdiction pending final determination of the dispute by the arbitral tribunal.

(c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NON-COMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

11.9 Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction. Ambiguities in an agreement or other document will not be construed against the Party drafting such agreement or document.

11.10 Expenses. Except as otherwise expressly provided in this Agreement or the other Transaction Agreements, whether or not the Transactions are consummated, each Party shall pay, or cause to be paid, its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transaction Agreements and the consummation of the Transactions. Notwithstanding the foregoing:

(a) Following the Closing, Plutus shall bear the Plutus Transaction Costs, the Mutual Transaction Costs and the Target Transaction Costs. With respect to any Transaction Cost to be borne by Plutus in accordance with the foregoing sentences of this Section 11.10(a), following the Closing, Plutus shall (i) pay or cause to be paid such Transaction Costs to the extent unpaid as of the Closing Date, each as set forth on the Closing Payments Schedule and the Plutus Closing Certificate, respectively, and (ii) to the extent that any such Transaction Costs has been paid by any Person other than the Plutus Group Companies prior to the Closing Date, reimburse each applicable payor for the amount of such paid Transaction Costs.

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(b) Following any termination of this Agreement without the Closing having occurred, 25% of all Transaction Costs should be borne by Plutus and the remaining 75% of all Transaction Costs should be borne by the Target.

11.11 Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 11.11, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

11.12 Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties.

11.13 Extension; Waiver. At any time prior to the Closing, Plutus (on behalf of and only with respect to the Plutus Parties) or the Target (on behalf of and only with respect to Target) may, to the extent not prohibited by applicable Legal Requirements: (a) extend the time for the performance of any of the obligations of another Party; (b) waive any inaccuracies in the representations and warranties made by another Party contained herein or in any document delivered by another Party pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Transaction Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

11.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties to this Agreement, and no Related Party of a Party shall have any liability for any liabilities or obligations of the Parties for any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. No Party shall have any right of recovery in respect hereof against any Related Party of a Party and no personal liability shall attach to any Related Party of a Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Legal Requirement or otherwise. The provisions of this Section 11.14 are intended to be for the benefit of, and enforceable by the Related Parties of the Parties and each such Person shall be a third-party beneficiary of this Section 11.14. This Section 11.14 shall be binding on all successors and assigns of Parties.

11.15 Disclosure Letters and Exhibits. The Target Disclosure Letter and the Plutus Disclosure Letter shall each be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Target Disclosure Letter or the Plutus Disclosure Letter, as applicable; or (b) it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another representation and warranty of (i) the Target, or (ii) the Plutus Parties, as applicable, in this Agreement. Certain information set forth in the Target Disclosure Letter and the Plutus Disclosure Letter is or may be included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Target Disclosure Letter or the Plutus Disclosure Letter is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Target Disclosure Letter or the Plutus Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in the Target Disclosure Letter or the Plutus Disclosure Letter is or is not material for purposes of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

PLUTUS

PLUTUS FINANCIAL GROUP LIMITED

By:	/s/ Ting Kin CHEUNG
Name:	Ting Kin CHEUNG
Title:	Director

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

TARGET

CHOCO UP GROUP HOLDINGS LIMITED

By:	/s/ Percy HUNG
Name:	Percy HUNG
Title:	Director

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Lock-Up Agreement

Exhibit B

Form of Plan of Merger

Exhibit C

Form of Plutus A&R MAA

Exhibit D

Form of Joinder to Merger Agreement

Exhibit E

Target Restructuring Chart